Exhibit 10.1

EXECUTION VERSION

ABL CREDIT AND GUARANTY AGREEMENT

dated as of November 22, 2019

among

TIVO CORPORATION

as Borrower

CERTAIN SUBSIDIARIES OF BORROWER,

as Guarantors,

VARIOUS LENDERS,

MORGAN STANLEY SENIOR FUNDING, INC. and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Joint Lead Arrangers,

MORGAN STANLEY SENIOR FUNDING, INC.

as Administrative Agent and Collateral Agent

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Collateral Agent

$60,000,000 Revolving Loan Facility

4.8	[Reserved]	85
4.9	No Material Adverse Effect	85
4.10	Adverse Proceedings, Etc.	85
4.11	Payment of Taxes	85
4.12	Properties	85
4.13	Environmental Matters	86
4.14	No Defaults	86
4.15	Intellectual Property Licenses	86
4.16	Governmental Regulation	86
4.17	Federal Reserve Regulations; Exchange Act	87
4.18	Employee Matters	87
4.19	Employee Benefit Plans	87
4.20	Solvency	88
4.21	Compliance with Laws	88
4.22	Disclosure	89
4.23	Use of Proceeds	90
4.24	Collateral Documents	90
4.25	[Reserved.]	90
4.26	Certain Indebtedness	90
4.27	Insurance	90
4.28	Intellectual Property; Licenses, Etc.	90
4.29	Borrowing Base Certificate	91

SECTION 5. AFFIRMATIVE COVENANTS		91
5.1	Financial Statements and Other Reports	91
5.2	Existence	96
5.3	Payment of Taxes and Claims	96
5.4	Maintenance of Properties	96
5.5	Insurance	96
5.6	Books and Records; Inspections	97
5.7	Lender Calls	97
5.8	Compliance with Laws and Contractual Obligations	97
5.9	Environmental	98
5.10	Covenant to Guarantee Obligations and Provide Security	99
5.11	Additional Material Real Estate Assets	99
5.12	Further Assurances	101
5.13	Cash Management	101
5.14	Post-Closing Obligations	102
5.15	Existing Convertible Notes	102
5.16	Borrowing Base Reporting Requirements	102
5.17	Record Keeping	103
5.18	Field Examinations and Appraisals	103

SECTION 6. NEGATIVE COVENANTS		104
6.1	Indebtedness	104
6.2	Liens	106
6.3	Restricted Payments	109
6.4	Investments	110
6.5	Financial Covenants	112
6.6	Fundamental Changes; Asset Sales	112

6.7	No Further Negative Pledges	115
6.8	Sales and Lease-Backs	116
6.9	Transactions with Shareholders and Affiliates	116
6.10	Conduct of Business	116
6.11	Assets of the Borrower	117
6.12	Amendments or Waivers of Organizational Documents	117
6.13	Amendments or Waivers of with respect to Certain Indebtedness	117
6.14	Accounting Method	117
6.15	Material Contracts	117

SECTION 7. GUARANTY		117
7.1	Guaranty of the Obligations	117
7.2	Contribution by Guarantors	117
7.3	Payment by Guarantors	118
7.4	Liability of Guarantors Absolute	118
7.5	Waivers by Guarantors	120
7.6	Guarantors’ Rights of Subrogation, Contribution, Etc.	121
7.7	Subordination of Other Obligations	121
7.8	Continuing Guaranty	121
7.9	Authority of Guarantors or the Borrower	122
7.10	Financial Condition of the Borrower	122
7.11	Bankruptcy, Etc.	122
7.12	Discharge of Guaranty Upon Sale of Guarantor	123
7.13	Keepwell	123

SECTION 8. EVENTS OF DEFAULT		123
8.1	Events of Default	123
8.2	Application of Proceeds	126

SECTION 9. AGENTS		127
9.1	Appointment of Agents	127
9.2	Powers and Duties	128
9.3	General Immunity	128
9.4	Agents Entitled to Act as Lender or Issuing Bank	129
9.5	Lenders’ Representations, Warranties and Acknowledgment	130
9.6	Right to Indemnity	130
9.7	Successor Administrative Agent and Collateral Agent; Co-Collateral Agents	130
9.8	Collateral Documents and Guaranty	132
9.9	Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim	134

SECTION 10. MISCELLANEOUS		136
10.1	Notices	136
10.2	Expenses	137
10.3	Indemnity	137
10.4	Set-Off	138
10.5	Amendments and Waivers	139
10.6	Successors and Assigns; Participations	141
10.7	Independence of Covenants	144
10.8	Survival of Representations, Warranties and Agreements	144
10.9	No Waiver; Remedies Cumulative	144

10.10	Marshalling; Payments Set Aside	144
10.11	Severability	145
10.12	Obligations Several; Independent Nature of Lenders’ Rights	145
10.13	Headings	145
10.14	APPLICABLE LAW	145
10.15	CONSENT TO JURISDICTION	145
10.16	WAIVER OF JURY TRIAL	146
10.17	Confidentiality	146
10.18	Effectiveness; Counterparts	147
10.19	PATRIOT Act	147
10.20	Electronic Execution of Assignments	147
10.21	No Fiduciary Duty	148
10.22.	Permitted Holdco Transaction	148
10.23	Intercreditor Agreement	148
10.24	Acknowledgement Regarding Any Supported QFCs	148
10.26	Certain ERISA Matters	150

APPENDICES:	A	Revolving Commitments
	B	Notice Addresses

SCHEDULES:	1.1(B)	Specified Litigation
	3.1	Organizational and Capital Structure
	4.1	Jurisdictions of Organization and Qualification
	4.2(a)	Equity Interests and Ownership
	4.2(b)	Organizational Structure Following Spin-Off
	4.12	Real Estate Assets
	4.15	Intellectual Property Licenses
	4.28	Intellectual Property
	5.14	Post-Closing Obligations
	6.1	Certain Indebtedness
	6.2	Certain Liens
	6.4	Certain Investments
	6.9	Certain Affiliate Transactions

EXHIBITS:	A-1	Funding Notice
	A-2	Conversion/Continuation Notice
	B	Form of Note
	C-1	Compliance Certificate
	C-2	Payment Conditions Compliance Certificate
	D	Assignment Agreement
	E-1	Form of U.S. Tax Compliance Certificate
	E-2	Form of U.S. Tax Compliance Certificate
	E-3	Form of U.S. Tax Compliance Certificate
	E-4	Form of U.S. Tax Compliance Certificate
	F-1	Closing Date Certificate

F-2	Solvency Certificate
G	Counterpart Agreement
H	Security Agreement
I	[reserved]
J	Intercompany Note
K	Borrowing Base Certificate

v

ABL CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT, dated as of November 22, 2019, is entered into by and among TIVO CORPORATION, as Borrower, CERTAIN SUBSIDIARIES OF BORROWER, as Guarantors, the Lenders and Issuing Banks party hereto from time to time, MORGAN STANLEY SENIOR FUNDING, INC. (“Morgan Stanley”), as Administrative Agent (together with its permitted successors in such capacity, the “Administrative Agent”) and as the Collateral Agent (together with its permitted successor in such capacity, the “Collateral Agent”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”) as a Co-Collateral Agent.

RECITALS:

WHEREAS, capitalized terms used in these recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, the Lenders have agreed to extend a senior secured revolving loan facility to the Borrower (as defined below), in an aggregate principal amount not to exceed $60,000,000, the proceeds of which shall be used for general corporate purposes, including working capital and Permitted Acquisitions;

WHEREAS, the Borrower has agreed to secure all of its Secured Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a Lien on substantially all of its assets in accordance with the Credit Documents ranking, in the case of Term Priority Collateral, as a Second Priority Lien, and, in the case of all other Collateral, as a First Priority Lien; and

WHEREAS, the Guarantors have agreed to guarantee the obligations of the Borrower hereunder and to secure their respective Secured Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a Lien on substantially all of their respective assets in accordance with the Credit Documents, ranking, in the case of Term Priority Collateral, as a Second Priority Lien, and, in the case of all other Collateral, as a First Priority Lien.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

1.1 Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“ABL Priority Collateral” has the meaning assigned to such term in the Intercreditor Agreement.

“Accelerated Borrowing Base Delivery Event” means either (i) the occurrence and continuance of any Specified ABL Event of Default, or (ii) the failure of the Borrower for at least three (3) consecutive Business Days to maintain Excess Availability at least equal to the greater of (A) fifteen percent (15.0%) of the Maximum Borrowing Amount and (B) $9,000,000. For purposes of this Agreement, the occurrence of an Accelerated Borrowing Base Delivery Event shall be deemed continuing (i) so long as such Specified ABL Event of Default has not been cured or waived and/or (ii) if the Accelerated Borrowing Base Delivery Event arises as a result of the Borrower’s failure to achieve the Excess Availability threshold as required hereunder, until the Excess Availability for thirty (30) consecutive calendar days has exceeded the greater of (A) fifteen percent (15.0%) of the Maximum Borrowing Amount and (B) $9,000,000, in which case an Accelerated Borrowing Base Delivery Event shall no longer be deemed to be continuing for purposes of this Agreement. The termination of an Accelerated Borrowing Base Delivery Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Accelerated Borrowing Base Delivery Event in the event that the conditions set forth in this definition again arise.

“Account Debtor” means (i) for purposes of the definition of “Eligible Accounts”, any Person who may become obligated to any Borrowing Base Credit Party under, with respect to, or on account of, an Account and (ii) for all other purposes, any Person who may become obligated to any Credit Party under, with respect to, or on account of, an Account.

“Accounts” means, collectively, (i) any right to payment of a monetary obligation arising from or under any Intellectual Property License or the provision of merchandise, goods or services and (ii) without duplication, any “account” (as that term is defined in the UCC), any accounts receivable, any “payment intangibles” (as that term is defined in the UCC) and all other rights to payment and/or reimbursement of every kind and description, whether or not earned by performance.

“Adjusted Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (i) the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person which takes over the administration of such rate) for deposits of Dollars for the applicable Interest Period that is quoted by Bloomberg (or, to the extent such service ceases to be available, any successor to such service as determined by Administrative Agent) at approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement provided that, notwithstanding the foregoing, the Adjusted Eurodollar Rate shall at no time be less than 0% per annum; provided further that if the rate in clause (i) is not available for any reason, it shall be the rate that would be offered by three major banks in the London interbank market on the first day of such Interest Period.

“Administrative Agent” as defined in the preamble hereto.

“Adverse Proceeding” means any action, suit, proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Borrower or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened in writing against or affecting the Borrower or any of its Subsidiaries or any property of the Borrower or any of its Subsidiaries.

“Affected Lender” as defined in Section 2.15(b).

“Affected Loans” as defined in Section 2.15(b).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) solely with respect to Section 6.9, to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person, or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent” means each of (i) the Administrative Agent and (ii) the Co-Collateral Agents.

“Aggregate Amounts Due” as defined in Section 2.14.

“Aggregate Payments” as defined in Section 7.2.

“Aggregate Revolving Commitment” means the aggregate of the Revolving Commitments of all of the Lenders, as reduced or increased from time to time pursuant to the terms and conditions hereof. As of the Closing Date, the Aggregate Revolving Commitment is $60,000,000.

“Agreement” means this ABL Credit and Guaranty Agreement, dated as of November 22, 2019.

“Anti-Corruption Laws” means all applicable Laws relating to the prevention of corruption and bribery, including the FCPA, the U.K. Bribery Act of 2010, and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Anti-Money Laundering Laws” means applicable Laws relating to terrorism or money laundering, including Executive Order No. 13224, the PATRIOT Act and the Laws comprising or implementing the Bank Secrecy Act.

“Applicable Margin” means, for any day, with respect to any Base Rate Loan or Eurodollar Rate Loan, as the case may be, the applicable rate per annum set forth below under the caption “Base Rate Loans” or “Eurodollar Rate Loans”. The “Applicable Margin” shall be determined from the following pricing grid based upon the average daily Specified Excess Availability for the prior fiscal quarter; provided that:

(a) until and including the date that is the last day of the first full fiscal quarter ending after the Closing Date, the “Applicable Margin” will be the applicable rate per annum set forth below in Level II; and

(b) at the option of the Requisite Lenders, if the Borrower fails to deliver a Borrowing Base Certificate for the last month of a fiscal quarter and such failure shall continue unremedied for a period of three Business Days after the date by which such Borrowing Base Certificate is required to have been delivered pursuant to Section 5.16, the “Applicable Margin” will be that set forth in Level III during the period from the expiration of the time specified for such delivery until such Borrowing Base Certificate is so delivered.

Level	Average Daily Specified Excess Availability (as a percentage of the Maximum Borrowing Amount)	Base Rate Loans	Eurodollar Rate Loans
I	> 66.67%	0.50%	1.50%
II	≤ 66.67% but > 33.33%	0.75%	1.75%
III	≤ 33.33%	1.00%	2.00%

Notwithstanding anything to the contrary set forth above, (i) the Applicable Margin shall be calculated and established once each fiscal quarter and shall remain in effect until adjusted thereafter after the end of such fiscal quarter and (ii) each adjustment of the Applicable Margin shall be effective as of the first day of a fiscal quarter based on the average daily Specified Excess Availability for the immediately preceding fiscal quarter. Provided that the Borrower receives a written request from the Administrative Agent at least five Business Days prior to the end of a fiscal quarter, the Borrower shall within five Business Days after the commencement of the immediately succeeding fiscal quarter (other than with respect to the first full fiscal quarter ending after the Closing Date) provide a written notice to the Administrative Agent stating the level under the pricing grid set forth above that applies for such fiscal quarter based on the average daily Specified Excess Availability for the preceding fiscal quarter.

If any Borrowing Base Certificate delivered pursuant to Section 5 is shown to be inaccurate (regardless of whether this Agreement or the Revolving Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, the Borrower shall immediately (a) deliver to the Administrative Agent a corrected Borrowing Base Certificate for such Applicable Period, (b) determine the Applicable Margin for such Applicable Period based upon the corrected Borrowing Base Certificate, and (c) pay to the Administrative Agent for the benefit of the Lenders the accrued additional interest and other fees owing as a result of such increased Applicable Margin for such Applicable Period. The foregoing does not limit the rights of the Administrative Agent and the Lenders under the Credit Documents.

“Applicable Percentage” shall mean, at any time with respect to any Lender, the percentage of the Aggregate Revolving Commitment represented by such Lender’s Revolving Commitment at such time; provided that if any Lender is a Defaulting Lender at such time, the Applicable Percentages shall be calculated disregarding such Defaulting Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments of Loans and LC Exposures that occur after such termination or expiration and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Period” as defined in the definition of Applicable Margin.

“Applicable Reserve Requirement” means, at any time, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Rate Loans. A Eurodollar Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Arrangers” shall mean Morgan Stanley Senior Funding, Inc. and Wells Fargo Bank, National Association.

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any Person, in one transaction or a series of related transactions, of all or any part of the Borrower’s or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, including the Equity Interests of any of the Borrower’s Subsidiaries, other than (i) the sale and lease of inventory (for the avoidance of doubt, Patents are not inventory) and, to the extent the proceeds thereof are included in the calculation of Consolidated Net Income, the licensing of Intellectual Property in the ordinary course of business (other than exclusive licenses, including exclusive licenses of, or assignments to, the rights to commercialize Intellectual Property of the kind described in Section 6.6(k)) and (ii) dispositions of Cash and Cash Equivalents.

“Assignment Agreement” means an assignment and assumption agreement substantially in the form of Exhibit D, with such amendments or modifications as may be approved by the Administrative Agent.

“Assignment Effective Date” as defined in Section 10.6(b).

“AT&T” means AT&T Services Inc. and its Affiliates.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, vice president (or the equivalent thereof), chief financial officer or treasurer of such Person or, with respect to any Person that is not a corporation and that does not have officers, any individual holding any such position of the general partner, the sole member, managing member or similar governing body of such Person; provided that the secretary or assistant secretary of such Person shall have delivered an incumbency certificate to the Administrative Agent as to the authority of such Authorized Officer.

“Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Commitments in full.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-in Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus 1⁄2 of 1% and (iii) the sum of (a) the Adjusted Eurodollar Rate (after giving effect to any Adjusted Eurodollar Rate

“floor”) that would be payable on such day for a Eurodollar Rate Loan with a one (1) month interest period plus (b) 1.00% per annum; provided that, notwithstanding the foregoing, the Base Rate shall at no time be less than 1.00% per annum. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the Adjusted Eurodollar Rate for Dollar denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the Adjusted Eurodollar Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to:

(i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Adjusted Eurodollar Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Adjusted Eurodollar Rate with the applicable Unadjusted Benchmark Replacement for Dollar denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the Adjusted Eurodollar Rate:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of

(a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Adjusted Eurodollar Rate permanently or indefinitely ceases to provide the Adjusted Eurodollar Rate; or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the Adjusted Eurodollar Rate:

(1) a public statement or publication of information by or on behalf of the administrator of the Adjusted Eurodollar Rate announcing that such administrator has ceased or will cease to provide the Adjusted Eurodollar Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Adjusted Eurodollar Rate;

(2) a public statement or publication of information by the regulatory supervisor for the administrator of the Adjusted Eurodollar Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the Adjusted Eurodollar Rate, a resolution authority with jurisdiction over the administrator for the Adjusted Eurodollar Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the Adjusted Eurodollar Rate, which states that the administrator of the Adjusted Eurodollar Rate has ceased or will cease to provide the Adjusted Eurodollar Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Adjusted Eurodollar Rate; or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of the Adjusted Eurodollar Rate announcing that the Adjusted Eurodollar Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Requisite Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Requisite Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Adjusted Eurodollar Rate and solely to the extent that the Adjusted Eurodollar Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the Adjusted Eurodollar Rate for all purposes hereunder in accordance with the Section titled “Effect of Benchmark Transition Event” and (y) ending at the time that a Benchmark Replacement has replaced the Adjusted Eurodollar Rate for all purposes hereunder pursuant to the Section titled “Effect of Benchmark Transition Event.”

“Beneficiary” means each Agent, each Lender, each Hedge Bank, each Treasury Services Provider and “Beneficiaries” means, collectively, the Agents, the Lenders, the Issuing Banks, the Hedge Banks and the Treasury Services Providers.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board of Directors” shall mean, with respect to any person, (i) in the case of any corporation, the board of directors of such person, (ii) in the case of any limited liability company, the board of managers of such person, the requisite managers or members required under the Organizational Documents of such person or in the event of a sole member-managed limited liability company, the Board of Directors of such sole member, (iii) in the case of any partnership, the Board of Directors of the general partner of such person and (iv) in any other case, the functional equivalent of the foregoing.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Borrower” means (i) TiVo Corporation, a Delaware corporation and (ii) after giving effect to a Permitted Holdco Transaction, Holdco; provided that, for purposes of Section 5.1(a), (b), (c), (d) and (i), “Borrower” shall continue to refer to the Borrower (as defined before giving effect to such Permitted Holdco Transaction) for fiscal periods ending prior to the consummation of a Permitted Holdco Transaction.

“Borrowing” shall mean Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Rate Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means, at any time, (i) 85% of Eligible Accounts of the Borrowing Base Credit Parties (other than Eligible General Counterparty 30-Day Unbilled Accounts), plus (ii) 85% of Eligible General Counterparty 30-Day Unbilled Accounts of the Borrowing Base Credit Parties, plus (iii) 60% of the Eligible Specified Counterparty Unbilled Accounts of the Borrowing Base Credit Parties, minus (iv) all Reserves, if any, then in effect; provided that, in no event shall amounts included in the Borrowing Base pursuant to clauses (ii) and (iii) above, plus the amount of any Eligible Accounts that any Borrowing Base Credit Party characterizes as, or that are otherwise required under GAAP to be characterized as, deferred revenue, exceed, in the aggregate, 25% of the Maximum Borrowing Base Amount; provided, further, that in no event shall amounts included in the Borrowing Base that any Borrowing Base Credit Party characterizes as, or that are otherwise required under GAAP to be characterized as, deferred revenue exceed 10% of the Maximum Borrowing Base Amount. The Borrowing Base shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.16 (or, prior to the first such delivery, the Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 3.1(t)), subject to Reserves taken by the Co-Collateral Agents in accordance with Section 2.21.

“Borrowing Base Certificate” means a certificate prepared substantially on the basis of Exhibit N with adjustments to give effect to items that were not relevant as of the date of such certificate, executed and delivered by the Borrower, together with appropriate exhibits, schedules, supporting documentation and additional reports as outlined in Sections 5.16 and 5.17.

“Borrowing Base Credit Party” means each of Rovi Guides, Inc. and TiVo Solutions Inc.

“Borrowing Date” means the date on which a Loan is made.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, the term “Business Day” means any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Assets” shall mean, with respect to any person, all equipment, fixed assets and real property or improvements of such person, or replacements or substitutions therefor or additions thereto, that, in accordance with GAAP, have been or should be reflected as additions to property, plant or equipment on the balance sheet of such person.

“Capital Lease” means, subject to Section 1.2, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP in effect on the date hereof, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Lease Obligations” of any Person shall mean the obligations of such person to pay rent or other amounts under any Capital Lease, which obligations are required to be classified and accounted for as Capital Leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP (in each case subject to Section 1.2).

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Collateralize” shall mean, in respect of an obligation, to provide and pledge (as a first priority perfected security interest) cash collateral in Dollars in an amount equal to 105% of the applicable obligation (or such other amount as may be determined by the Administrative Agent and the applicable Issuing Bank), in each case at a location and pursuant to documentation in form and substance satisfactory to the Administrative Agent and the applicable Issuing Bank (and “Cash Collateralization” has a corresponding meaning). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral.

“Cash Dominion Event” means either (i) the occurrence and continuance of any Event of Default, or (ii) the failure of the Borrower for at least three (3) consecutive Business Days to maintain Excess Availability at least equal to the greater of (A) fifteen percent (15.0%) of the Maximum Borrowing Amount and (B) $9,000,000. For purposes of this Agreement, the occurrence of a Cash Dominion Event shall be deemed continuing (i) so long as such Event of Default has not been cured or waived and/or (ii) if the Cash Dominion Event arises as a result of the Borrower’s failure to achieve the Excess Availability threshold as required hereunder, until the Excess Availability for thirty (30) consecutive calendar days has exceeded the greater of (A) fifteen percent (15.0%) of the Maximum Borrowing Amount and (B) $9,000,000, in which case a Cash Dominion Event shall no longer be deemed to be continuing for purposes of this Agreement. The termination of a Cash Dominion Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Cash Dominion Event in the event that the conditions set forth in this definition again arise.

“Cash Equivalents” means, as at any date of determination, any of the following: (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one (1) year after such date; (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one (1) year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit, time deposits (including eurodollar time deposits) or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000; (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $5,000,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s; (vi) dollars, the lawful money of the European Union or the United Kingdom and any other foreign currency, provided such other foreign currency is not subject to exchange controls or other restriction on its conversion into United States dollars; (vii) repurchase obligations of any commercial bank (or any Affiliate thereof) satisfying the requirements of clause (iv) above, having a term of not more than 12 months and (viii) investments denominated in the currency of foreign jurisdictions with a maturity of not more than one year from the date of acquisition thereof which are substantially similar (including creditworthiness) to the items specified in subsections (i) through (vii) of this definition made in the ordinary course of business (and which, in the case of investments denominated in the currency of a jurisdiction other than the jurisdiction in which the Borrower or any of its Subsidiaries is organized, are made for non-speculative bona fide business purposes); provided that investments of the type described in clauses (vi), (vii) and (viii) shall apply solely with respect to funds invested by Foreign Subsidiaries of the Borrower; provided further that solely for the first 90 days after the Closing Date, “Cash Equivalents” shall also include Investments in Indebtedness listed on Schedule 6.4.

“Cash Interest Expense” shall mean, for any period, Consolidated Interest Expense for such period, less without duplication (a) interest on any debt paid by the increase in the principal amount of such debt including by accretion and issuance of additional debt of such kind, (b) to the extent included in the determination of Consolidated Interest Expense for such period, non-cash amounts attributable to amortization of financing costs paid in a previous period, (c) to the extent included in the determination of Consolidated Interest Expense, non-cash amounts attributable to amortization of debt discounts (including, without limitation, the amortization of any debt discounts recognized under ASC 470 in respect of convertible debt instruments that may be settled in cash upon conversion), and (d) any other non-cash amounts included in the determination of Consolidated Interest Expense for such period (but only to the extent that such amount is not required to be paid in cash in any subsequent period).

“Casualty Event” means any Cash payments or proceeds received by the Borrower or any of its Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of the Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change of Control” means, (i) any Credit Party becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act or otherwise) that any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) (other than, solely in connection with a Permitted Holdco Transaction, any Holdco as part of the consummation of such Permitted Holdco Transaction) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more on a fully diluted basis of the voting and/or economic interest in the Equity Interests of Borrower or (ii) any “change of control” or similar event under the Term Loan Credit Agreement or any other Material Indebtedness shall occur. For purposes of this definition, a person shall not be deemed to have beneficial ownership of Equity Interests subject to a stock purchase agreement, merger agreement, or similar agreement until the consummation of the transactions contemplated by such agreement.

“Closing Date” means the date on which all of the conditions precedent in Section 3.1 are satisfied (or waived in accordance with Section 10.5) and the Related Transactions are consummated.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit F-1.

“Co-Collateral Agents” means the Collateral Agent and any Other Collateral Agent.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means, collectively, all of the real, personal and mixed property (including Equity Interests) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Secured Obligations.

“Collateral Agent” as defined in the preamble hereto.

“Collateral Documents” means the Security Agreement, the Mortgages (if any), the Foreign Subsidiary Security Agreements, the Intellectual Property Security Agreements, the Control Agreements, the Intercreditor Agreement and any other intercreditor agreements or agreement among lenders, and all other instruments, documents and agreements delivered by or on behalf of any Credit Party pursuant to this Agreement or any of the other Credit Documents (including pursuant to the definition of “Permitted Holdco Transaction”) in order to grant to, or perfect in favor of, the Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Secured Obligations.

“Collections” means all cash, checks, notes, instruments and other items of payment (including insurance proceeds, cash proceeds of asset sales, rental proceeds and tax refunds).

“Collection Account” means any Deposit Account or Securities Account used for the collection of proceeds of Accounts of a Borrowing Base Credit Party

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Communications” as defined in Section 5.1(s)(i).

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C-1.

“Compliance Period” means a period (a) commencing on the last day of the fiscal quarter of the Borrower most recently ended prior to the occurrence of a Covenant Triggering Event, and (b) continuing through and including the first day after the occurrence of such Covenant Triggering Event that Excess Availability has equaled or exceeded the greater of (i) 12.5% of the Maximum Borrowing Amount, and (ii) $7,500,000 for thirty (30) consecutive calendar days.

“Concentration Account” as defined in Section 5.13(a).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA” means, for any period, an amount determined for the Borrower and its Subsidiaries on a consolidated basis equal to (i) Consolidated Net Income, plus, to the extent reducing Consolidated Net Income, the sum, without duplication, of amounts for (a) Consolidated Interest Expense, (b) total tax expense, (c) total depreciation expense, (d) total amortization expense, (e) other non-Cash charges reducing Consolidated Net Income (excluding any such non-Cash charge to the extent that it represents an accrual or reserve for potential Cash charge in any future period or amortization of a prepaid Cash charge that was paid in a prior period), (f) Transaction Costs, (g) fees, costs, expenses and charges incurred, or reserves taken, in connection with the Spin-Off and the related separation and reorganization of Spinco and the Spinco Business in an aggregate amount not to exceed $50.0 million, provided that the aggregate amount of fees, costs, expenses and charges added back pursuant to this clause (g) shall be zero for any Fiscal Quarter ending after the Fiscal Quarter ending December 31, 2020; (h) restructuring charges or reserves, including write-downs and write-offs, deducted (and not added back) in such period in computing Consolidated Net Income, any one-time costs incurred in connection with acquisitions and dispositions, and costs related to the closure, consolidation and integration of facilities, IT infrastructure and legal entities, and severance and retention bonuses, and (i) any expenses or charges (other than depreciation or amortization expense) related to any issuance by the Borrower of Equity Interests, any Investment, Asset Sale or recapitalization or the incurrence of Indebtedness permitted to be incurred hereunder (in each case whether or not successful), provided that the aggregate amount added back pursuant to clauses (h) and (i) in any Test Period, together with all amounts added back pursuant to clause (h) of the definition of “Consolidated Net Income” and any adjustments pursuant to clause (a) and clause (b) of the definition of “Pro Forma Basis” shall not, in the aggregate, exceed 12.5% of Consolidated Adjusted EBITDA (prior to giving effect to such addbacks) in any Test Period; minus (ii) the sum of amounts for (a) non-Cash gains increasing Consolidated Net Income for such period (excluding any such non-Cash gain to the extent it represents the reversal of an accrual or reserve for potential Cash item in any prior period) and (b) for each Fiscal Quarter occurring after the Fiscal Quarter in which the Spin-Off is consummated, and without duplication of the amount of such expenditure that has already reduced Consolidated Net Income for such period, the aggregate amount of R&D Costs for such period.

As of any date of determination, in each case with respect to any Permitted Acquisition only to the extent Consolidated Adjusted EBITDA can be ascertained in respect of such Permitted Acquisition, and with respect to any applicable Test Period, Consolidated Adjusted EBITDA shall be calculated on a Pro Forma Basis to give effect to any Permitted Acquisition consummated at any time on or after the first day of the Test Period and prior to the date of determination as if such Permitted Acquisition had been effected on the first day of such Test Period; provided that Consolidated Adjusted EBITDA shall not be calculated on such a Pro Forma Basis in respect of any Pro Forma Basis Excluded Transactions.

“Consolidated Capital Expenditures” shall mean, for any period, without duplication, all expenditures made directly or indirectly by Borrower and its Subsidiaries during such period for Capital Assets (whether paid in cash or other consideration, financed by the incurrence of Indebtedness or accrued as a liability), but excluding (i) expenditures made in connection with the replacement, substitution or restoration of property that is subject to a Casualty Event or in connection with the reinvestment of Net Asset Sale Proceeds and (ii) expenditures attributable to acquisitions of Capital Assets in Permitted Acquisitions. For purposes of this definition, the purchase price of equipment or other fixed assets that are purchased simultaneously with the trade-in of existing assets or with insurance proceeds shall be included in Consolidated Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such assets for the assets being traded in at such time or the amount of such insurance proceeds, as the case may be.

“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of (a) Cash Interest Expense paid in cash by the Borrower and its Subsidiaries for such period, plus (b) the amount of all cash payments made during such period by the Borrower and its Subsidiaries in respect of income taxes (net of cash income tax refunds received during such period), plus (c) scheduled principal payments during such period on all (x) Indebtedness for borrowed money and Indebtedness evidenced by promissory notes or similar instruments (other than the Existing Convertible Notes; provided that the principal amount of Existing Convertible Notes shall be excluded for purposes of this calculation solely to the extent of cash and Cash Equivalents of the Borrower and its Subsidiaries) to the extent the obligations evidenced by such promissory notes or similar instruments would be treated as debt under GAAP, in each case, to the extent such Indebtedness had an original final maturity date of more than one year from the date of incurrence and (y) the principal component of obligations with respect to Capital Leases, in each case, of the Borrower and its Subsidiaries (other than payments by the Borrower or any of its Subsidiaries to the Borrower or to any other Subsidiary) paid in cash during such period, plus (d) cash payments in respect of Dividends (other than Dividends made pursuant to Section 6.3(e) or (f)) made by the Borrower and its Subsidiaries for such period.

“Consolidated Indebtedness” shall mean, as at any date of determination, the aggregate amount of all Indebtedness of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, consisting of Indebtedness for borrowed money, obligations evidenced by bonds, debentures, notes or similar instruments, Capital Lease Obligations and synthetic lease obligations and unreimbursed obligations in respect of drawn letters of credit (subject to the proviso below); provided that Consolidated Indebtedness shall not include Indebtedness in respect of (i) unreimbursed obligations in respect of drawn letters of credit until five (5) Business Days after such amount is drawn, (ii) obligations under Treasury Services Agreements, (iii) obligations under Hedging Agreements and (iv) the Existing Convertible Notes.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of the Borrower and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and the interest portion of any deferred payment obligations of the Borrower or any of its Subsidiaries for such period; provided that Consolidated Interest Expense shall be calculated after giving effect to Hedging Agreements related to interest rates (including associated costs), but excluding unrealized gains and losses with respect to Hedging Agreements related to interest rates.

“Consolidated Net Income” means, for any period, (i) the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (ii) (a) the income (or loss) of any Person (other than a Subsidiary of the Borrower) in which any other Person (other than the Borrower or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or (subject to clause (b) below) any of its Subsidiaries by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower any of its Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Subsidiaries, (c) the income of any Subsidiary of Borrower (other than a Guarantor) to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (d) any after-tax gains or losses, together with any related provisions for taxes on any such gain (or the tax effect of any such loss), attributable to Asset Sales (other than any dispositions in the ordinary course of business), (e) non-Cash gains and losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such period; (f) non-Cash earnings resulting from any reappraisal, revaluation or write-up of assets; (g) non-Cash unrealized gains and losses with respect to Hedging Agreements for such period; (h) any net after-tax extraordinary or nonrecurring gains or losses (less all fees and expenses related thereto), provided that the amount in this clause (h) together with all amounts added back pursuant to clauses (h) and (i) of the definition of “Consolidated Adjusted EBITDA” and any adjustments pursuant to clause (a) and clause (b) of the definition of “Pro Forma Basis” shall not, in the aggregate, exceed 12.5% of Consolidated Adjusted EBITDA (prior to giving effect to such addbacks) in any Test Period; (i) and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations; and (j) the income (or loss) attributable to the early extinguishment of Indebtedness.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section 7.2.

“Control” means (i) in the case of each Deposit Account, “control,” as such term is defined in Section 9-104 of the UCC, and (ii) in the case of any Securities Account, “control,” as such term is defined in Section 8-106 of the UCC.

“Control Agreement” means an agreement, in form and substance satisfactory to the Collateral Agent, which provides for the Collateral Agent to have “control” (as defined in Section 9-104 of the UCC of the State of New York or Section 8-106 of the UCC of the State of New York, as applicable) of Deposit Accounts or Securities Accounts, as applicable.

“Controlled Account” as defined in Section 5.13(b).

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a written Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Copyrights” as defined in the Security Agreement.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit G delivered by a Credit Party pursuant to Section 5.10.

“Covenant Triggering Event” means any time that Excess Availability is less than the greater of (a) 12.5% of the Maximum Borrowing Amount and (b) $7,500,000.

“Covered Party” as defined in Section 10.24.

“Credit Document” means any of this Agreement, the Fee Letter, the Notes, if any, the Collateral Documents, and all other documents, certificates, instruments or agreements executed and delivered by or on behalf of a Credit Party (including pursuant to the definition of “Permitted Holdco Transaction”) for the benefit of the Administrative Agent or any Lender in connection with this Agreement on or after the date hereof.

“Credit Extension” shall mean the making of a Loan by a Lender, the issuance of a Letter of Credit by an Issuing Bank or the amendment, renewal or extension of an outstanding Letter of Credit by an Issuing Bank.

“Credit Party” means the Borrower and each Guarantor and “Credit Parties” means, collectively, the Borrower and all Guarantors. For avoidance of doubt, after giving effect to a Permitted Holdco Transaction, Holdco shall be a Credit Party.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.23(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank or any Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the

Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or Bail-In Action, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.23(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank and each Lender.

“Deposit Accounts” means, collectively, (i) all “deposit accounts” as such term is defined in the UCC and in any event shall include all accounts and sub-accounts relating to any of the foregoing accounts and (ii) all cash, funds, checks, notes and instruments from time to time on deposit in any of the accounts or sub-accounts described in clause (i) of this definition.

“Designated Non-cash Consideration” means any non-cash consideration received by the Borrower or its Subsidiaries in connection with an Asset Sale that is so designated as “Designated Non-cash Consideration” pursuant to an Officer’s Certificate delivered to the Administrative Agent, which certificate shall set forth the Fair Market Value of such non-cash consideration.

“Dilution” means, without duplication, with respect to any period, a percentage based upon the experience of the immediately prior twelve (12) month period that is the result of dividing the aggregate dollar amount of (a) all deductions, credit memos, returns, adjustments, allowances, bad debt write-offs and other non-cash credits which are recorded to reduce the Borrowing Base Credit Parties’ Accounts in a manner consistent with current and historical accounting practices of the Borrowing Base Credit Parties, by (b) the Borrowing Base Credit Parties’ total gross sales during such period; provided that prior to the Spin-Off, Dilution shall be calculated on a segment basis for each of the “Intellectual Property Licensing segment” and the “Product segment” (and the related Accounts generated by such segment).

“Dilution Reserve” means, as of any date of determination, a reserve established by the Co-Collateral Agents in an amount equal to the result of (a) the percentage by which Dilution is greater than 5%, times (b) the amount of Eligible Accounts as set forth on the most recent Borrowing Base Certificate received by the Co-Collateral Agents. If the Dilution does not exceed 5%, the Dilution Reserve shall be zero dollars ($0). Prior to the Spin-Off the Dilution Reserve shall be calculated and applied on a segment basis for Eligible Accounts relating to the “Intellectual Property Licensing segment” and the “Product segment”, respectively.

“Dish” means DISH Network L.L.C. and its Affiliates.

“Dish/EchoStar” means Dish and EchoStar and their respective Affiliates.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (iii) provides for scheduled payments or dividends payable in Cash, or (iv) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date; provided, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change in control, an asset sale, or “fundamental change” occurring prior to the 91st day after the Maturity Date shall not constitute Disqualified Equity Interests if the payment upon such redemption is contractually required to be paid only after the Obligations have been paid in full.

“Dividend” means any Restricted Payment other than Restricted Payments of the type described in clause (iv) of the definition thereof.

“Dollars” and the sign “$” mean the lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States, any state thereof or the District of Columbia.

“Early Opt-in Election” means the occurrence of:

(1) (i) a determination by the Administrative Agent or (ii) a notification by the Requisite Lenders to the Administrative Agent (with a copy to the Borrower) that the Requisite Lenders have determined that Dollar denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in this Section titled “Effect of Benchmark Transition Event,” are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the Adjusted Eurodollar Rate, and

(2) (i) the election by the Administrative Agent or (ii) the election by the Requisite Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Requisite Lenders of written notice of such election to the Administrative Agent.

“Earn-Out Obligations” means obligations of the acquirer or purchaser of any assets, equity or business to pay earn-outs or deliver other contingent consideration on a similar basis in connection therewith.

“EchoStar” means EchoStar Corporation and its Affiliates.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Accounts” means, at any time, each Account of a Borrowing Base Credit Party that, at any applicable date of determination, is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (dd) below. Eligible Accounts shall not include any Account:

(a) which is not subject to a first priority perfected security interest in favor of the Collateral Agent for the benefit of the Secured Parties;

(b) which is subject to any Lien other than (i) a Lien in favor of the Collateral Agent or (ii) a Permitted Lien which does not have priority over the Lien in favor of the Collateral Agent;

(c) (i) which is unpaid more than 90 days after its original due date or (ii) which is unpaid more than 120 days after the date of the original invoice therefor;

(d) which is owing by an Account Debtor for which more than 50% of the total Accounts owing from such Account Debtor and its Affiliates are ineligible under clause (c) above;

(e) which is owing by (x) a single Account Debtor (excluding Accounts of AT&T and Dish/EchoStar) but only to the extent the aggregate amount of all Accounts owing by such Account Debtor, and such Account Debtor’s Affiliates, to the Borrowing Base Credit Parties exceeds 20% of the aggregate value of all Eligible Accounts at the time of any determination (calculated without regard to this paragraph), (y) Dish/EchoStar but only to the extent the aggregate amount of all Accounts owing by Dish/EchoStar to the Borrowing Base Credit Parties exceeds 25% of the aggregate value of all Eligible Accounts at the time of any determination (calculated without regard to this paragraph) or (z) AT&T but only to the extent the aggregate amount of all Accounts owing by AT&T to the Borrowing Base Credit Parties exceeds 35% of the aggregate value of all Eligible Accounts at the time of any determination (calculated without regard to this paragraph);

(f) with respect to which any representation or warranty applicable to such Account contained in the Credit Documents is untrue in any material respect;

(g) which (i) except in the case of an Account owing by an Account Debtor under an Intellectual Property License, does not arise from the sale of goods or performance of services by any Borrowing Base Credit Party in the ordinary course of business or (ii) in the case of an Account owing by an Account Debtor under an Intellectual Property License, does not arise from the performance by any Borrowing Base Credit Party of its obligations under such Intellectual Property License in the ordinary course of business;

(h) which (i) represents a progress billing, (ii) is contingent upon any Borrowing Base Credit Party’s completion of any further performance, (iii) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis, or (iv) relates to payments of interest, fees or late charges;

(i) (i) for which the goods (if any) giving rise to such Account have not been shipped to the Account Debtor, (ii) except in the case of an Account under an Intellectual Property License, for which the services giving rise to such Account have not been performed by a Borrowing Base Credit Party or (iii) if such Account was invoiced more than once or in error;

(j) which is not evidenced by an invoice (or other documentation satisfactory to the Co-Collateral Agents) which has been sent to the Account Debtor; provided that Accounts not evidenced by an invoice (or other documentation satisfactory to the Co-Collateral Agents), shall not be deemed ineligible pursuant to this clause (j) so long as an invoice (or other documentation satisfactory to the Co-Collateral Agents) is scheduled to be sent, and is sent, to the Account Debtor within 30 days of such Account being fully earned, due and payable by the applicable Account Debtor (any Account described in this proviso that is not otherwise ineligible for inclusion in the calculation of the Borrowing Base pursuant to clauses (a) through (dd) of this definition, an “Eligible General Counterparty 30-Day Unbilled Account”); provided, further, that purposes of determining the amount of any Eligible General Counterparty 30-Day Unbilled Account for purposes of the Borrowing Base, the amount thereof shall be equal to the revenue accrued by any Borrowing Base Credit Party in accordance with GAAP thereunder (without duplication of any amounts that have been invoiced and are due and payable);

(k) with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(l) which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws (other than post-petition accounts payable of an Account Debtor that is a debtor-in-possession under the Bankruptcy Code and reasonably acceptable to the Collateral Agent), (iv) admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

(m) which is owed by any Account Debtor which has sold all or substantially all of its assets unless the payment obligations of such Account Debtor have been assumed by the purchaser of such assets under circumstances reasonably satisfactory to the Collateral Agent in its Permitted Discretion;

(n) which is owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S. or Canada (including any state or territory thereof) or (ii) is not organized under applicable law of the U.S., any state of the U.S., the District of Columbia or Canada (or any territory thereof), unless, in any such case, such Account (x) is backed by a letter of credit acceptable to the Collateral Agent which is in the possession of, and is directly drawable by, the Administrative Agent, (y) is owed by LG, Samsung, Sony or Panasonic, or (z) is owed by an Account Debtor organized under the applicable laws of Australia, Luxembourg, the Netherlands or the United Kingdom (including any state or territory of any of the foregoing) (each such Account Debtor, a “Foreign Account Debtor”) and does not exceed, when taken together with all other Accounts that are deemed Eligible Accounts pursuant to clauses (y) and (z), 20% of the aggregate book value of all Eligible Accounts at the time of any determination (calculated without regard to this paragraph);

(o) which is owed in any currency other than Dollars, British Pounds Sterling or Euros;

(p) which is owed by any (x) Affiliate of any Borrowing Base Credit Party or (y) any employee, officer or director of any Borrowing Base Credit Party or any of its Affiliates;

(q) which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Borrowing Base Credit Party is indebted, but only to the extent of such indebtedness, or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(r) which is subject to any counterclaim, deduction, defense, setoff or dispute resulting from a claim raised by an Account Debtor of which any Borrowing Base Credit Party or any Affiliate thereof is aware, but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;

(s) which is evidenced by any promissory note, chattel paper or instrument (each as defined in the UCC);

(t) which is owed by an Account Debtor (i) located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit the applicable Borrowing Base Credit Party to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Borrowing Base Credit Party has filed such report or qualified to do business in such jurisdiction or (ii) which is a Sanctioned Person;

(u) with respect to which any Borrowing Base Credit Party or any Affiliate thereof has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business but only to the extent of any such reduction, or any Account which was partially paid and such Borrowing Base Credit Party or such Affiliate created a new receivable for the unpaid portion of such Account;

(v) which is for goods that have been sold under a purchase order or pursuant to the terms of a contract, Intellectual Property License or other agreement or understanding (written or oral) that indicates or purports that any Person other than any Borrowing Base Credit Party has or has had an ownership interest in such goods, or which indicates any party other than any Borrowing Base Credit Party as payee or remittance party, provided that any Account which is for goods that have been sold pursuant to the terms of an oral contract, agreement or understanding will only be eligible if the Collateral Agent so determine in its Permitted Discretion following receipt of an evaluation and appraisal with respect to such Account;

(w) which was created on cash on delivery terms;

(x) that portion of any Account in respect of which there has been, or should have been, in accordance with GAAP, established by the applicable Borrowing Base Credit Party a contra account whether in respect of contractual allowances, audit adjustments, anticipated discounts or otherwise;

(y) which is owing by a Governmental Authority, unless the Account Debtor is the United States or any department, agency or instrumentality thereof and the Account has been assigned to the Collateral Agent in compliance with the Assignment of Claims Act;

(z) its payment has been extended or except in the case of an Account owing by an Account Debtor under an Intellectual Property License to the extent expressly provided therefor in the applicable Intellectual Property License, the Account Debtor has made a partial payment;

(aa) as to which, to the knowledge of the Borrower, there are any facts, events or circumstances which would impair the validity, enforceability or collectability of such Account or reduce the amount payable thereunder;

(bb) which is an Eligible Specified Counterparty Unbilled Account;

(cc) which constitutes Net Litigation Proceeds (as defined in the Term Loan Credit Agreement as in effect on the date hereof); or

(dd) which constitutes the proceeds of (i) the sale or other disposition (other than, for the avoidance of doubt, any non-exclusive license entered into by any Credit Party in the ordinary course of business) of Intellectual Property or (ii) any exclusive license of, or assignments to, the rights to commercialize Intellectual Property, including those of the kind described in Section 6.6(k).

“Eligible Assignee” means any Person (other than (x) a natural person or (y) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, one or more natural persons) that is (i) a Lender, (ii) an Affiliate of any Lender, (iii) a Related Fund, and (iv) any other Person approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed); provided that no Credit Party or Affiliate of a Credit Party shall be an Eligible Assignee.

“Eligible General Counterparty 30-Day Unbilled Accounts” as defined in clause (j) of the definition of Eligible Accounts; provided that in no event shall any Account owing by AT&T constitute an Eligible General Counterparty 30-Day Unbilled Account.

“Eligible Specified Counterparty Unbilled Accounts” means, collectively, any Eligible Unbilled AT&T Account and any Eligible Unbilled Dish/EchoStar Account.

“Eligible Unbilled AT&T Account” means any Account owing by AT&T (but not by any other Account Debtor) to any Borrowing Base Credit Party which is not evidenced by an invoice (or other documentation satisfactory to the Co-Collateral Agents) so long as (and, with respect to clause (i), to the extent that): (i) revenue has been earned and recognized by such Borrowing Base Credit Party with respect to such Account in accordance with GAAP, (ii) such Account is subject to quarterly invoicing on or about the last day of each Fiscal Quarter and (iii) such Account is not otherwise ineligible for inclusion in the calculation of the Borrowing Base pursuant to the definition of “Eligible Accounts” (ignoring, for this purpose, the exclusion in the definition of “Eligible Accounts” for Eligible Specified Counterparty Unbilled Accounts); provided that, the amount of such Account that constitutes an “Eligible Unbilled AT&T Account” for purposes of the Borrowing Base calculation shall be the equal to the amount of the next scheduled quarterly payment pursuant to the terms of the related Intellectual Property License multiplied by:

(a) with respect to the Borrowing Base Certificate as of the last day of the first calendar month of the Fiscal Quarter at the end of which such Account is scheduled to be invoiced or any time thereafter but prior to the last day of the second calendar month of such Fiscal Quarter, 33.33%; and

(b) with respect to the Borrowing Base Certificate as of the last day of the second calendar month of the Fiscal Quarter at the end of which such Account is scheduled to be invoiced or any time thereafter but prior to the last day of such Fiscal Quarter, 66.67% of such Fiscal Quarter;

provided, further, that if any Eligible Unbilled AT&T Account would constitute an Eligible General Counterparty 30-Day Unbilled Account, but for any exclusionary language in the definition thereof, such Account shall continue to be treated as an Eligible Unbilled AT&T Account.

“Eligible Unbilled Dish/EchoStar Account” means any Account that is owing by either Dish or EchoStar (but not by any other Account Debtor) to any Borrowing Base Credit Party which is not evidenced by an invoice (or other documentation satisfactory to the Co-Collateral Agents) so long as (and, with respect to clauses (i) and (ii), to the extent that): (i) revenue has been earned and recognized by such Borrowing Base Credit Party with respect to such Account in accordance with GAAP, (ii) such Borrowing Base Credit Party is permitted to invoice Dish or EchoStar, as applicable, not later than six months from the applicable date of determination under this Agreement for such Account pursuant to the terms of the Intellectual Property License under which such Account was generated and (iii) such Account is not otherwise ineligible for inclusion in the calculation of the Borrowing Base pursuant to the definition of “Eligible Accounts” (ignoring, for this purpose, the exclusion in the definition of “Eligible Accounts” for Eligible Specified Counterparty Unbilled Accounts); provided, that if any Eligible Unbilled Dish/EchoStar Account would constitute an Eligible General Counterparty 30-Day Unbilled Account such Account shall be treated as an Eligible General Counterparty 30-Day Unbilled Account (and not an Eligible Unbilled Dish/EchoStar Account) for purposes of the Borrowing Base calculation.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to the Borrower or any of its Subsidiaries or any Facility.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding Indebtedness convertible or exchangeable into the foregoing unless and to the extent converted or exchanged.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member; and (iii) for purposes relating to Section 412 of the Code only, any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of the Borrower or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of the Borrower or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Borrower or such Subsidiary and with respect to liabilities arising after such period for which the Borrower or such Subsidiary could be liable under the Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for thirty (30) day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4063 or Section 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or Section 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is insolvent within the meaning of Section 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or Section 4042 of ERISA or is, or is expected to be, in “critical” or “endangered” status under Section 432 of the Code or Section 305 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; (xi) the imposition of a Lien pursuant to Section 430(k) of the Code or ERISA or a violation of Section 436 of the Code; (xii) the occurrence of a prohibited transaction within the meaning of Section 406 of ERISA with respect to any Employee Benefit Plan; or (xiii) the occurrence of any Foreign Plan Event.

“Eurodollar Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Excess Availability” means, at any time, the remainder of (i) the Maximum Borrowing Amount less (ii) the aggregate amount of the Revolving Credit Exposures at such time.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Accounts” means (i) any Deposit Account used solely for funding payroll or segregating payroll taxes or funding other employee wage or benefit, (ii) zero balance accounts the entire balance of which is swept each Business Day to a Deposit Account subject to a Control Agreement, (iii) Deposit Accounts that do not have an aggregate Cash balance for all such Deposit Accounts at any time exceeding $5.0 million, (iv) Securities Accounts that do not have an aggregate balance of Cash or Cash Equivalents for all such Securities Accounts at any time exceeding $5.0 million, (v) Deposit Accounts exclusively holding cash collateral representing Liens permitted by Section 6.2(p) and (u), (vi) any Deposit Account or Securities Account that has transitory balances (provided that such transitory balances are not held in such account for longer than three Business Days unless such Deposit Account or Securities Account otherwise qualifies as an Excluded Account pursuant to clauses (i) through (v) above) directly in connection with the consummation of the Spin-Off and (vii) any Deposit Account or Securities Account used solely to hold Cash and/or Cash Equivalents securing Indebtedness that is permitted to be secured pursuant to Section 6.2(cc) in an amount at any time not exceeding, in the aggregate, $15.0 million; provided that no Collection Account shall be an Excluded Account.

“Excluded Cash and Cash Equivalents” as defined in Section 6.2(cc).

“Excluded Subsidiary” means (i) each Domestic Subsidiary that is an Immaterial Subsidiary (provided that, to the extent any such Domestic Subsidiary no longer qualifies as an Immaterial Subsidiary, such Domestic Subsidiary shall cease to be an Excluded Subsidiary by virtue of this clause (i)), (ii) except as provided in Section 5.10, any Foreign Subsidiary of Borrower that is a CFC (provided that, to the extent any such Foreign Subsidiary becomes a Domestic Subsidiary, it shall cease to be an Excluded Subsidiary by virtue of this clause (ii)), (iii) except as provided in Section 5.10, each Foreign Subsidiary Holding Company (provided that, to the extent all of any such Domestic Subsidiary’s assets shall no longer consist of Equity Interests (or, if applicable, Indebtedness) in one or more Foreign Subsidiaries, such Domestic Subsidiary shall cease to be an Excluded Subsidiary by virtue of this clause (iii)), (iv) each Subsidiary of (1) a Foreign Subsidiary that is a CFC or (2) a Foreign Subsidiary Holding Company, (v) any Domestic Subsidiary acquired after the Closing Date that is prohibited by any applicable law, rule or regulation, or by any contractual obligation (so long as, in respect of any such contractual prohibition, such prohibition is not incurred in contemplation of such acquisition), from guaranteeing the Secured Obligations or granting Liens to secure the Secured Obligations (and for so long as such restriction or any replacement or renewal thereof is in effect), or which would require governmental (including regulatory) approval, license or authorization to provide a guarantee unless such consent, approval, license or authorization has been received, or for which the provision of a guarantee or grant of a Lien would result in material adverse tax consequences to the Borrower or one of its Subsidiaries as reasonably determined in good faith by the Borrower and the Co-Collateral Agents, and (vi) to the extent determined by the Borrower and the Co-Collateral Agents, any Domestic Subsidiary to the extent the cost or other consequences of providing a guarantee of the Secured Obligations by such Domestic Subsidiary would be excessive in light of the benefits to be obtained by the Lenders therefrom. Notwithstanding the foregoing, (w) any Subsidiary that provides a guaranty or otherwise is an obligor in respect of the Term Loan Facility or provides a guarantee or is otherwise an obligor of any Material Indebtedness of any Credit Party shall not in any event be an Excluded Subsidiary (and if such Subsidiary is an Excluded Subsidiary at the time of providing such guaranty or otherwise becoming an obligor on the Term Loan Facility or any other Material Indebtedness, shall cease to be deemed an Excluded Subsidiary), (x) no Subsidiary that is a Guarantor on the Closing Date shall be deemed an Excluded Subsidiary, (y) other than the Patents owned by Rovi Europe Ltd. on the date hereof, no Subsidiary of Borrower shall be an Excluded Subsidiary if it owns any Patent or Patents that are individually or collectively material to the Intellectual Property licensing business of the Borrower and its Subsidiaries, and (z) in no event shall any Borrowing Base Credit Party constitute an Excluded Subsidiary.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Revolving Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Revolving Commitment (other than pursuant to an assignment request by the Borrower under Section 2.20) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Convertible Notes” shall mean the 0.500% convertible senior notes due 2020 initially issued by Rovi Corporation.

“Existing Indebtedness” means (a) the Amended and Restated Credit Agreement originally dated as of July 2, 2014 and amended and restated as of January 26, 2017, among Rovi Solutions Corporation, a Delaware corporation and Rovi Guides, Inc, a Delaware corporation, as borrowers, TiVo Corporation, a Delaware corporation, Rovi Corporation, a Delaware corporation, the other guarantors party thereto, the lenders from time to time party thereto, the joint bookrunners and lead arrangers party thereto and Morgan Stanley Senior Funding, Inc. as administrative agent and collateral agent and (b) all other Indebtedness existing on the Closing Date other than the Indebtedness specified on Schedule 6.1.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Borrower or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Fair Market Value” means, with respect to any asset (including any Equity Interests of any Person), the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by the Board of Directors or, pursuant to a specific delegation of authority by such Board of Directors or a designated senior executive officer, of the Borrower, or the Subsidiary of the Borrower which is selling or owns such asset.

“Fair Share” as defined in Section 7.2.

“Fair Share Contribution Amount” as defined in Section 7.2.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§78dd-1 et seq.).

“Federal Funds Effective Rate” means for any day, the rate per annum equal calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day, by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Fee Letter” means that certain Amended and Restated Fee Letter dated as of October 3, 2019 by and among Morgan Stanley, BofA Securities, Inc. and the Borrower.

“Financial Officer” means the chief executive officer, chief financial officer, chief accounting officer or controller of the Borrower.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief executive officer, chief financial officer or controller of the Borrower that such financial statements fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is senior in priority to any other Lien to which such Collateral is subject, other than Permitted Liens applicable to such Collateral which as a matter of law have priority over the respective Liens on such Collateral created pursuant to the relevant Collateral Document.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrower ending on December 31 of each calendar year.

“Fixed Charge Coverage Ratio” means, on any date, the ratio of (a) (i) Consolidated Adjusted EBITDA for the most recently ended Test Period (or, for the purposes of calculating Fixed Charge Coverage Ratio on a Pro Forma Basis for purposes of establishing the Payment Conditions in respect of the Spin-Off, Remainco Adjusted EBITDA for the most recently ended Test Period), minus (ii) the aggregate amount of all Consolidated Capital Expenditures made by the Borrower and its Subsidiaries (other than Consolidated Capital Expenditures to the extent financed with net cash proceeds received by the Borrower or any of its Subsidiaries from the incurrence of long-term Indebtedness, but including Consolidated Capital Expenditures to the extent financed with proceeds of Loans) during such Test Period to (b) Consolidated Fixed Charges for such Test Period.

As of any date of determination, in each case with respect to any Permitted Acquisition only to the extent Consolidated Adjusted EBITDA can be ascertained in respect of such Permitted Acquisition, and with respect to any applicable Test Period, Fixed Charge Coverage Ratio shall be calculated on a Pro Forma Basis to give effect to any Permitted Acquisition consummated at any time on or after the first day of the Test Period and prior to the date of determination as if such Permitted Acquisition (and any Indebtedness incurred or repaid in connection therewith) had been effected on the first day of such Test Period; provided that Consolidated Adjusted EBITDA shall not be calculated on such a Pro Forma Basis in respect of any Pro Forma Basis Excluded Transactions. For purposes of giving pro forma effect to the incurrence of any Indebtedness, if such Indebtedness bears a floating rate of interest, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Agreement applicable to such Indebtedness).

“Flood Certificate” means a “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function.

“Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of the Collateral Agent, for the benefit of Secured Parties, with buildings or mobile homes located in a Flood Zone.

“Flood Program” means the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004.

“Flood Zone” means areas having special flood hazards as described in the National Flood Insurance Act of 1968.

“Foreign Account Debtor” as defined in clause (n) of the definition of “Eligible Accounts”.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by any Credit Party or any of their respective Subsidiaries with respect to employees employed outside the United States.

“Foreign Plan Event” means, with respect to any Foreign Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice from a Governmental Authority relating to the intention to terminate any such Foreign Plan or to appoint a trustee or similar official to administer any such Foreign Plan, or alleging the insolvency of any such Foreign Plan, (d) the incurrence of any liability by any Credit Party or any of their respective Subsidiaries under applicable law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any liability by any Credit Party or any of their respective Subsidiaries, or the imposition on any Credit Party or any of their respective Subsidiaries of any fine, excise tax or penalty resulting from any noncompliance with any applicable law.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary Holding Company” means any Domestic Subsidiary (a) substantially all of the assets of which consist of the Equity Interests (and, if applicable, Indebtedness) of one or more Foreign Subsidiaries that are CFC’s or (b) that is treated as a disregarded entity for U.S. federal income tax purposes, and substantially all assets of which are located outside of the United States and which may include Equity Interests (or, if applicable, Indebtedness) of one or more Foreign Subsidiaries.

“Foreign Subsidiary Security Agreement” shall mean each security document or pledge agreement delivered pursuant to Section 5.10 by a Material Foreign Subsidiary in accordance with applicable local or foreign law to grant a valid, perfected security interest in any property as collateral for the Secured Obligations.

“Funding Guarantors” as defined in Section 7.2.

“Funding Notice” means a written notice substantially in the form of Exhibit A-1.

“GAAP” means, subject to the provisions of Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Government Official” includes, but is not limited to, any employee, agent, or instrumentality of any government, including departments or agencies of a government and businesses that are wholly or partially government-owned, and any employees of such businesses, as well as departments or agencies of public international organizations. This term includes, but is not limited to, all employees, agents, and instrumentalities of state-owned or state-controlled entities or businesses, including hospitals, laboratories, universities, and other research institutions. The term “Government Official” also applies to individuals who are members of political parties or hold positions in political parties.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government, any court, any securities exchange or any self-regulatory organization, in each case whether associated with a state of the United States, the United States, or a foreign entity or government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank). “Governmental Authority” shall include the National Association of Insurance Commissioners.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Guaranteed Obligations” as defined in Section 7.1.

“Guarantor” means (i) the Borrowing Base Credit Parties and (ii) each other Subsidiary of the Borrower, other than, in the case of this clause (ii), any Excluded Subsidiary.

“Guaranty” means the guaranty of each Guarantor set forth in Section 7.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Bank” shall mean each counterparty to a Hedging Agreement existing on or entered into after the Closing Date if such person was an Agent, a Lender or an Issuing Bank or an Affiliate of an Agent, a Lender or an Issuing Bank (x) on the Closing Date, in the case of a Hedging Agreement existing on the Closing Date or (y) at the date of entering into such Hedging Agreement, in the case of a Hedging Agreement entered into after the Closing Date.

“Hedge Termination Value” means, in respect of any one or more Secured Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Secured Hedging Agreements, (a) for any date on or after the date the payment obligations under such Secured Hedging Agreement have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) or maximum peak exposure value for such payment obligations under such Secured Hedging Agreement, as determined based upon customary industry practices.

“Hedging Agreement” means (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, currency swap transactions, cross-currency rate swap transactions, currency options, cap transactions, floor transactions, collar transactions, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options or warrants to enter into any of the foregoing), whether or not any such transaction is governed by, or otherwise subject to, any master agreement or any netting agreement, and (ii) any and all transactions or arrangements of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement (or similar documentation) published from time to time by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such agreement or documentation, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Historical Financial Statements” means as of the Closing Date, (i) the audited financial statements of TiVo Corporation and its Subsidiaries, for the immediately preceding three Fiscal Years, consisting of consolidated balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years, and (ii) the unaudited financial statements of TiVo Corporation and its Subsidiaries as of the most recent Fiscal Quarter ended after the date of the most recent audited financial statements and at least 45 days prior to the Closing Date, consisting of a consolidated balance sheet and the related consolidated statements of income and cash flows for the three-, six - or nine-month period, as applicable, ending on such date, and, in the case of clauses (i) and (ii), certified by the chief financial officer of TiVo Corporation that they fairly present, in all material respects, the financial condition of TiVo Corporation and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Holdco” shall have the meaning assigned to such term in the definition of the term “Permitted Holdco Transaction”.

“Holdco Accession Documents” means, collectively, (i) an accession agreement in form and substance satisfactory to the Co-Collateral Agents pursuant to which Holdco shall expressly assume all obligations of the “Borrower” under this Agreement and the other Credit Documents (and corporate authorization documentation related to the foregoing, together with a customary secretary’s certificate attaching such authorization documentation and the then-current organizational documents of Holdco), (ii) a counterpart agreement in form and substance satisfactory to the Co-Collateral Agents pursuant to which the Person that is the Borrower (immediately prior to giving effect to the Permitted Holdco Transaction) becomes a party to this Agreement and the other Credit Documents as a “Guarantor” (and corporate authorization documentation related to the foregoing, together with a customary secretary’s certificate attaching such authorization documentation and the then-current organizational documents of such Person), (iii) a reaffirmation agreement in form and substance satisfactory to the Co-Collateral Agents pursuant to which each Credit Party (other than Holdco and the Person that is the Borrower immediately prior to giving effect to the Permitted Holdco Transaction) shall have reaffirmed that its Guaranty of, and grant of any Liens as security for, the Secured Obligations shall apply to Holdco’s obligations under this Agreement, (iv) such other documentation as the Co-Collateral Agents determine is necessary or desirable to cause Holdco, and each of its applicable Subsidiaries, to comply with the requirements of Section 5.10 after giving effect to the Permitted Holdco Transaction, including documentation pursuant to which Holdco pledges the Equity Interests in the Person that is the Borrower immediately prior to giving effect to the Permitted Holdco Transaction, (v) an executed copy of an opinion of counsel to the Credit Parties, as to such matters as the Co-Collateral Agents may reasonably request with respect to the foregoing and in form and substance reasonably satisfactory to the Co-Collateral Agents, and (vi) all documentation and other information with respect to Holdco required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act (and the Agents and the Lenders shall have had a reasonable period of time to review such documentation and other information in order to ensure compliance with applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act, prior to Holdco becoming a party to this Agreement).

“Immaterial Subsidiary” means on any date, any Subsidiary of Borrower that has total assets of not more than $15.0 million as reflected in the most recent financial statements delivered pursuant to Section 5.1(b) or (c) hereof; provided that (i) the total assets of all Immaterial Subsidiaries shall not at any time exceed $50.0 million as reflected in the most recent financial statements delivered pursuant to Section 5.1(b) or (c) hereof, and (ii) the total revenues attributable to all Immaterial Subsidiaries shall not exceed (y) prior to the consummation of the Spin-Off, 7.0% of the total consolidated revenues of Borrower and its Subsidiaries and (z) after the consummation of the Spin-Off, 5.0% of the total consolidated revenues of Borrower and its Subsidiaries, in each case, as reflected in the most recent financial statements delivered pursuant to Section 5.1(b) or (c) hereof; and provided further that none of TiVo Corporation, Rovi Corporation or TiVo Solutions shall be an Immaterial Subsidiary.

“Increased-Cost Lenders” as defined in Section 2.20.

“Indebtedness” means, as applied to any Person, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) any obligation owed for all or any part of the deferred purchase price of property or services (excluding trade payables and accrued obligations on normal trade terms incurred in the ordinary course of business that are not overdue by more than 90 days, time-based licenses entered into in the ordinary course of business and operating leases); provided that Earn-Out Obligations shall not be deemed Indebtedness unless and to the extent required to be recorded as a liability on the balance sheet of such Person in accordance with GAAP; (iv) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person (but limited to the Fair Market Value of such property or asset); (v) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vi) Disqualified Equity Interests; (vii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of Indebtedness of another; (viii) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the Indebtedness of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (ix) any liability of such Person for Indebtedness of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such Indebtedness or any security therefor, or to provide funds for the payment or discharge of such Indebtedness (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (ix), the primary purpose or intent thereof is as described in clause (viii) above; and (x) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including under any Hedging Agreement, in each case entered into for hedging purposes; provided that endorsements of instruments for deposit or collection in the ordinary course of business, typical contractual indemnities provided in the ordinary course of business and any product warranties shall not constitute Indebtedness. Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such Person is not liable therefor. The “amount” or “principal amount” of any guaranty or other contingent liability referred to in clause (vii), (viii) or (ix) above shall be an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty or other contingent obligation is made or, (x) if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith or (y) if the amount of the guaranty or other contingent liability is less than the determinable amount of the primary obligation (e.g., because of limited recourse to the guarantor), the maximum amount of potential liability on account of such guaranty or other contingent obligation.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees, disbursements and other charges of counsel) in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect, special or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the syndication of the credit facilities provided for herein or the use or intended use of the proceeds thereof, any amendments, waivers or consents with respect to any provision of this Agreement or any of the other Credit Documents, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)) or (ii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of the Borrower or any of its Subsidiaries.

“Indemnified Taxes” means (a) any Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” as defined in Section 10.3(a).

“Intellectual Property” as defined in the Security Agreement.

“Intellectual Property Asset” means, at the time of determination, any interest (fee, license or otherwise) then owned by any Credit Party in any Intellectual Property.

“Intellectual Property Licenses” means any and all agreements, licenses and covenants (including covenants not to sue for infringement, dilution or other violation of any Intellectual Property or permitting co-existence with respect to any Intellectual Property), whether in existence now or hereafter acquired, existing or arising, entered into by any Credit Party with Person(s) who are not Credit Parties or their respective Subsidiaries, pursuant to which any Credit Party grants any license in, to, or under any Intellectual Property to such Person.

“Intellectual Property Security Agreements” has the meaning assigned to that term in the Security Agreement.

“Intercompany Note” means a promissory note substantially in the form of Exhibit J evidencing Indebtedness owed among Credit Parties and their Subsidiaries.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the date hereof, by and among the Collateral Agent, the Term Loan Facility Agent and the Credit Parties, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

“Interest Payment Date” means with respect to (i) any Loan that is a Base Rate Loan, the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date and the final maturity date of such Loan; and (ii) any Loan that is a Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided that, in the case of each Interest Period of longer than three (3) months “Interest Payment Date” shall also include each date that is three (3) months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, in connection with a Eurodollar Rate Loan, an interest period of one, three or six months, as selected by Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Borrowing Date or applicable Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided that, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) of this definition, end on the last Business Day of a calendar month; and (c) no Interest Period shall extend beyond the Maturity Date.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Investment” means (i) any direct or indirect purchase or other acquisition by the Borrower or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person; (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of the Borrower from any Person, of any Equity Interests of such Person; (iii) any direct or indirect loan, advance or capital contributions by the Borrower or any of its Subsidiaries to any other Person; (iv) all investments consisting of any exchange traded or over the counter derivative transaction, including any Hedging Agreement, whether entered into for hedging or speculative purposes or otherwise; (v) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person; and (vi) the purchase of Patents or registered Trademarks from any Person (other than the Borrower or any of its Subsidiaries or pursuant to the Pick Right). The amount of any Investment of the type described in clauses (i), (ii), (iii), (v) or (vi) shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Issuing Bank” means Morgan Stanley Senior Funding, Inc., in its capacity as an issuer of Letters of Credit hereunder and its successor in such capacity, and any other Lender or affiliate thereof acceptable to the Borrower and the Administrative Agent; provided that, in no event shall Wells Fargo (or any Affiliate or branch thereof) be required to be an Issuing Bank unless it consents thereto in its sole discretion. Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

“Laws” means, with respect to any Person, (i) the common law and any federal, state, local, foreign, multinational or international statutes, laws, treaties, judicial decisions, standards, rules and regulations, guidances, guidelines, ordinances, rules, judgments, writs, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, governmental agreements and governmental restrictions (including administrative or judicial precedents or authorities), in each case whether now or hereafter in effect, and (ii) the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“LC Commitment” means, as to any Issuing Bank, its commitment to issue Letters of Credit, and to amend or extend Letters of Credit previously issued by it, pursuant to Section 2.22, in an aggregate amount at any time outstanding not to exceed (a) in the case of any Issuing Bank party hereto as of the Closing Date, the amount set forth opposite such Issuing Bank’s name on Appendix A under the heading “Letter of Credit Revolving Commitments” and (b) in the case of any Lender that becomes an Issuing Bank hereunder thereafter, that amount which shall be set forth in the written agreement by which such Lender shall become an Issuing Bank, in each case as the maximum outstanding amount of Letters of Credit to be issued by such Issuing Bank, as such commitment may be changed from time to time pursuant to the terms hereof or with the agreement in writing of such Lender, the Borrower and the Administrative Agent and, in the event such commitment is decreased, the other Issuing Banks. The aggregate LC Commitments of all the Issuing Banks shall be less than or equal to the LC Sublimit at all times.

“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“LC Sublimit” means an amount equal to $10,000,000. The LC Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement or a Joinder Agreement.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement; provided that Issuing Banks shall only be required to issue standby letters of credit.

“LG” means LG Electronics, Inc. and its Affiliates.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Liquidity” means, at any time, (i) the sum of (x) Specified Excess Availability at such time and (y) Liquidity Eligible Cash and Cash Equivalents, less (ii) the outstanding principal amount of the Existing Convertible Notes.

“Liquidity Eligible Cash and Cash Equivalents” means, at any time, unrestricted cash and Cash Equivalents of the Credit Parties that is or will be on or prior to the 90th day after the Closing Date subject to a Control Agreement in favor of the Collateral Agent, which, for the avoidance of doubt, shall not include any Excluded Cash and Cash Equivalents.

“LLC” means any Person that is a limited liability company under the laws of its jurisdiction of formation.

“Loan” means a Loan made by a Lender to Borrower pursuant to Section 2.1(a), including Protective Advances.

“Margin Stock” as defined in Regulation U.

“Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (i) the business, operations, properties, assets or financial condition of the Borrower and its Subsidiaries taken as a whole; (ii) the ability of the Credit Parties to fully and timely perform its Obligations; (iii) the legality, validity, binding effect or enforceability against a Credit Party of a Credit Document to which it is a party; (iv) the Collateral or the Collateral Agent’s Liens (on behalf of the Secured Parties) on the Collateral or the priority of such Liens (other than as a result of any act or omission by the Administrative Agent or the Collateral Agent); or (v) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any Secured Party under any Credit Document.

“Material Contract” means, on any date, each of the top five revenue-generating contracts of the Borrower and its Subsidiaries, on a consolidated basis, calculated for the twelve month period ending on the last calendar day of each Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.1(b) or 5.1(c), as applicable, prior to such date; provided that, as of the Closing Date and until delivery of financial statements in respect of the Fiscal Year ending December 31, 2019 pursuant to Section 5.1(c), “Material Contracts” means each of the contracts identified in the Closing Date Certificate.

“Material Foreign Intellectual Property” shall mean all Intellectual Property that is established or registered in any Material Foreign Jurisdiction.

“Material Foreign Jurisdiction” means, (i) Canada, (ii) each other jurisdiction other than the United States designated from time to time by the Borrower by written notice as a “Material Foreign Jurisdiction”, provided the Borrower shall designate jurisdictions as shall be necessary so that the revenue generated by the Intellectual Property licensing business of the Borrower and its Subsidiaries in all such jurisdictions so designated, together with the revenue generated in the United States and Canada for the most recently ended Fiscal Year for which financial statements have been delivered pursuant to Section 5.1(c) equals or exceeds 60% of the total consolidated revenue of the Borrower and its Subsidiaries for such Fiscal Year, and (iii) any jurisdiction in which the revenue generated by the Intellectual Property licensing business of the Borrower and its Subsidiaries in such jurisdiction equals or exceeds 12.5% of the total consolidated revenue of the Borrower and its Subsidiaries for the most recently ended Fiscal Year. Without limiting the generality of the foregoing, in no event shall Japan be a Material Foreign Jurisdiction.

“Material Foreign Subsidiary” means, on any date, any Foreign Subsidiary of Borrower that generates revenue in excess of 12.5% of the total consolidated revenue of the Borrower and its Subsidiaries as reflected on the most recent financial statements delivered pursuant to Section 5.1(b) or 5.1(c), as applicable, prior to such date. Without limiting the generality of the foregoing, in no event shall any Foreign Subsidiary formed or incorporated under the laws of Japan be a Material Foreign Subsidiary.

“Material Indebtedness” means Indebtedness (other than the Loans) in an aggregate principal amount exceeding $7.5 million.

“Material Real Estate Asset” means any fee owned Real Estate Asset having a Fair Market Value in excess of $5.0 million as of the date of the acquisition thereof; provided that the Fair Market Value of all fee owned Real Estate Assets are not Material Real Estate Assets shall not exceed $10.0 million in the aggregate.

“Maturity Date” means the earlier of (i) March 31, 2021 and (ii) the date on which all Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Maximum Borrowing Amount” means, at any time, the lesser of (i) the Aggregate Revolving Commitment and (ii) the Borrowing Base, in each case as in effect at such time.

“Moody’s” means Moody’s Investors Service, Inc.

“Morgan Stanley” as defined in the preamble hereto.

“Mortgage” means a mortgage, deed to secure debt, deed of trust, leasehold mortgage, leasehold deed of trust or any other similar document, creating and evidencing a Lien on a Mortgaged Property, which shall be in form reasonably satisfactory to the Collateral Agent, in each case, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign law.

“Mortgaged Property” as defined in Section 5.11(d).

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a customary management’s discussion and analysis, describing the results of operations of the Borrower and its Subsidiaries for the applicable period to which such financial statements relate.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by the Borrower or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs incurred in connection with such Asset Sale, including (a) Borrower’s reasonable good faith estimate of income or gains taxes actually paid or payable by the seller as a result of any gain recognized in connection with such Asset Sale provided any taxes not so paid shall constitute Net Asset Sale Proceeds), (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans or any Term Loan) that is secured by a Lien on the stock or assets in question that has priority to the Lien in favor of the Collateral Agent and that is required to be repaid under the terms thereof as a result of such Asset Sale and (c) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by the Borrower or any of its Subsidiaries in connection with such Asset Sale, provided that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds.

“Non-Consenting Lender” as defined in Section 2.20.

“Non-Defaulting Lender” means, at any time, any Lender that is not a Defaulting Lender at such time.

“Non-Public Information” means material non-public information (within the meaning of United States federal, state or other applicable securities laws) with respect to the Borrower or its Affiliates or their Securities.

“Note” means a promissory note in the form of Exhibit B.

“Noticed Secured Hedging Agreement” means any Secured Hedging Agreement with respect to which the Borrower and the Hedge Bank with respect thereto have notified the Administrative Agent of the intent to include such Secured Hedging Agreement as a Noticed Secured Hedging Agreement hereunder (so long as such designation, and the resulting Noticed Secured Hedging Agreement Reserve at the time of designation, would not result in a prepayment requirement under Section 2.10) and with respect to which a Noticed Secured Hedging Agreement Reserve has subsequently been established in the amount set forth in such notice; provided that such designation shall be made within ten Business Days of (i) the Closing Date if such Secured Hedging Agreement is in place on the Closing Date or (ii) on or promptly after the date such Secured Hedging Agreement is entered into if not in place on the Closing Date.

“Noticed Secured Hedging Agreement Reserve” means Secured Obligations in respect of any Secured Hedging Agreement in the amount specified by the applicable Hedge Bank and the Borrower in writing to the Administrative Agent under the definition of “Noticed Secured Hedging Agreement” (but not to exceed the Hedge Termination Value), which amount may, subject to the restrictions set forth in the definition of “Noticed Secured Hedging Agreement” and herein, be increased with respect to any such existing Noticed Secured Hedging Agreement at any time by further written notice from such Hedge Bank and the Borrower to the Administrative Agent.

“Noticed Secured Treasury Services Agreement” means any Secured Treasury Services Agreement with respect to which the Borrower and the Treasury Services Provider with respect thereto have notified the Administrative Agent of the intent to include such Secured Treasury Services Agreement as a Noticed Secured Treasury Services Agreement hereunder (so long as such designation, and the resulting Noticed Secured Treasury Services Agreement Reserve at the time of designation, would not result in a prepayment requirement under Section 2.10) and with respect to which a Secured Treasury Services Agreement Reserve has subsequently been established in the amount set forth in such notice; provided that such designation shall be made within ten Business Days of (i) the Closing Date if such Secured Treasury Services Agreement is in place on the Closing Date or (ii) on or promptly after the date such Secured Treasury Services Agreement is entered into if not in place on the Closing Date.

“Noticed Secured Treasury Services Agreement Reserve” means Secured Obligations in respect of any Secured Treasury Services Agreement in the amount specified by the applicable Treasury Services Provider and the Borrower in writing to the Administrative Agent under the definition of “Noticed Secured Treasury Services Agreement”, which amount may, subject to the restrictions set forth in the definition of “Noticed Secured Treasury Services Agreement” be increased with respect to any such existing Noticed Secured Treasury Services Agreement at any time by further written notice from such Secured Party and the Borrower to the Administrative Agent.

“Obligations” means all obligations (whether now existing or hereafter arising, absolute or contingent, joint, several or independent) of every nature of each Credit Party owed to the Agents (including former Agents), the Issuing Banks or the Lenders under any Credit Document, whether for principal, premium, interest (including interest and premium which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest or premium in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise.

“Obligee Guarantor” as defined in Section 7.7.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Officer’s Certificate” shall mean a certificate executed by the chairman of the Board of Directors (if an officer) of the Borrower or any of the following officers of the Borrower: the chief executive officer, chief operating officer, president, chief financial officer, chief accounting officer, principal accounting officer, treasurer or controller in each case in his or her official (and not individual) capacity.

“Organizational Documents” means (i) with respect to any corporation or company, its certificate, memorandum or articles of incorporation, organization or association and its by-laws, (ii) with respect to any limited partnership, its certificate or declaration of limited partnership and its partnership agreement, (iii) with respect to any general partnership, its partnership agreement and (iv) with respect to any limited liability company, its articles or certificate of formation or organization and its operating agreement or limited liability company agreement. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such Organizational Document shall only be to a document of a type customarily certified by such governmental official.

“Other Collateral Agent” as defined in Section 9.7(c).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.20).

“Paid in Full” or “Payment in Full” means:

(a) payment in full in cash of the principal of, premium and interest (including premium and interest accruing on or after the commencement of any bankruptcy proceeding, whether or not such interest would be allowed in such bankruptcy proceeding) constituting the Obligations;

(b) payment in full in cash of all other amounts that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than any contingent indemnification obligations for which no claim or demand for payment, whether oral or written, has been made at such time (such indemnification obligations, “Unmatured Surviving Obligations”) with respect to the Obligations;

(c) termination or expiration of all Revolving Commitments and any other commitments of the holders of the Obligations, to extend credit or make loans or other credit accommodations to any of the Credit Parties; and

(d) all Letters of Credit have expired, terminated or been Cash Collateralized and all LC Disbursements shall have been reimbursed.

“Panasonic” means Panasonic Corporation and its Affiliates.

“Participant Register” as defined in Section 10.6(g)(i).

“Patents” as defined in the Security Agreement.

“PATRIOT Act” as defined in Section 3.1(o).

“Payment Conditions” shall be deemed satisfied on any date if: (a) no Event of Default has occurred and is continuing or would result immediately after giving effect to the transaction requiring a determination of whether the Payment Conditions are satisfied, (b) the Borrower is in compliance with Section 6.5(b), and (c) either (x)(i) before and after giving effect to such transaction, Excess Availability as at such date and on a Pro Forma Basis for the preceding thirty (30) calendar day period will be equal to or greater than the greater of (A) fifteen percent (15.0%) of the Maximum Borrowing Amount and (B) $9,000,000 and (ii) the Fixed Charge Coverage Ratio calculated on a Pro Forma Basis for the most recently ended Test Period, after giving effect to such transaction shall be at least 1.00:1.00 or (y) before and after giving effect to such transaction, Excess Availability as at such date and on a Pro Forma Basis for the preceding thirty (30) calendar day period will be equal to or greater than the greater of (A) twenty percent (20.0%) of the Maximum Borrowing Amount and (B) $12,000,000. Prior to undertaking any transaction or payment which is subject to the Payment Conditions, the Borrower shall deliver to the Administrative Agent a Payment Conditions Compliance Certificate.

“Payment Conditions Compliance Certificate” means a Payment Conditions Compliance Certificate substantially in the form of Exhibit C-2.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Code or Section 302 or Title IV of ERISA.

“Perfection Certificate” means a certificate in form satisfactory to the Administrative Agent that provides information with respect to the personal or mixed property of each Credit Party.

“Permitted Acquisition” means any acquisition, directly or indirectly, by the Borrower or any of its Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person; provided that,

(i) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(ii) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

(iii) the property acquired in connection with any such transaction or series of related transactions shall be made subject to the Lien of the Collateral Documents, except as otherwise permitted in Sections 5.10 and 5.11;

(iv) other than in respect of a Pro Forma Basis Excluded Transaction, after giving effect to such acquisition, the Borrower and its Subsidiaries shall be in compliance with the Payment Conditions;

(v) the Borrower shall have delivered to the Administrative Agent (A) at least 10 Business Days prior to such proposed acquisition (or such shorter period as may be agreed by the Administrative Agent), (i) a Payment Conditions Compliance Certificate evidencing pro forma compliance with the Payment Conditions as required under clause (iv) above and (ii) all other relevant material financial information with respect to such acquired assets, including the aggregate consideration for such acquisition and any other information required to demonstrate compliance with the Payment Conditions and (B) promptly upon request by the Administrative Agent, (i) a copy of the purchase agreement related to the proposed Permitted Acquisition (and any related material documents reasonably requested by the Administrative Agent) and (ii) to the extent available, quarterly and annual financial statements of the Person whose Equity Interests or assets are being acquired for the three (3) year period immediately prior to such proposed Permitted Acquisition, including any audited financial statements that are available; provided this clause (v) shall not apply to any Pro Forma Basis Excluded Transaction;

(vi) for any acquisition with respect to which the consideration therefor is equal to or greater than $15.0 million, within a reasonable time prior to the consummation of such acquisition, Borrower shall provide the Administrative Agent with a due diligence package relating to the proposed acquisition, including to the extent available, forecasted balance sheets, profit and loss statements, and cash flow statements of the Person or assets to be acquired;

(vii) the aggregate Permitted Acquisition Consideration (excluding any Permitted Acquisition Consideration payable in Equity Interests (other than Disqualified Equity Interests) of the Borrower) shall not exceed $15.0 million in any Fiscal Year and the aggregate Permitted Acquisition Consideration for all Permitted Acquisitions (excluding any Permitted Acquisition Consideration payable in Equity Interests (other than Disqualified Equity Interests) of the Borrower) shall not exceed $50.0 million during the term of this Agreement;

(viii) any Indebtedness assumed in connection with any Permitted Acquisition shall be permitted under Section 6.1(j);

(ix) in the case of the acquisition of Equity Interests of a Person, the Board of Directors of such Person shall have consented to such acquisition; and

(x) any Person or assets or division as acquired in accordance herewith shall be in same business or lines of business in which the Borrower and/or its Subsidiaries are engaged as of the Closing Date or similar or related businesses.

“Permitted Acquisition Consideration” means the purchase consideration for any Permitted Acquisition and all other payments by the Borrower or any of its Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in Cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business.

“Permitted Discretion” means a reasonable determination made in good faith and in the exercise of reasonable commercial judgment (from the perspective of a secured asset-based lender) and as it relates to the establishment of Reserves or the adjustment or imposition of exclusionary criteria shall require that, subject in each case to the final sentence of this definition, (w) such establishment, adjustment or imposition after the Closing Date be based on (1) any event, condition or other circumstance arising after the Closing Date which adversely affects or could reasonably be expected to adversely affect the Accounts in the good faith determination of the Co-Collateral Agents (it being understood and agreed that any such event, condition or other circumstance described in, or arising out of, the field exam report delivered by KPMG to the Administrative Agent on October 18, 2019 (other than any event, condition or other circumstance related to (i) deferred revenue of the Borrowing Base Credit Parties or (ii) accrued revenue of, or Accounts owing to, the Borrowing Base Credit Parties with respect to which an invoice has not been sent to the Account Debtor, the treatment of which, in each case, shall instead be subject to the final sentence of this definition) shall not be deemed to arise after the Closing Date); (2) changes in applicable law after the Closing Date which result in additional priority claims and liabilities being required to be satisfied in connection with the realization by the Collateral Agent upon the Borrowing Base Collateral, (x) the contributing factors to the imposition of any Reserve shall not duplicate any reserves deducted in computing book value, (y) the amount of any such Reserve so established or the effect of any adjustment or imposition of exclusionary criteria be a reasonable quantification of the incremental dilution of the Borrowing Base attributable to such contributing factors, and (z) Reserves shall not duplicate eligibility criteria contained in the definition of the term “Eligible Accounts”, or reserves or criteria deducted in computing the book value of any Eligible Account, as the case may be, and vice versa. Notwithstanding any limitations in clauses (w) through (z) in the immediately preceding sentence, the Co-Collateral Agents may, in their reasonable determination made in good faith and in the exercise of reasonable commercial judgment (from the perspective of a secured asset-based lender), establish Reserves or adjust or impose exclusionary criteria from time to time to account for criteria, events, conditions, contingencies or risks related to (i) deferred revenue of the Borrowing Base Credit Parties or (ii) accrued revenue of, or Accounts owing to, the Borrowing Base Credit Parties with respect to which an invoice has not been sent to the Account Debtor.

“Permitted Holdco Transaction” shall mean a transaction or series of related transactions    that cause 100% of the Equity Interests in the Predecessor Borrower to be held by a newly-formed entity organized under the laws of a State of the United States (a “Holdco”); provided that (a)(i) if such Permitted Holdco Transaction is not consummated in connection with a Permitted Acquisition, the owners of 100% of the Equity Interests in Holdco immediately after giving effect to such transaction (and the amount of such Equity Interests owned by each such person) are identical to the owners of 100% of the Equity Interests in the Predecessor Borrower immediately prior to giving effect to such transaction (and the amount of such Equity Interests owned by each such person) or (ii) if such Permitted Holdco Transaction is consummated in connection with a Permitted Acquisition, the owners of 100% of the Equity Interests in Holdco immediately after giving effect to such transaction shall consist solely of the owners of Equity Interests in the Predecessor Borrower, the owners of Equity Interests in the person or persons, or of any business or division of any person or persons, acquired in such Permitted Acquisition, and any additional holders of Equity Interests of Holdco who acquired such Equity Interests in a related offering of Equity Interests of Holdco, the proceeds of which were used to finance a portion of such Permitted Acquisition, in each case of this clause (ii) immediately prior to giving effect to such transaction, and upon consummation of any transaction described in this clause (ii), (b) no Change of Control shall have occurred (based on the ownership of the Predecessor Borrower prior to such Permitted Holdco Transaction as compared to the ownership of Holdco after giving effect to such Permitted Holdco Transaction), (c) Holdco shall have entered into, and shall cause the other Credit Parties to enter into, the Holdco Accession Documents, (d) immediately before and after giving effect to such Permitted Holdco Transaction, no Default shall have occurred and be continuing, (e) Holdco shall have the same fiscal year and fiscal quarters as the Predecessor Borrower and (f) the Co-Collateral Agents receive copies of all material documents proposed to be executed in connection with the Permitted Holdco Transaction at least ten (10) Business Days (or such shorter period as is reasonably acceptable to the Co-Collateral Agents) prior to the proposed date of the transaction and such transaction or series of related transactions shall not adversely affect in any material respect the rights or remedies of the Administrative Agent, the Lenders and Issuing Banks under the Credit Documents. As used above, “Predecessor Borrower” means the Person that is the Borrower immediately prior to giving effect to the Permitted Holdco Transaction.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2 (subject to the subordination and/or intercreditor provisions as contemplated thereby, to the extent applicable).

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Pick Rights” means any rights granted to Spinco (or any of its Subsidiaries) in connection with the Spin-Off to acquire from Remainco (or any of its Subsidiaries) for fair market value (as determined based on the industry average patent price or as otherwise reasonably agreed between Spinco and Remainco) all right, title and interest in one or more Patents of Remainco (or any of its Subsidiaries); provided that (i) immediately before and after giving effect to any exercise of the Pick Rights, no Event of Default described in Section 8.1(a), Section 8.1(c) (in the case of Section 8.1(c), solely with respect to Section 6.1, Section 6.3 or Section 6.5), Section 8.1(f) or Section 8.1(g) has occurred and is continuing or would result therefrom, (ii) such Patents may only be acquired in the event (a) Spinco (or any of its Subsidiaries) receives a patent litigation or assertion threat from a third party claiming infringement, or (b) Spinco has a reasonable basis for asserting the acquired Patent against a third party offering a product or service that competes with Spinco, (iii) the sale of such Patents to Spinco or one of its Subsidiaries shall not have a material adverse effect on the Intellectual Property licensing business of Remainco and its Subsidiaries, (iv) Remainco shall have the right to reacquire such Patents from Spinco (or its relevant Subsidiary) upon conclusion or settlement of such litigation or other resolution of such threat from or need to assert against a third party at the same price as the price paid by Spinco (or its relevant Subsidiary) to Remainco (or its relevant Subsidiary), (v) Remainco shall deliver to the Administrative Agent written notice of Spinco’s (or any of its Subsidiaries) exercise of such Pick Rights at least five (5) Business Days prior to the proposed date of such transfer, (vi) the Pick Rights may not be exercised with respect to more than fifty (50) Patents of Remainco (or any of its Subsidiaries) at any one time (or such larger number as may be approved by the Co-Collateral Agents (such approval not to be unreasonably withheld or delayed)), (vii) the Pick Rights shall be reflected in documentation which is substantially consistent with the Spin-Off Term Sheets, (viii) no Patents that (x) are subject to litigation or administrative proceedings in which Remainco is currently engaged or (y) Remainco has otherwise identified to Spinco in good faith as being currently reviewed (or already selected) for litigation or administrative proceedings in which Remainco plans to engage in the future may be sold to Spinco until such review is complete or, if later, such litigation or administrative proceeding is resolved by settlement or final judgment, (ix) RemainCo shall have the right to provide Spinco a list of up to 50 Patents of its choosing (with such list being able to be updated by RemainCo on a quarterly basis) that would require RemainCo’s consent (to be given in RemainCo’s sole discretion) to be subject to the Pick Right, (x) Spinco shall grant to Remainco a sublicensable license to such Patents, (xi) Spinco shall not license such Patents to any other Person, other than a non-exclusive license to the third party (and its Affiliates) claiming infringement in connection with the settlement of such claim or litigation so long as (A) such license shall permit the repurchase of the applicable Patent by Remainco and (B) all payments by such third party licensee (or its Affiliates) under such license (net of all reasonable costs and expenses incurred in connection with the realization of such payments) shall be paid to the account of Remainco upon its reacquisition of such Patents pursuant to clause (iv) hereto, and (xii) Spinco shall grant to Remainco a Lien over such Patents, securing Remainco’s right to reacquire such Patents as described herein.

“Platform” means DebtDomain, SyndTrak or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system.

“Pledgor” as defined in the Security Agreement.

“Prime Rate” means the “U.S. Prime Lending Rate” as published in The Wall Street Journal.

“Principal Office” means, for the Administrative Agent’s “Principal Office” as set forth on Appendix B, or such other office or office or account of a third party or sub-agent, as appropriate, as the Administrative Agent may from time to time designate to the Borrower and each Lender.

“Pro Forma Basis” shall mean on a basis in accordance with GAAP and Article 11 of Regulation S-X; provided, that notwithstanding the provisions of Regulation S-X, (a) pro forma adjustments may include (without duplication) net operating expense reductions for such period resulting from the transaction which is being given pro forma effect which are reasonably identified and factually supported in a certificate in which a responsible officer of the Borrower certifies that such reductions are reasonably expected to be sustainable and have been realized or the steps necessary for such realization have been taken or are reasonably expected to be taken, and such reductions are reasonably expected to be realized within twelve months following any such transaction and (b) pro forma adjustments may exclude the pro forma effects of marking deferred revenue to fair market value; provided that the aggregate amount of any adjustments pursuant to clause (a) and clause (b) in any period, together with all amounts added back pursuant to clauses (h) and (i) of the definition of “Consolidated Adjusted EBITDA” and clause (h) of the definition of “Consolidated Net Income” shall not exceed in the aggregate 12.5% of Consolidated Adjusted EBITDA for such period (as calculated after giving effect to any such adjustments).

“Pro Forma Basis Excluded Transaction” shall mean a Permitted Acquisition that (i) has aggregate Permitted Acquisition Consideration which, when taken together with all other Permitted Acquisitions which previously qualified as Pro Forma Basis Excluded Transactions hereunder, does not exceed $15.0 million per Fiscal Year or $30.0 million in the aggregate during the term of this Agreement and (ii) such Permitted Acquisition does not include the incurrence or assumption of any Indebtedness in connection therewith (other than Indebtedness consisting of Capital Leases, letters of credit and other existing Indebtedness of the Person being acquired which are not permitted to be repaid or prepaid under their terms and, other than with respect to Capital Leases and letters of credit, after the Borrower using commercially reasonable efforts to do so).

“Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Loan of any Lender, the percentage obtained by dividing (a) the Revolving Credit Exposure of that Lender by (b) the aggregate Revolving Credit Exposure of all Lenders.

“Projections” means the projections of the Borrower and its Subsidiaries for the Fiscal Year ending on December 31, 2019 through and including the Fiscal Year ending December 31, 2023.

“R&D Costs” means, for any period, the aggregate amount of research and development expenses of the Borrower and its Subsidiaries for such period, including (A) all expenses, charges or costs of acquiring Patents, (B) the research and development expenses described in the public filings of the Borrower, including all employee related costs, consulting costs and overhead, facilities and information technology costs, (C) all expenses funded by the Borrower and its Subsidiaries for research and development conducted by third parties, including universities, and (D) all such expenditures that are capitalized.

“Protective Advance” has the meaning set forth in Section 2.1(a)(v).

“Protective Advance Exposure” shall mean, at any time, the sum of the aggregate principal amount of all outstanding Protective Advances at such time. The Protective Advance Exposure of any Lender at any time shall be its Applicable Percentage of the total Protective Advance Exposure at such time.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC Credit Support” as defined in Section 10.24.

“Real Estate Asset” means, at any time of determination, any fee interest then owned by any Credit Party in any real property.

“Recipient” means the Administrative Agent or any Lender, as applicable.

“Register” as defined in Section 2.4(b).

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation S-X” means Regulation S-X under the Securities Act.

“Regulation T” means Regulation T of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Related Transactions” means, collectively, (a) the execution and delivery by the Credit Parties of the Credit Documents to which they are a party and the borrowings hereunder and the use of proceeds thereof, (b) the refinancing or retirement of the Existing Indebtedness, (c) the execution and delivery by the Credit Parties of the Term Loan Credit Agreement and the other Term Loan Facility Documents to which they are a party, (d) the other transactions related to or entered into in connection with any of the foregoing and (e) the payment of fees, premiums, charges, costs and expenses in connection with the foregoing.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Remainco” shall mean the Borrower and its Subsidiaries that remain Subsidiaries of the Borrower after giving effect to the Spin-Off.

“Remainco Adjusted EBITDA” shall mean, for any period, Adjusted EBITDA as reported by the Borrower for the “Intellectual Property Licensing segment” in the notes to its consolidated financial statements for such period, which shall be calculated in a manner consistent with the Borrower’s past practice and the definition of Consolidated Adjusted EBITDA, plus (i) to the extent not included in “Adjusted EBITDA” as reported by the Borrower for the “Intellectual Property Licensing segment” for such period and solely to the extent such products are not owned by Spinco, a pro forma revenue adjustment for such period in respect of analog content protection products of Remainco, minus (ii) the greater of $3.75 million and the estimated total research and development expenses of Remainco on a stand-alone basis for each fiscal quarter during such period, plus (iii) an amount, if positive, equal to the difference of (x) the amount of sales and marketing expense included in “Adjusted EBITDA” as reported by the Borrower for such period and attributable to the “Intellectual Property Licensing segment”, minus (y) the greater of $5.425 million and the estimated total sales and marketing expenses of Remainco on a stand-alone basis for each fiscal quarter during such period, minus (iv) an expense adjustment for such period in respect of total general administrative expenses attributable to Remainco on a stand-alone basis in an amount no less than $5.575 million for each fiscal quarter during such period. The actual adjustments to Remainco Adjusted EBITDA made pursuant to the preceding clauses (i) through (iv) shall be based on estimates prepared by the Borrower in good faith and based on assumptions believed by it to be reasonable at the time of the Spin-Off and disclosed to the Administrative Agent pursuant to an Officer’s Certificate certifying as to the foregoing.

“Remainco Business” shall mean the assets and liabilities of the Borrower and its Subsidiaries other than the Spinco Business.

“Remainco Total Leverage Ratio” shall mean, at any date of determination, the ratio of (i) Consolidated Indebtedness on such date, to (ii) Remainco Adjusted EBITDA for the Test Period then most recently ended.

“Replacement Lender” as defined in Section 2.20.

“Requirements of Law” shall mean, collectively, any and all requirements of any Governmental Authority including any and all laws, judgments, orders, decrees, ordinances, rules, regulations, statutes or case law.

“Requisite Lenders” means, at any time, one or more Lenders having or holding Revolving Credit Exposure and representing more than 50% of the aggregate Revolving Credit Exposure of all Lenders at such time.

“Reserves” means (i) any Noticed Secured Hedging Agreement Reserve, (ii) any Noticed Secured Treasury Services Agreement Reserve and (iii) without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, the Dilution Reserve, and such reserves that the Co-Collateral Agents from time to time determine in their Permitted Discretion as being appropriate to reflect:

(a) the impediments to the Collateral Agent’s ability to realize upon the Collateral included in the Borrowing Base in accordance with the Credit Documents;

(b) claims and liabilities that may need to be satisfied, or may dilute the amounts received by holders of Loans, in connection with the realization upon such Collateral; or

(c) criteria, events, conditions, contingencies or risks that adversely affect any component of the Borrowing Base, the Collateral included therein (including the value or collectability thereof) or the validity or enforceability of the Credit Documents or any material remedies of the Administrative Agent, the Collateral Agent, any LC Issuer or any Lender under the Credit Documents with respect to such Collateral.

Notwithstanding anything to the contrary in this definition, the Co-Collateral Agents may take reserves from time to time in their Permitted Discretion to account for criteria, events, conditions, contingencies or risks related to (i) deferred revenue of the Borrowing Base Credit Parties, or (ii) accrued revenue of, or Accounts owing to, the Borrowing Base Credit Parties with respect to which an invoice has not been sent to the Account Debtor.

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of the Borrower or any of their respective Subsidiaries (or any direct or indirect parent of the Borrower) now or hereafter outstanding, except a dividend payable solely in shares of stock to the holders of that class (other than Disqualified Equity Interests); (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of the Borrower or the Borrower or any of their respective Subsidiaries (or any direct or indirect parent thereof) now or hereafter outstanding (other than Indebtedness convertible into or exchangeable for Equity Interests); (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of the Borrower or any of their respective Subsidiaries (or any direct or indirect parent of the Borrower) now or hereafter outstanding; and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to any Subordinated Indebtedness.

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit and Protective Advances hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.9(c), and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.06.

“Revolving Commitment Fee” as defined in Section 2.19(b).

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans, its Protective Advance Exposure at such time and its LC Exposure at such time.

“Revolving Credit Facility” means the Revolving Commitments and the extension of credit made under this Agreement.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“S&P” means Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc.

“Samsung” means Samsung Electronics Co., Ltd and its Affiliates.

“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under Sanctions (including Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine).

“Sanctioned Person” means any Person that is: (i) identified on a Sanctions List; (ii) domiciled, organized or resident in a Sanctioned Country; (iii) owned or controlled by, or acting for or on behalf of, directly or indirectly, any Person described in the foregoing clauses (i) or (ii); or (iv) otherwise the subject or target of Sanctions.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any Sanctions Authority.

“Sanctions Authority” means: (a) the U.S. government, including OFAC and the U.S. Department of State; (b) the United Nations Security Council; (c) the European Union and each of its member states; (d) the United Kingdom, including the Office of Financial Sanctions Implementation of Her Majesty’s Treasury; and (e) any other relevant national or supra-national Governmental Authority.

“Sanctions List” means any Sanctions-related list of designated Persons maintained by any Sanctions Authority, including the Specially Designated Nationals and Blocked Persons List maintained by OFAC.

“Second Priority” means, with respect to any Lien purported to be created in any Term Priority Collateral, that such Lien is second in priority so long as the Term Loan Facility is outstanding. Upon the termination of the Term Loan Facility, such Second Priority Liens shall become First Priority Liens on the Term Priority Collateral.

“Secured Hedging Agreement” means any Hedging Agreement that is entered into by and between any Credit Party and any Hedge Bank, or any Guaranty by any Credit Party of any Hedging Agreement entered into by and between any Credit Party and any Hedge Bank, to the extent that any such Hedging Agreement or such Guaranty, as applicable, entered into after the Closing Date is designated in writing by the Borrower to the Administrative Agent as a Secured Hedging Agreement (it being understood and agreed that any such Hedging Agreements or Guaranties existing on the Closing Date shall constitute Secured Hedging Agreements for purposes of this Agreement); provided that in no event shall any Hedging Agreement constitute a “Secured Hedging Agreement” under the Credit Documents if such Hedge Bank secures such Hedging Agreement under the Term Loan Security Agreement.

“Secured Obligations” means (a) the Obligations, (b) the due and punctual payment and performance of all obligations by any Credit Party or any Subsidiary thereof under Secured Hedging Agreements (other than any Excluded Swap Obligation of any Credit Party or any Subsidiary thereof) and (c) the due and punctual payment and performance of all obligations by any Credit Party or any Subsidiary thereof under Secured Treasury Services Agreements.

“Secured Parties” means, collectively, the Administrative Agent, the Co-Collateral Agents, each Lender, each Issuing Bank, each Hedge Bank that is party to any Secured Hedging Agreement, each Treasury Services Provider that is party to a Secured Treasury Services Agreement and each sub-agent appointed pursuant to Section 9.3(c) by the Administrative Agent with respect to matters relating to any Collateral Document.

“Secured Treasury Services Agreement” shall mean any Treasury Services Agreement that is entered into by and between any Credit Party and any Treasury Services Provider, or any Guaranty by any Credit Party of any Treasury Services Agreement entered into by and between any Credit Party and any Treasury Services Provider, to the extent that any such Treasury Services Agreement or such Guaranty, as applicable, that is entered into after the Closing Date is designated in writing by the Borrower to the Administrative Agent as a Secured Treasury Services Agreement (it being understood and agreed that any such Treasury Services Agreements existing on the Closing Date shall constitute Secured Treasury Services Agreements for purposes of this Agreement); provided that in no event shall any Treasury Services Agreement constitute a “Secured Treasury Services Agreement” under the Credit Documents if such Treasury Services Provider secures such Treasury Services Agreement under the Term Loan Security Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Accounts” means “securities accounts” as such term is defined in the UCC.

“Securities Act” means the Securities Act of 1933.

“Security Agreement” means the Security Agreement to be executed by the Borrower and each Guarantor substantially in the form of Exhibit H.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of the Borrower substantially in the form of Exhibit F-2.

“Solvent” means, with respect to any Credit Party, that as of the date of determination, both (i) (a) the sum of such Credit Party’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Credit Party’s present assets; (b) such Credit Party’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated to be undertaken after the Closing Date; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and other applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standards No.5).

“Sony” means Sony Corporation and its Affiliates.

“Specified ABL Event of Default” means any Event of Default described in Section 8.1(a), Section 8.1(c) (to the extent such Event of Default arises from a failure to perform or comply with any term or condition in Section 5.13, Section 5.16, Section 5.17 or Section 6.5), Section 8.1(d) (to the extent such Event of Default arises from any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Borrowing Base Certificate (or supporting documentation under Section 5.17) being false in any material respect as of the date made or deemed made), Section 8.1(f) or Section 8.1(g).

“Specified Excess Availability” means, for any day, the remainder of (i) the lesser of (x) the Maximum Borrowing Amount and (y) $50,000,000 less (ii) the aggregate amount of the Revolving Credit Exposures as at the end of such day.

“Specified Litigation” means the matters described on Schedule 1.1(B).

“Spinco” shall mean one or more Subsidiaries of the Borrower substantially all of whose assets (and the assets of any of its or their Subsidiaries) consist of the Spinco Business or stock or other Equity Interests of Subsidiaries of the Borrower that are a Spinco.

“Spinco Business” shall mean all or substantially all of the business conducted by, and the assets and liabilities of, the “Product” segment (together with related corporate overhead operations), substantially consistent with the presentation of such segment contained in the Quarterly Report of the Borrower on Form 10-Q for the quarter ended September 30, 2019.

“Spin-Off” shall mean an Asset Sale of Spinco (or a series of substantially concurrent related Asset Sales) or a single distribution of the Equity Interests of Spinco, in each case, to Persons other than the Borrower or any Subsidiary or joint venture thereof.

“Spin-Off Notice” as defined in the definition of Spin-Off Transaction Conditions.

“Spin-Off Term Sheets” means the term sheets attached to the Closing Date Certificate.

“Spin-Off Transaction Conditions” means, with respect to an Asset Sale of Spinco (or a series of substantially concurrent related Asset Sales) or a single distribution of the Equity Interests of Spinco, conditions that are satisfied if (i) immediately after giving effect to the Spin-Off, (a) the Remainco Total Leverage Ratio does not exceed 4.50:1.00 for the most recently ended Test Period and (b) the Payment Conditions are satisfied, (ii) immediately after giving effect to the Spin-Off, Spinco holds no more than $[80.0] million in Cash and Cash Equivalents, (iii) immediately before and after giving effect to the Spin-Off, no Default or Event of Default has occurred and is continuing or would result therefrom, (iv) after giving effect to the Spin-Off, no assets of the Borrower or its Subsidiaries that are material to the Intellectual Property licensing business of Remainco and its Subsidiaries shall have been transferred to or held by Spinco and its Subsidiaries; (v) each of the documents executed by the Borrower and its Subsidiaries in connection with the Spin-Off is substantially consistent with the terms contained in the Spin-Off Term Sheets (or to the extent (x) not substantially consistent with the Spin-Off Term Sheets, are reasonably satisfactory to the Co-Collateral Agents or (y) indicated within the Spin-Off Term Sheets as being subject to further agreement or determination, such additional terms shall not impose any additional material liability or obligation on the Borrower or its Subsidiaries without the consent of the Co-Collateral Agents, which consent shall not be unreasonably withheld), (vi) the terms of the Intellectual Property licenses granted to the Spinco by the Borrower or its Subsidiaries are substantially consistent with the terms contained in the Spin-Off Term Sheets (or to the extent (x) not substantially consistent with the Spin-Off Term Sheets, are reasonably satisfactory to the Co-Collateral Agents or (y) indicated within the Spin-Off Term Sheets as being subject to further agreement or determination, such additional terms shall not impose any additional material liability or obligation on the Borrower or its Subsidiaries without the consent of the Co-Collateral Agents, which consent shall not be unreasonably withheld), (vii) the Administrative Agent receives written notice from the Borrower (the “Spin-Off Notice”) not less than ten (10) Business Days and not more than thirty (30) days before the proposed date of the Spin-Off, (viii) the Administrative Agent receives drafts of (x) the separation agreement, patent license agreement, reseller and supply agreement, each agreement documenting the Pick Right and (y) any other material documents relating to the foregoing or the Spin-Off reasonably requested by the Administrative Agent, in each case at least five (5) Business Days prior to the proposed date of the Spin-Off, to the extent reasonably requested by the Administrative Agent by the later of (A) eight (8) Business Days prior to the proposed date of the Spin-Off and (B) three (3) Business Days following the Borrower’s delivery of the Spin-Off Notice, and to the extent there have been material changes to such documents and then available, substantially final drafts of such documents at least three (3) Business Days prior to the proposed date of the Spin-Off, and (ix) after giving effect to the Spin-Off, there shall be no overlapping members of the Board of Directors of Spinco and Remainco.

“Subordinated Indebtedness” means (i) any unsecured Indebtedness incurred by a Credit Party that is expressly subordinated in right of payment to the Obligations on terms reasonably acceptable to the Collateral Agent, and (ii) any secured Indebtedness with a lien priority that is subordinated to the Loans; provided that Subordinated Indebtedness shall not include any intercompany Indebtedness or Indebtedness under the Term Loan Credit Agreement.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Supported QFC” as defined in Section 10.24.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Credit Agreement” means the Credit Agreement, dated as of November 22, 2019, among the Borrower, certain other Subsidiaries of the Borrower party thereto, the lenders party thereto from time to time and the Term Loan Facility Agent, as amended, restated, supplemented or otherwise modified, replaced or refinanced from time to time in accordance with the terms hereof and of the Intercreditor Agreement.

“Term Loan Facility” means the senior secured Term Loan credit facility under the Term Loan Credit Agreement.

“Term Loan Facility Agent” means HPS Investment Partners, LLC.

“Term Loan Facility Documents” means the Term Loan Credit Agreement and the other “Credit Documents” under and as defined in the Term Loan Credit Agreement, as each such document may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and of the Intercreditor Agreement.

“Term Loan Security Agreement” means the Security Agreement (as defined in the Term Loan Credit Agreement as in effect on the date hereof).

“Term Loans” means the loans from time to time made under the Term Loan Credit Agreement.

“Term Priority Collateral” as defined in the Intercreditor Agreement.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Terminated Lender” as defined in Section 2.20.

“Test Period” means, as of any date of determination, the four consecutive fiscal quarters of the Borrower ending on or most recently ended as of such date of determination for which financial statements have been or are required to be delivered pursuant to Sections 5.1(b) and 5.1(c), as applicable.

“Title Policy” as defined in Section 5.11(d)(iii).

“Trademarks” as defined in the Security Agreement.

“Transaction Costs” means the fees, costs and expenses payable by the Borrower or any of the Borrower’s Subsidiaries on or before the Closing Date in connection with the Related Transactions.

“Treasury Services Agreement” shall mean any agreement relating to treasury, depositary and cash management services (including, for the avoidance of doubt, credit cards, merchant cards, purchase cards and debit cards) or automated clearinghouse transfer of funds (including, for the avoidance of doubt, fund transfer or payment processing services, netting services, overdraft protections, automatic clearinghouse arrangements, arrangements in respect of pooled deposit or sweep accounts, check endorsement guarantees).

“Treasury Services Provider” shall mean each counterparty to a Treasury Services Agreement existing on or entered into after the Closing Date if such person was an Agent, a Lender or an Issuing Bank or an Affiliate of an Agent, a Lender or an Issuing Bank (x) on the Closing Date, in the case of a Treasury Services Agreement existing on the Closing Date or (y) at the date of entering into such Treasury Services Agreement, in the case of a Treasury Services Agreement entered into after the Closing Date.

“Type of Loan” means, with respect to any Loan, a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Unmatured Surviving Obligation” as defined in the definition of “Paid in Full” or “Payment in Full”.

“Unrestricted Cash” means the aggregate amount of Cash held in bank accounts of Borrower and its Subsidiaries (provided that following the 90th day after the Closing Date, such Cash shall only be “Unrestricted Cash” if held in bank accounts of the Borrower and the Guarantors that are subject to Control Agreements) to the extent that the use of such Cash for application to payment of the Obligations or other Indebtedness is not prohibited by law or any contract or other agreement (including, with respect to Cash held in a bank account of any Guarantor, that such Guarantor is not subject to any restriction on its ability to distribute such Cash to Borrower), and such Cash and Cash Equivalents are free and clear of all Liens (other than Liens in favor of Collateral Agent, Liens in favor of the Term Loan Facility Agent and any statutory Liens in favor of banks (including rights of set-off)).

“U.S.” or “United States” means the United States of America.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” as defined in Section 10.24.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.17(f).

“Wells Fargo” as defined in the preamble hereto.

“Withholding Agent” means any Credit Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2 Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. If any change in GAAP results in a change in the calculation of the financial covenants or interpretation of related provisions of this Agreement or any other Credit Document, then if either Borrower or the Requisite Lenders shall request an amendment to such provisions of this Agreement, then the Borrower, the Administrative Agent and the Requisite Lenders agree to negotiate an amendment to such provisions of this Agreement so as to equitably reflect such changes in GAAP with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such change in GAAP as if such change had not been made; provided that no such change in GAAP shall be given effect for purposes of measuring compliance with financial covenants, unless the Borrower and the Requisite Lenders agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all financial statements provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP. Until the Borrower and the Requisite Lenders have agreed to any amendment referred to in the prior sentence, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the financial statements prior to the applicable change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein, (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) Accounting Standards Codification 842, Leases (or any other Accounting Standards Codification having similar result or effect) (and related interpretations) to the extent any lease (or similar arrangement) would be required to be treated as a capital lease thereunder where such lease (or arrangement) would have been treated as an operating lease under GAAP as in effect immediately prior to the effectiveness of such Accounting Standards Codification.

1.3 Interpretation, Etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The terms lease and license shall include sub-lease and sub-license, as applicable. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or in the Credit Documents), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (e) the word “from” when used in connection with a period of time means “from and including” and the word “until” means “to but not including”, (f) references to days, months, quarters and years refer to calendar days, months, quarters and years, respectively and (g) any reference to any law shall include all statutory and regulatory provisions consolidating, amendment, replacing or interpreting such law and any reference to any law or regulation shall refer to such law or regulation as amended, modified or supplemented from time to time.

1.4 Divisions. For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interest at such time.

1.5 Alternative Adjusted Eurodollar Rate. The Administrative Agent does not warrant nor accept any responsibility nor shall the Administrative Agent have any liability with respect to (i) any Benchmark Replacement Conforming Changes, (ii) the administration, submission or any matter relating to the rates in the definition of Adjusted Eurodollar Rate or with respect to any rate that is an alternative, comparable or successor rate thereto or (iii) the effect of any of the foregoing.

SECTION 2. LOANS

2.1 Loans.

(a) (i) Subject to the terms and conditions herein each Lender agrees, severally and not jointly, to make Loans to the Borrower in Dollars from time to time during the Availability Period in an aggregate principal amount that will not result in (1) the amount of such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (2) the sum of the total Revolving Credit Exposures exceeding the lesser of (x) $50,000,000 and (y) the Maximum Borrowing Amount, each determined at the time of such Loan. Notwithstanding the foregoing, no Loans may be borrowed by the Borrower on the Closing Date. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may repay and reborrow Loans. Each Lender’s Revolving Commitment shall expire on the Maturity Date.

(ii) Each Loan shall be made as part of a borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their applicable Revolving Commitments; provided that the failure of any Lender to make its Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Base Rate Loans comprising any Borrowing shall be in an aggregate principal amount that is (1) an integral multiple of $1.0 million and not less than $5.0 million or (2) equal to the remaining available balance of the applicable Revolving Commitments. Eurodollar Rate Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1.0 million and not less than $5.0 million or (ii) equal to the remaining available balance of the applicable Revolving Commitments.

(iii) Subject to Sections 2.15 and 2.16, each Borrowing shall be comprised entirely of Base Rate Loans or Eurodollar Rate Loans as the Borrower may request pursuant to Section 2.1(b). Each Lender may at its option make any Eurodollar Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than ten Eurodollar Rate Loans outstanding hereunder at any one time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(iv) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 12:00 noon, New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account as directed by the Borrower in the applicable Funding Notice maintained with the Administrative Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(v) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(vi) Protective Advances. Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrower and the Lenders, from time to time in the Administrative Agent’s sole discretion to (but shall have absolutely no obligation to), make Loans to the Borrower, on behalf of all Lenders, which the Administrative Agent or the Co-Collateral Agents, in their Permitted Discretion, deems necessary or desirable (x) to preserve or protect the Collateral, or any portion thereof, (y) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Secured Obligations, or (z) to pay any other amount chargeable to or required to be paid by the Borrower pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 10.2) and other sums payable under the Credit Documents (any of such Loans are herein referred to as “Protective Advances”); provided that, the aggregate amount of Protective Advances outstanding at any time shall not at any time exceed an aggregate amount equal to 10.0% of the Maximum Borrowing Amount; provided, further, that the aggregate Revolving Credit Exposure after giving effect to the Protective Advances being made shall not exceed the lesser of (x) $50,000,000 and (y) the aggregate Revolving Commitments. Protective Advances may be made even if the conditions precedent set forth in Section 3.1 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of the Collateral Agent for the benefit of the Secured Parties, in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances shall be Base Rate Loans. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Requisite Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage. The Administrative Agent may, at any time, require the Lenders to fund their participations in any Protective Advance. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

(b) Borrowing Mechanics for Loans. To request a Credit Extension in the form of a Borrowing, the Borrower shall deliver, by facsimile, a duly completed and executed Funding Notice to the Administrative Agent (i) in the case of a Eurodollar Rate Loan, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing or (ii) in the case of a Base Rate Loan, not later than 12:00 noon, New York City time, one Business Day before the date of the proposed Borrowing. Each Funding Notice shall be irrevocable and shall specify the following information:

(i) the aggregate amount of such Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be a Base Rate Borrowing or a Eurodollar Rate Borrowing;

(iv) in the case of a Eurodollar Rate Loan, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(v) the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.1(a)(iv); and

(vi) that the conditions set forth in Sections 3.2(b) – (d) have been satisfied as of the date of the notice.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Base Rate Loan. If no Interest Period is specified with respect to any requested Eurodollar Rate Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Funding Notice in accordance with this Section 2.1, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

2.2 Pro Rata Shares; Availability of Funds.

(a) Pro Rata Shares. All Loans shall be made, and all participations purchased, by the Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder nor shall any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

(b) Availability of Funds. Unless the Administrative Agent shall have been notified by any Lender prior to the Borrowing Date that such Lender does not intend to make available to the Administrative Agent, the amount of such Lender’s Loan requested on the Borrowing Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the Borrowing Date and the Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the Borrower a corresponding amount on the Borrowing Date. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from the Borrowing Date until the date such amount is paid to the Administrative Agent at the customary rate set by the Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon the demand of the Administrative Agent, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent, together with interest thereon, for each day from the Borrowing Date until the date such amount is paid to the Administrative Agent at the rate payable hereunder for Base Rate Loans for the Loans. Nothing in this Section 2.2(b) shall be deemed to relieve any Lender from its obligation to fulfill its Revolving Commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.3 Use of Proceeds. The proceeds of the Loans shall be applied by the Borrower for general corporate purposes, including working capital and Permitted Acquisitions. No part of the proceeds from the Loans made hereunder constitutes or will constitute funds obtained on behalf of any Sanctioned Person or will otherwise be used by the Borrower or any of its Affiliates, directly or indirectly, (i) in connection with any investment in, or any transactions or dealings with, any Sanctioned Person, or (ii) otherwise in violation of applicable Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions.

2.4 Evidence of Debt; Register; Lenders’ Books and Records; Notes; Repayment of Loans.

(a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of the Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided that (i) the failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s Obligations in respect of any applicable Loans, and (ii) in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b) Register. The Administrative Agent (or its agent or sub-agent appointed by it), acting solely for U.S. federal income tax purposes as a non-fiduciary agent of the Borrower, shall maintain at its Principal Office a register for the recordation of the names and addresses of the Lenders and Loans (including both principal and stated interest) of each Lender from time to time (the “Register”). The Register shall be available for inspection by the Borrower or any Lender (with respect to (i) any entry relating to such Lender’s Loans and (ii) the identity of the other Lenders (but not any information with respect to such other Lenders’ Loans)) at any reasonable time and from time to time upon reasonable prior written notice. The Administrative Agent shall record, or shall cause to be recorded, in the Register the Loans in accordance with the provisions of Section 10.6, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on the Borrower and each Lender, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s Obligations in respect of any Loan. The Borrower hereby designates the Administrative Agent to serve as the Borrower’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.4, and the Borrower hereby agrees that, to the extent the Administrative Agent serves in such capacity, the Administrative Agent and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”

(c) Notes. If so requested by any Lender by written notice to the Borrower (with a copy to the Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after the Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Loans.

(d) Promise to Repay. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the principal amount of each Loan of such Lender on the Maturity Date.

2.5 Interest on Loans.

(a) Except as otherwise set forth herein, the Loans shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i) if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

(ii) if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin; and

(b) The basis for determining the rate of interest with respect to the Loans, and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by the Borrower and notified to each Agent and the Lenders pursuant to the Funding Notice or applicable Conversion/Continuation Notice, as the case may be.

(c) In the event the Borrower fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a Eurodollar Rate Loan) will be automatically converted into a Base Rate Loan on the last day of then-current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). In the event the Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, the Borrower shall be deemed to have selected an Interest Period of one (1) month. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof to the Borrower and each Lender holding Loans.

(d) Interest payable pursuant to Section 2.5(a) shall be computed (i) in the case of Base Rate Loans on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan, the last Interest Payment Date with respect to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e) Except as otherwise set forth herein, interest on each Loan (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of the Loans, including final maturity of the Loans; provided that with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.

2.6 Conversion/Continuation.

(a) Subject to Section 2.15 and so long as no Default or Event of Default shall have occurred and then be continuing, the Borrower shall have the option:

(i) to convert at any time all or any part of any Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount from one Type of Loan to another Type of Loan; provided that a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless the Borrower shall pay all amounts due under Section 2.15 in connection with any such conversion; or

(ii) upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount as a Eurodollar Rate Loan.

(b) The Borrower shall deliver a Conversion/Continuation Notice to the Agents no later than 10:00 a.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to effect a conversion or continuation in accordance therewith. If on any day a Conversion/Continuation Notice has been delivered to the Administrative Agent but no Interest Period has been selected, it shall be an Interest Period of one month. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to the Agents in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then that Loan shall be a Eurodollar Rate Loan with an Interest Period of one month.

2.7 Default Interest. Following the occurrence and during the continuance of an Event of Default, upon notice from the Administrative Agent (provided that (i) no such notice will be required for any Event of Default under clauses 8.1(f) or (g) hereof and (ii) if notice is delivered by the Administrative Agent, default interest shall accrue from the first date upon which such Event of Default occurred), the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall, after as well as before judgment, bear interest (including post-petition interest in any proceeding under Debtor Relief Laws) payable on demand at a rate that is 2.0% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2.0% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans); provided that in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2.0% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.7 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

2.8 [Reserved]

2.9 Voluntary Prepayments; Reduction of Revolving Commitments.

(a) At any time and from time to time:

(i) with respect to Base Rate Loans, the Borrower may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount (or such lesser amount which constitutes the full amount of such Loans outstanding); and

(ii) with respect to Eurodollar Rate Loans, the Borrower may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount (or such lesser amount which constitutes the full amount of such Loans outstanding).

(b) All such prepayments shall be made:

(i) upon not less than one Business Day’s prior notice in the case of Base Rate Loans; and

(ii) upon not less than three Business Days’ prior notice in the case of Eurodollar Rate Loans;

in each case given to the Administrative Agent by 12:00 p.m. (New York City time) on the date required. Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein (it being understood that if such prepayment is to be made in conjunction with the receipt by the Borrower of funds from a refinancing or any other transaction, then such notice maybe made contingent upon the closing of such transaction).

(c) The Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if and to the extent that, after giving effect to any concurrent prepayment of the Loans in accordance with this Section 2.9, the amount of the sum of the Revolving Credit Exposures would exceed the Maximum Borrowing Amount.

2.10 Mandatory Prepayments.

(a) If, at any time, the total Revolving Credit Exposures exceed the lesser of (x) $50,000,000 and (y) the Maximum Borrowing Amount then in effect, the Borrowers shall immediately (i) prepay Loans in an amount equal to such excess and (ii) if such excess is greater than the outstanding principal amount of the Loans at such time, the Borrower shall pay to the Administrative Agent an amount in immediately available funds equal to the amount by which the Revolving Credit Exposures exceed the lesser of (x) $50,000,000 and (y) the Maximum Borrowing Amount after giving effect to the payment made pursuant to clause (i) above to be held for the benefit of the Lenders and the Issuing Banks in accordance with the Collateral Documents to secure the payment of all reimbursement obligations in respect of any LC Disbursements arising from subsequent drawings under Letters of Credit issued hereunder. All or any portion of any amount paid to the Administrative Agent pursuant to clause (ii) above will be returned to the Borrower at its request accompanied by a certificate of a Financial Officer stating that, after giving effect to such return, the Revolving Credit Exposures will not exceed the lesser of (x) $50,000,000 and (y) the Maximum Borrowing Amount then in effect and no Event of Default is continuing.

2.11 [Reserved]

2.12 Application of Prepayments. Any prepayment of Loans shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.15(c).

2.13 General Provisions Regarding Payments.

(a) All payments by the Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, recoupment, set-off or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 12:00 p.m. (New York City time) on the date due at the Principal Office of the Administrative Agent for the account of the Lenders; for purposes of computing interest and fees, funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by the Borrower on the next succeeding Business Day.

(b) All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c) The Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate to the Administrative Agent, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by the Administrative Agent.

(d) Notwithstanding the foregoing provisions hereof, if any Conversion/ Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e) The Borrower hereby authorizes the Administrative Agent to charge the Borrower’s accounts with the Administrative Agent in order to cause timely payment to be made to the Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

(f) The Administrative Agent may, in its discretion, deem any payment by or on behalf of the Borrower hereunder that is not made in same day funds prior to 12:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by the Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. The Administrative Agent shall give prompt notice to the Borrower and each applicable Lender if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.7 from the date such amount was due and payable until the date such amount is Paid in Full.

(g) If an Event of Default shall have occurred and not otherwise been waived or cured, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1 or pursuant to any sale of, any collection from, or other realization upon all or any part of the Collateral, all payments or proceeds received by the Agents in respect of any of the Obligations, shall be applied in accordance with the application arrangements described in Section 8.2.

2.14 Ratable Sharing. The Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify the Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. The Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set-off or counterclaim with respect to any and all monies owing by the Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. The provisions of this Section 2.14 shall not be construed to apply to (a) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it.

2.15 Making or Maintaining Eurodollar Rate Loans.

(a) Inability to Determine Applicable Interest Rate. In the event that the Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made after consultation with the Borrower and the Administrative Agent), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of “Adjusted Eurodollar Rate” or the rates referenced in the definition of “Adjusted Eurodollar Rate” are otherwise not available, the Administrative Agent shall on such date give notice (by telefacsimile or e-mail) to the Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by the Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by the Borrower.

(b) Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date (i) any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining, converting to or continuation of its Eurodollar Rate Loans has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) the Administrative Agent is advised by the Requisite Lenders (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining, converting to or continuation of its Eurodollar Rate Loans has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of the Lenders in that market, then, and in any such event, such Lenders (or in the case of the preceding clause (i), such Lender) shall be an “Affected Lender” and such Affected Lender shall on that day give notice (by e-mail) to the Borrower and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each other Lender). If the Administrative Agent receives a notice from (x) any Lender pursuant to clause (i) of the preceding sentence or (y) a notice from Lenders constituting Requisite Lenders pursuant to clause (ii) of the preceding sentence, then (1) the obligation of the Lenders (or, in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by each Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice or the circumstances in clause (ii) have arisen, the Lenders (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Lenders’ (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender’s) obligations to maintain their respective outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Borrower shall have the option, subject to the provisions of Section 2.15(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice to the Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender).

(c) Compensation for Breakage or Non-Commencement of Interest Periods. The Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or payable by such Lender to Lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Funding Notice, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by the Borrower.

(d) Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e) Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.15 and under Section 2.16 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of “Adjusted Eurodollar Rate” in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States; provided that each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.15 and under Section 2.16.

2.16 Increased Costs; Capital Adequacy.

(a) Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.17 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender or Issuing Bank shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (A) any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (regardless of whether the underlying law, treaty or governmental rule, regulation or order was issued or enacted prior to the date hereof), including the introduction of any new law, treaty or governmental rule, regulation or order but excluding solely proposals thereof, or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or (B) any guideline, request or directive by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law) or any implementation rules or interpretations of previously issued guidelines, requests or directives, in each case that is issued or made after the date hereof: (i) subjects any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, liquidity, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender or such Issuing Bank (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of “Adjusted Eurodollar Rate”) or any company controlling such Lender or such Issuing Bank; or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or any company controlling such Lender or Issuing Bank or such Lender’s or Issuing Bank’s obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender or Issuing Bank of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender or Issuing Bank (or its applicable lending office) with respect thereto; then, in any such case, the Borrower shall promptly pay to such Lender or such Issuing Bank, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or in a lump sum or otherwise as such Lender or Issuing Bank in its sole discretion shall determine) as may be necessary to compensate such Lender or Issuing Bank for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender or Issuing Bank shall deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender or Issuing Bank under this Section 2.16(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b) Capital Adequacy Adjustment. In the event that any Lender or Issuing Bank shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (A) the adoption, effectiveness, phase-in or applicability of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or (B) compliance by any Lender or any Issuing Bank (or its applicable lending office) or any company controlling such Lender or such Issuing Bank with any guideline, request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, in each case after the date hereof, has or would have the effect of reducing the rate of return on the capital of such Lender or Issuing Bank or any company controlling such Lender or Issuing Bank as a consequence of, or with reference to, such Lender’s Loans, or participations therein or other obligations hereunder with respect to the Loans or Letters of Credit to a level below that which such Lender or such Issuing Bank or such controlling company could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such Issuing Bank or such controlling company with regard to capital adequacy), then from time to time, within five Business Days after receipt by the Borrower from such Lender or such Issuing Bank of the statement referred to in the next sentence, the Borrower shall pay to such Lender or such Issuing Bank such additional amount or amounts as will compensate such Lender or such controlling company on a pre-Tax basis for such reduction. Such Lender or such Issuing Bank shall deliver to the Borrower (with a copy to the Administrative Agent) a statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender or such Issuing Bank under this Section 2.16(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error. For the avoidance of doubt, subsections (a) and (b) of this Section 2.16 shall apply to all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued by any United States regulatory authority (i) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), regardless of the date adopted, issued, promulgated or implemented.

2.17 Taxes; Withholding, Etc.

(a) Defined Terms. For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and “applicable law” includes FATCA.

(b) Payments Free and Clear of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payments of Other Taxes by a Credit Party. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Credit Parties. The Credit Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 2.17, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Recipient under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) On or prior to the date, if any, following the Closing Date on which a successor Administrative Agent first becomes the Administrative Agent to this Agreement, such Administrative Agent shall, in the event that the Administrative Agent is a U.S. Person, deliver an IRS Form W-9 to Borrower, and in the event the Administrative Agent is not a U.S. Person, deliver to Borrower the appropriate IRS Form W-8 certifying the Administrative Agent’s exemption, if any, from U.S. withholding Taxes with respect to amounts payable under this Agreement.

Each Recipient agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

(i) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(g) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (i).

2.18 Obligation to Mitigate. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.15, 2.16 or 2.17, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Loans, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.15, 2.16 or 2.17 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Loans or the interests of such Lender; provided that such Lender will not be obligated to utilize such other office pursuant to this Section 2.18 unless the Borrower agrees to pay all incremental expenses and costs incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by the Borrower pursuant to this Section 2.18 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive absent manifest error.

2.19 Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (the “Revolving Commitment Fee”) equal to (i) 0.25% per annum of the average daily amount by which the lesser of (x) $50,000,000 and (y) total Revolving Commitments exceed the total

Revolving Credit Exposures if such average daily excess amount over the immediately preceding fiscal quarter as a percentage of the total Revolving Commitments is less than 50% or (ii) 0.375% per annum of the average daily amount by which the lesser of (x) $50,000,000 and (y) total Revolving Commitments exceed the total Revolving Credit Exposures if such average daily excess amount over the immediately preceding fiscal quarter as a percentage of the total Revolving Commitments is greater than or equal to 50%; provided that such rate per annum shall be 0.375% per annum for the period from and including the Closing Date to and including December 31, 2019.

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the then-applicable Applicable Margin for Eurodollar Rate Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to each Issuing Bank for its own account a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by such Issuing Bank during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as each Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder.

(c) The Borrower agrees to pay to each Lender, each Issuing Bank and to each Agent such other fees in the amounts and at the times separately agreed upon.

2.20 Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to the Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.15, 2.16 or 2.17, and in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.18, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after the Borrower’s request for such withdrawal; or (b) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender or Non-Consenting Lender that is not (or not affiliated with) the Administrative Agent (the “Terminated Lender”), the Borrower may, by giving notice to the Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans in full to one or more Eligible Assignees (each, a “Replacement Lender”) in accordance with the provisions of Section 10.6 and the Borrower shall pay the fees, if any, payable thereunder in connection with any such assignment from an Increased-Cost Lender, a Non-Consenting Lender; provided that (1) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payment required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments thereafter; (2) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender the sum of an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender; (3) on the date of such assignment, the Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.15(c), 2.16 or 2.17; or otherwise as if it were a prepayment pursuant to Section

2.9; and (4) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender. Each Lender agrees that if the Borrower exercises its option hereunder to cause an assignment by such Lender as a Non-Consenting Lender or Terminated Lender, such Lender shall, promptly after receipt of notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 10.6. In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 10.6 on behalf of a Non-Consenting Lender or Terminated Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 10.6.

2.21 Reserves.

(a) The Co-Collateral Agents shall have the right, at any time and from time to time after the Closing Date in its Permitted Discretion to establish, modify or eliminate Reserves upon five (5) Business Days’ prior written notice (which notice shall include a reasonably detailed description of the Reserve being established, modified or eliminated) to the Borrower; provided that no such prior notice shall be required for changes to any Reserves resulting solely by virtue of mathematical calculations of the amount of the Reserve in accordance with the methodology of calculation previously utilized or pursuant to the terms hereof.

(b) Upon receipt of such notice, the Borrower will not be permitted to borrow Loans so as to exceed the Maximum Borrowing Amount, after giving effect to such new or modified Reserve. During such five (5) Business Day period, the Co-Collateral Agents shall, if requested by the Borrower, be available to discuss in good faith any such proposed Reserve with the Borrower (at reasonable times and as often as reasonably requested) and the Borrowing Base Credit Parties may take such action as may be required so that the event, condition or matter that is the basis for such Reserve or modification no longer exists or exists in a manner and to the extent that is reasonably satisfactory to the Co-Collateral Agents in the exercise of their Permitted Discretion. In no event shall such notice and opportunity limit the right of the Collateral Agent to establish or change such Reserve, unless the Co-Collateral Agents shall have determined in its Permitted Discretion that the event, condition or other matter that is the basis for such new Reserve or such change no longer exists or has otherwise been adequately addressed by the Borrowing Base Credit Parties.

(c) Promptly after the Co-Collateral Agents have knowledge that the event, condition or matter which is the basis for the establishment of a Reserve no longer exists, the Co-Collateral Agents shall eliminate such Reserve.

2.22 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of standby Letters of Credit denominated in Dollars for the account of the Borrower and/or, any Subsidiary of the Borrower, in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the Availability Period, subject to the limitations in clause (c) below. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. With respect to any issuance of a Letter of Credit to any Subsidiary of the Borrower, the Borrower shall be a joint and several co-applicant, and references to the “Borrower” in this Section 2.22 shall be deemed to include such Subsidiary, unless the context clearly indicates otherwise.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent five (5) Business Days in advance of the requested date of issuance, amendment, renewal or extension a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by any Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (A) the amount of the LC Exposure shall not exceed the LC Sublimit, (B) the sum of the amount of the total Revolving Credit Exposures shall not exceed the lesser of (x) $50,000,000 and (y) the Maximum Borrowing Amount and (iii) the aggregate LC Exposure in respect of Letters of Credit issued by such Issuing Bank would not exceed such Issuing Bank’s LC Commitment.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (C) the date twelve (12) months after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, twelve (12) months after such renewal or extension), and (D) the date that is five (5) Business Days prior to the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of any Issuing Bank or the Lenders, each Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from each Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent in Dollars the amount equal to such LC Disbursement, calculated as of the date such Issuing Bank made such LC Disbursement not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Borrower receives notice of such LC Disbursement; provided that, if such LC Disbursement is not less than $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.1 that such payment be financed with a Base Rate Loan in an equivalent amount of such LC Disbursement and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Base Rate Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.1 with respect to Loans made by such Lender (and Section 2.1 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the applicable Issuing Bank for any LC Disbursement (other than the funding of Base Rate Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of their obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by any Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, any Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) upon the funding of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of their obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburse such LC Disbursement, at the rate per annum then applicable to Base Rate Loans; provided that, if the Borrower fail to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.7 shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the applicable Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of any Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.19(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day following the date that the Borrower receive notice from the Administrative Agent or the Requisite Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to 105% of the amount of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (f) or (g) of Section 8.1. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the

Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations. If the Borrower are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

2.23. Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of Requisite Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder; third, to Cash Collateralize the Issuing Banks’ LC Exposure with respect to such Defaulting Lender in accordance with the applicable provisions of this Agreement; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with the applicable provisions of this Agreement; sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Banks against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by any Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit are held by the Lenders pro rata in accordance with the Revolving Commitments without giving effect to Section 2.23(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.23(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. (A) No Defaulting Lender shall be entitled to receive any Revolving Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive fees with respect to its LC Exposures for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to the applicable provisions of this Agreement.

(C) With respect to any fees not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Exposures that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s LC Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce LC Exposure and Protective Advance Exposure. All or any part of such Defaulting Lender’s participation in LC Exposures and Protective Advance Exposures shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 3.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Issuing Banks’ LC Exposure in accordance with the applicable provisions of this Agreement.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent and Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Revolving Commitments (without giving effect to Section 2.23(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Letters of Credit. So long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no LC Exposure after giving effect thereto.

2.24. Application of Funds after a Cash Dominion Event.

Each Credit Party hereby irrevocably waives the right to direct, during a Cash Dominion Event, the application of any funds in any Collection Account or Concentration Account of such Credit Party and agrees that the Collateral Agent (in its sole discretion) and, upon the written direction of the Requisite Lenders given, in each case, at any time during such Cash Dominion Event, shall exercise its applicable rights under any Control Agreement of such Credit Party (including providing any notices of blockage or control) for each Collection Account and Concentration Account of such Credit Party and apply all available funds in any such account, but in each case without a permanent reduction of the Revolving Commitments, on a daily basis (but only so long as such Cash Dominion Event is continuing) as follows: first to pay any fees or expense reimbursements then due to the Agents, the Issuing Banks, and the Lenders, pro rata, second to pay interest due and payable in respect of any Loans (including Protective Advances) that may be outstanding, third to prepay the principal of any Protective Advances that may be outstanding, and fourth to prepay the principal of the Loans and to cash collateralize LC Exposure in accordance with Section 2.22(j).

2.25 Effect of Benchmark Transition Events.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Credit Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the Adjusted Eurodollar Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Requisite Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Requisite Lenders have delivered to the Administrative Agent written notice that such Requisite Lenders accept such amendment. No replacement of the Adjusted Eurodollar Rate with a Benchmark Replacement pursuant to this Section titled “Effect of Benchmark Transition Event” will occur prior to the applicable Benchmark Transition Start Date.

(b) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section titled “Effect of Benchmark Transition Event,” including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section titled “Effect of Benchmark Transition Event.”

(d) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Eurodollar Rate Borrowing of, conversion to or continuation of Eurodollar Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period, the component of Base Rate based upon the Adjusted Eurodollar Rate will not be used in any determination of Base Rate.

SECTION 3. CONDITIONS PRECEDENT

3.1 Closing Date. The effectiveness of this Agreement and the obligation of each (i) Lender to make a Loan and (ii) Issuing Bank to issue Letters of Credit hereunder, on the Closing Date are subject to satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date:

(a) Credit Documents and Term Loan Facility.

(i) The Administrative Agent shall have received copies of (A) this Agreement, (B) the Security Agreement, (C) each of the Notes, and (D) each of the Intellectual Property Security Agreements, in each case executed and delivered by each Credit Party which is a party thereto.

(ii) (A) The Term Loan Credit Agreement and the related collateral documents shall be in form and substance reasonably satisfactory to the Administrative Agent, (B) the Term Loan Credit Agreement shall be in full force and effect, and (C) the Administrative Agent shall have received true and correct copies of the Term Loan Credit Agreement, the Term Loan Security Agreement and such other guaranty and collateral documents therefor.

(iii) The Collateral Agent, the Term Loan Facility Agent and the Credit Parties shall have duly authorized, executed and delivered the Intercreditor Agreement, and the Intercreditor Agreement shall be in full force and effect.

(b) Organizational Documents; Incumbency; Resolutions; Good Standing Certificates. The Administrative Agent shall have received, in respect of each Credit Party, (i) copies of each Organizational Document of each Credit Party, and, to the extent applicable, certified as of the Closing Date or a recent date prior thereto by the appropriate Governmental Authority; (ii) signature and incumbency certificates of the officers of such Credit Party, or the managing member or general party of such Credit Party; (iii) resolutions of the Board of Directors of such Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of such Credit Party’s jurisdiction of incorporation, organization or formation; and (v) signature and incumbency certificates of one or more officers of the Borrower who are authorized to execute Funding Notices delivered under this Agreement;

(c) Organizational and Capital Structure. The organizational structure and capital structure of the Borrower and its Subsidiaries on the Closing Date shall be as set forth on Schedule 4.2(A). The organizational structure and capital structure of the Borrower and its Subsidiaries upon the Spin-Off shall be as set forth on Schedule 4.2(B)

(d) [Reserved].

(e) No Indebtedness. On the Closing Date, after giving effect to the Related Transactions, the Borrower and its Subsidiaries shall have outstanding no existing Indebtedness (other than the Indebtedness expressly permitted to be outstanding under this Agreement) and the Administrative Agent shall have received reasonably satisfactory evidence of the termination of any the Existing Indebtedness and any other existing Indebtedness (including any and all commitments relating thereto, but excluding any existing Indebtedness expressly permitted to be outstanding under this Agreement) and the release of all Liens in connection therewith.

(f) Lien and Judgment Searches. The Administrative Agent shall have received:

(i) the results of a Lien search (including a search as to judgments, pending litigation, bankruptcy and Tax matters), in form and substance reasonably satisfactory to the Administrative Agent, made against the Credit Parties under the UCC (or applicable judicial docket) as in effect in each jurisdiction in which filings or recordations under the UCC should be made to evidence or perfect security interests in all assets of such Credit Party, indicating among other things that the assets of each such Credit Party are free and clear of any Lien (except for Permitted Liens); and

(ii) searches of ownership of intellectual property in the appropriate U.S. governmental offices and such patent, trademark and/or copyright filings as may be requested by the Administrative Agent to the extent necessary or reasonably advisable to perfect the Collateral Agent’s security interest in intellectual property Collateral.

(g) Personal Property Collateral. Each Credit Party shall have delivered to the Collateral Agent (or, in the case of clause (ii) below, to the Collateral Agent under the Term Loan Credit Agreement):

(i) UCC-1 financing statements in respect of security interests granted by each Credit Party for filing in all applicable jurisdictions;

(ii) in connection with the pledge of the Equity Interest owned by each Credit Party, an original stock certificate representing such pledged Equity Interests (to the extent such Equity Interests are certificated), together with customary blank stock or unit transfer powers and irrevocable powers duly executed in blank;

(iii) a completed Perfection Certificate dated the Closing Date and executed by an Authorized Officer of the Borrower, together with all attachments contemplated thereby; and

(iv) fully executed Intellectual Property Security Agreements, in proper form for filing and recording in all appropriate places in all applicable jurisdictions, memorializing and recording the encumbrance of the Intellectual Property Assets listed in Schedule VI to the Perfection Certificate.

(h) Financial Statements; Projections. The Administrative Agent shall have received from the Borrower (i) the Historical Financial Statements and (ii) the Projections.

(i) Evidence of Insurance. The Collateral Agent shall have received a certificate from the applicable Credit Party’s insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect, together with (i) an endorsement naming the Collateral Agent, for the benefit of Secured Parties, as additional insured with respect to liability insurance and (ii) a lender’s loss payable endorsement in favor of the Collateral Agent, for the benefit of the Secured Parties, with respect to casualty and property insurance, in each case, to the extent required under Section 5.5.

(j) Opinions of Counsel to Credit Parties. Agents and Lenders and their respective counsel shall have received originally executed copies of the favorable written opinions, each dated the Closing Date, of Cooley LLP, New York counsel for the Credit Parties, in each case as to such matters as the Administrative Agent may reasonably request and in form and substance reasonably satisfactory to the Administrative Agent (and each Credit Party hereby instructs such counsel to deliver such opinions to the Agents and Lenders).

(k) Fees. All closing payments, costs, fees, expenses (including reasonable, documented, out-of-pocket legal fees and expenses) and other compensation payable to each Agent and the Lenders, including pursuant to the Fee Letter shall have been paid (or shall concurrently be paid) to the extent then due; provided that, in the case of costs and expenses, an invoice of such costs and expenses shall have been presented not less than two Business Days prior to the Closing Date.

(l) Solvency Certificate. On the Closing Date, the Administrative Agent shall have received a Solvency Certificate from the chief financial officer, treasurer or similar officer of the Borrower, demonstrating that after giving effect to the consummation of the Related Transactions the Credit Parties are and will be, on a consolidated basis, Solvent.

(m) Closing Date Certificate. The Borrower shall have delivered to the Administrative Agent an originally executed Closing Date Certificate, together with all attachments thereto.

(n) [Reserved]

(o) “Know-Your-Customer”. To the extent requested in writing at least 10 Business Days prior to the Closing Date, the Lenders shall have received at least 5 Business Days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) the “PATRIOT Act”).

(p) [Reserved]

(q) Representations and Warranties. All representations and warranties contained in Article IV or any other Credit Document shall be true and correct in all material respects (or, if qualified by “materiality”, “Material Adverse Effect” or similar language, in all respects (after giving effect to such qualification)) on and as of the Closing Date.

(r) Governmental Authorizations and Consents. Each Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary in connection with the transactions contemplated by the Credit Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Administrative Agent. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(s) No Litigation. There shall not exist any action, suit, investigation, litigation, proceeding, hearing or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of the Administrative Agent, singly or in the aggregate could have a Material Adverse Effect.

(t) Borrowing Base Certificate. The Administrative Agent shall have received the initial Borrowing Base Certificate dated as of October 31, 2019.

3.2 All Credit ExtensionsA. . The obligation of each Lender or Issuing Bank to make any Credit Extension shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 3.2:

(a) Funding Notice. The Administrative Agent shall have received a fully executed and delivered Funding Notice as required pursuant to Section 2.1(b) if Loans are being requested.

(b) No Default or Event of Default. No Default or Event of Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c) Representations and Warranties. All representations and warranties contained in Article IV or any other Credit Document shall be true and correct in all material respects (or, if qualified by “materiality”, “Material Adverse Effect” or similar language, in all respects (after giving effect to such qualification)) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (except that any such representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects as of such earlier date).

(d) Revolving Credit Exposures. The total Revolving Credit Exposures, after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, shall not exceed the lesser of (x) Maximum Borrowing Amount and (y) $50,000,000.

The delivery of a Funding Notice (or the request required by Section 2.22(a) in connection with a Credit Extension related to a Letter of Credit) and the acceptance by the Borrower of the proceeds or benefits of such Credit Extension shall constitute a representation and warranty by the Borrower and each other Credit Party that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the conditions contained in Sections 3.2(b) – (e) have been satisfied. The Borrower shall provide such information as the Administrative Agent may reasonably request to confirm that the conditions in Sections 3.2(b) – (e) have been satisfied.

SECTION 4. REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent, the Lenders and the Issuing Banks to enter into this Agreement and to make Credit Extensions hereunder, each Credit Party represents and warrants to the Administrative Agent, the Lenders and the Issuing Banks on the Closing Date and on each date a Credit Extension is made, that the following statements are true and correct (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with, and after giving effect to, the consummation of the Related Transactions):

4.1 Organization; Requisite Power and Authority; Qualification. Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

4.2 Equity Interests and Ownership. The Equity Interests of each of the Borrower and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable. Except as set forth on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which the Borrower or any of its Subsidiaries is a party requiring, and there is no membership interest or other Equity Interests of the Borrower or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by the Borrower or any of its Subsidiaries of any additional membership interests or other Equity Interests of the Borrower or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of the Borrower or any of its Subsidiaries. Schedule 4.2 correctly sets forth the ownership interest of the Borrower and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date both before and after giving effect to the Related Transactions.

4.3 Due Authorization. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

4.4 No Conflict. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate (i) any provision of any law or any governmental rule or regulation applicable to the Borrower or any of its Subsidiaries, (ii) any of the Organizational Documents of the Borrower or any of its Subsidiaries, or (iii) any order, judgment or decree of any court or other agency of government binding on the Borrower or any of its Subsidiaries, except in the case of (i) and (iii) for violations that could not reasonably be expected to result in a Material Adverse Effect; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of the Borrower or any of its Subsidiaries; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of the Borrower or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of the Collateral Agent, for the benefit of the Secured Parties); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of the Borrower or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders.

4.5 Governmental Consents. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, and except for (i) filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Collateral Agent for filing and/or recordation, as of the Closing Date, (ii) such as have been obtained or made and are in full force and effect, and (iii) consents, approvals, registrations, filings, permits or actions the failure to obtain or perform which could not reasonably be expected to result in a Material Adverse Effect.

4.6 Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.7 Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of the Closing Date, neither the Borrower nor any of its Subsidiaries has any contingent liability or liability for Taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Borrower and any of its Subsidiaries taken as a whole.

4.8 [Reserved].

4.9 No Material Adverse Effect. Since December 31, 2018, no event, circumstance or change has occurred that has caused or evidences, or could reasonably be expected to result in, either in any case or in the aggregate, a Material Adverse Effect.

4.10 Adverse Proceedings, Etc.

There are no Adverse Proceedings (i) that involve any Credit Document or (ii) in which there is a reasonable likelihood of an adverse determination that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.11 Payment of Taxes. All tax returns and reports of the Borrower and its Subsidiaries required to be filed by any of them have been filed, and all Taxes shown on such tax returns to be due and payable, and all other taxes, assessments, fees and other governmental charges upon the Borrower and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid, except (a) Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

4.12 Properties.

(a) Title. Each of the Borrower and its Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in intellectual property) and (iv) good title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.7 and in the most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.6. Except as permitted by this Agreement and minor irregularities or deficiencies in title that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, all such properties and assets are free and clear of Liens.

(b) Real Estate. As of the Closing Date, Schedule 4.12 contains a true, accurate and complete list of (i) all Real Estate Assets, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and the Borrower does not have knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

4.13 Environmental Matters. Neither the Borrower nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law. There are and, to each of the Borrower’s and its Subsidiaries’ knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries nor, to any Credit Party’s knowledge, any predecessor of the Borrower or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of the Borrower’s or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent. Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. No event or condition has occurred or is occurring with respect to the Borrower or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.

4.14 No Defaults. Neither the Borrower nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

4.15 Intellectual Property Licenses. Schedule 4.15 contains a true, correct and complete list of all Intellectual Property Licenses in effect on the Closing Date that the Borrower reasonably expects to generate annual revenue in excess of $10.0 million for any of the Fiscal Years ending December 31, 2019 through and including December 31, 2024, and all such agreements are in full force and effect and, to the knowledge of the Borrower, no defaults or other events which would permit termination thereof currently exist thereunder as of the Closing Date.

4.16 Governmental Regulation. Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither the Borrower nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.17 Federal Reserve Regulations; Exchange Act.

(a) None of the Borrower or any of their Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No portion of the proceeds of any Loan shall be used in any manner, whether directly or indirectly, that causes or could reasonably be expected to cause, such Loan or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.

4.18 Employee Matters. Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries, or to the best knowledge of the Borrower, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against the Borrower or any of its Subsidiaries or to the best knowledge of the Borrower, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving the Borrower or any of its Subsidiaries, and (c) to the best knowledge of the Borrower, no union representation question existing with respect to the employees of the Borrower or any of its Subsidiaries and, to the best knowledge of the Borrower, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

4.19 Employee Benefit Plans. The Borrower, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status. No liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by the Borrower, any of its Subsidiaries or any of their ERISA Affiliates. No ERISA Event has occurred or is reasonably expected to occur. Except to the extent required under Section 4980B of the Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates. The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by the Borrower, any of its Subsidiaries or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of the Borrower, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA, is zero. The Borrower, each of its Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan. Each Foreign Plan has been maintained in material compliance with its terms and with the requirements of any and all applicable laws, rules, regulations and orders of any Governmental Authority and has been maintained, where required, in good standing with applicable regulatory authorities. Each Foreign Plan which is required under all applicable laws, rules, regulations and orders of any Governmental Authority to be funded satisfies in all material respects any applicable funding standard under all applicable laws, rules, regulations and orders of any Governmental Authority. For each Foreign Plan which is not funded or which is not required to be fully funded under all applicable laws, rules, regulations and orders of any Governmental Authority, the unfunded obligations of such Foreign Plan are properly accrued and/or reflected on the books and records of the Borrower and its Subsidiaries in all material respects.

4.20 Solvency. The Credit Parties are and, upon the incurrence of any Obligation by any Credit Party on any date on which this representation and warranty is made, will be, on a consolidated basis, Solvent.

4.21 Compliance with Laws.

(a) Generally. Each of the Borrower and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of the Borrower or any of its Subsidiaries), except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Anti-Money Laundering Laws, Etc. None of the Credit Parties or any of their respective Subsidiaries or any of the directors or officers of the Credit Parties or any of their respective Subsidiaries, or to the knowledge of each Credit Party, any of the Affiliates, employees or agents of the Credit Parties or any of their respective Subsidiaries: (i) has taken or will take any action that would constitute or give rise to a violation of Anti-Money Laundering Laws; or (ii) is or has been, in the past five (5) years, subject to any action, proceeding, litigation, claim or investigation with regard to any actual or alleged violation of Anti-Money Laundering Laws. Each Credit Party has implemented and maintains in effect policies and procedures designed to promote and achieve compliance by such Credit Party and its Subsidiaries, and their respective directors, officers, employees and agents, with applicable Anti-Money Laundering Laws.

(c) Anti-Corruption Laws, Etc.

(i) None of the Credit Parties or any of their respective Subsidiaries or any of the directors or officers of the Credit Parties or any of their respective Subsidiaries, or to the knowledge of each Credit Party, any of the Affiliates, employees or agents of the Credit Parties or any of their respective Subsidiaries: (A) has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any Government Official or commercial counterparty to influence official action or secure an improper advantage or in other any manner that would constitute or give rise to a violation of applicable Anti-Corruption Laws: or (B) is or has been, in the past five (5) years, subject to any action, proceeding, litigation, claim or investigation with regard to any actual or alleged violation of Anti-Corruption Laws.

(ii) Each Credit Party has implemented and maintains in effect policies and procedures designed to promote and achieve compliance by such Credit Party and its Subsidiaries, and their respective directors, officers, employees and agents, with applicable Anti-Corruption Laws. None of the Credit Parties or any of their respective Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to any noncompliance with any applicable Anti-Corruption Law; and

(iii) The Borrower will not use, directly or indirectly, any part of the proceeds of the Loans: (A) in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any Government Official or commercial counterparty to influence official action or secure an improper advantage; or (B) in any manner that would constitute or give rise to a violation of applicable Anti-Corruption Laws.

(d) Sanctions. None of the Credit Parties or any of their respective Subsidiaries or any of the directors or officers of the Credit Parties or any of their respective Subsidiaries, or to the knowledge of each Credit Party, any of the Affiliates, employees or agents of the Credit Parties or any of their respective Subsidiaries (i) is a Sanctioned Person; (ii) has engaged in the past five (5) years or intends to engage in the future in any dealings with, involving or for the benefit of, any Sanctioned Person; (iii) has taken any action, directly or indirectly, that would constitute or give rise to a violation of applicable Sanctions or (iv) is or has been, in the past five (5) years, subject to any action, proceeding, litigation, claim or investigation with regard to any actual or alleged violation of Sanctions. Each Credit Party has implemented and maintains in effect policies and procedures designed to promote and achieve compliance by such Credit Party and its Subsidiaries, and their respective directors, officers, employees and agents, with applicable Sanctions. None of the Credit Parties or any of their respective Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to OFAC or any other Governmental Authority with respect to any alleged act or omission arising under or relating to any noncompliance with any applicable Sanctions. The Borrower will not use, directly or indirectly, any part of any proceeds of the Loans: (A) to fund or facilitate any activities or business of, with or involving any Sanctioned Person; or (B) in any manner that would constitute or give rise to a violation of Sanctions by any Person, including any Lender.

4.22 Disclosure. No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or statements furnished to any Agent or Lender by or on behalf of the Borrower or any of its Subsidiaries for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections, budgets and forward looking information and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to the Borrower (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

4.23 Use of Proceeds. The proceeds of the Loans shall be used for the purposes set forth in Section 2.3.

4.24 Collateral Documents. The provisions of each of the Collateral Documents (whether executed and delivered prior to or on the Closing Date or thereafter) are and will be effective to create in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, a valid and enforceable security interest in and Lien upon all right, title and interest of each Credit Party in and to the Collateral purported to be pledged, charged, mortgaged or assigned by it thereunder and described therein, and upon (i) the filing of appropriately completed UCC financing statements and continuations thereof in the jurisdictions specified therein, (ii) with respect to issued, registered or applied for (as applicable) United States Patents and United States Trademarks, United States Copyright registrations and exclusive licenses to third-party United States Copyright registrations, the recordation of an appropriately completed short-form Intellectual Property Security Agreement in the United States Patent and Trademark Office and United States Copyright Office, as applicable, (iii) with respect to Deposit Accounts, when the Collateral Agent has “control” within the meaning of Section 9-104 of the applicable UCC and (iv) with respect to any Intellectual Property located in a Material Foreign Jurisdiction and the Collateral thereunder the Foreign Subsidiary Security Agreements, when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable local law, such security interest and Lien shall constitute a fully perfected and Second Priority security interest in and Lien upon such right, title and interest of such Credit Party, in and to such Collateral, in each case to the extent that such security interest and Lien can be perfected by such actions.

4.25 [Reserved.]

4.26 Certain Indebtedness. As of the Closing Date, the only Indebtedness of the Borrower and its Subsidiaries (other than intercompany Indebtedness) consists of the Obligations, Indebtedness incurred pursuant to Section 6.1(c) and other Indebtedness listed on Schedule 6.1.

4.27 Insurance. The Borrower and its Subsidiaries maintains the insurance required by Section 5.5. All insurance maintained by the Borrower and its Subsidiaries on the Closing Date has been disclosed to the Collateral Agent in writing prior to the Closing Date.

4.28 Intellectual Property; Licenses, Etc.

(a) Except as set forth on Schedule 4.28, each of the Borrower and its Subsidiaries own or license or otherwise have the right to use all Patents, Patent applications, Trademarks, Trademark applications, service marks, trade names, Copyrights, Copyright applications and other Intellectual Property rights that are necessary in all material respects for the operation of its business (taken as a whole), without infringement upon or conflict with the rights of any other Person with respect thereto, and all such Intellectual Property owned by a Credit Party is subsisting and, to the knowledge of such party, valid and enforceable, has not been abandoned, and is not subject to any outstanding order, judgment or decree restricting its use or adversely affecting such party’s rights thereto, except, in each case, for such failure to possess such rights, infringements, conflicts, nonsubsistence, invalidity, unenforceability, abandonment or outstanding orders, judgments or decrees, which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the knowledge of any of the Borrower or its Subsidiaries, no slogan or other advertising device, product, process, method, substance or other Intellectual Property or goods bearing or using any Intellectual Property presently contemplated to be sold by or employed by any of the Borrower or its Subsidiaries infringes any Patent, Trademark, service mark, trade name, Copyright, license or other Intellectual Property owned by any other Person in any material respect, and no claim or litigation regarding any of the foregoing is pending or, to the knowledge of any Credit Party, threatened in writing, except for such infringements and conflicts which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Credit Parties collectively own all Material Foreign Intellectual Property except to the extent the transfer of any such Material Foreign Intellectual Property owned by a Foreign Subsidiary that is not a Credit Party to a Credit Party would or could reasonably be expected to (A) result in a material increase in the amounts included in the gross income of a United States shareholder of such Foreign Subsidiary pursuant to Section 951 (or a successor provision) of the Code, (B) result in a material amount of transfer Taxes or a material non-U.S. Tax liability of such Foreign Subsidiary that would not be incurred absent such transfer or (C) materially increase the future Taxes of the Borrower and its Subsidiaries (taking into account any offsetting Tax savings or other benefits), in each case as reasonably determined by the Borrower.

(c) As of the Closing Date, no Excluded Subsidiary owns any material Patents other than the Patents owned by Rovi Europe Ltd.

4.29 Borrowing Base Certificate. As to each Account identified by the Borrower as an Eligible Account in the Borrowing Base Certificate most recently submitted to the Administrative Agent, such Account (as of the end of the month or week, as applicable, for which such Borrowing Base Certificate was prepared) is not excluded as ineligible by virtue of one or more excluding criteria (other than any such criteria which is subject to the discretion or approval of the Co-Collateral Agents). Except for discretionary eligibility criteria or criteria requiring the consent of the Co-Collateral Agents, such Borrowing Base Certificate presents accurately and fairly in all material respects the Borrowing Base and the calculation thereof as of the end of the month or week, as applicable, for which such Borrowing Base Certificate was prepared.

SECTION 5. AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Revolving Commitment is in effect and until Payment in Full of all Obligations, each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

5.1 Financial Statements and Other Reports. The Borrower will deliver to each Agent and the Lenders:

(a) Monthly Reports. Within thirty (30) days after the end of each month ending after the Closing Date, monthly comparisons to the Borrower and Subsidiaries’ budget at the end of such month, in reasonable detail;

(b) Quarterly Financial Statements. Within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year (commencing with the Fiscal Quarter ending March 31, 2020), the consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;

(c) Annual Financial Statements. Within ninety (90) days after the end of each Fiscal Year ending after the Closing Date, (i) the consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from Borrower’s financial plan for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon by independent certified public accountants of recognized national standing selected by the Borrower or if not of recognized national standing reasonably satisfactory to the Administrative Agent (which report and/or the accompanying financial statements shall be unqualified as to going concern and scope of audit (other than as a result of the pending maturity of the Obligations) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards);

(d) Compliance Certificate. Together with each delivery of financial statements of the Borrower and its Subsidiaries pursuant to Sections 5.1(b) and 5.1(c), a duly executed and completed Compliance Certificate;

(e) Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of the Borrower and its Subsidiaries delivered pursuant to Section 5.1(b) or 5.1(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to the Administrative Agent;

(f) Notice of Default, Etc. (x) Promptly upon any officer of the Borrower obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default under any Credit Document; (ii) that any Person has given any notice to the Borrower or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action the Borrower has taken, is taking and proposes to take with respect thereto; and (y) promptly upon any officer of the Borrower obtaining knowledge of the commencement of a Cash Dominion Event or Compliance Period

(g) Notice of Litigation. Promptly upon any officer of the Borrower obtaining knowledge of any Adverse Proceeding not previously disclosed in writing by the Borrower to Lenders in which there is a reasonable likelihood of adverse determination that would be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, notice thereof together with such other material information as may be reasonably available to the Borrower (including delivery of copies of material notices received by the Borrower) to enable Lenders and their counsel to evaluate such matters;

(h) Pension Plans; ERISA.

(A) Copies of any actuarial reports relating to the Pension Plans that are prepared in order to comply with then statutory or auditing requirements;

(B) (x) Promptly (but in any event within ten (10) days) upon becoming aware of the occurrence of or forthcoming occurrence of (i) any ERISA Event, (ii) the adoption of any new Pension Plan by any Credit Party, any of its Subsidiaries or any of their ERISA Affiliates, or the adoption of any new Foreign Plan that provides pension benefits, by any Credit Party or any of its Subsidiaries, (iii) the adoption of an amendment to a Pension Plan or Foreign Plan that provides pension benefits if such amendment results in a material increase in benefits or unfunded liabilities, (iv) the receipt of a notice from a Governmental Authority relating to the intention to terminate any Foreign Plan or to appoint a trustee or similar official to administer any such Foreign Plan, or alleging the insolvency of any such Foreign Plan, (v) the existence of any fact or circumstance that could reasonably be expected to result in the imposition of a Lien or security interest pursuant to Section 430(k) of the Code of Section 303(k) of ERISA, or (vi) the commencement of contributions by any Credit Party, any of its Subsidiaries or any of their respective ERISA Affiliates to a Multiemployer Plan or Foreign Plan that provides pension benefits, a notice specifying the nature thereof, what action the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC or, in the case of a Foreign Plan, any similar Governmental Authority, with respect thereto; and (y) with reasonable promptness (but in any event within three (3) days after filing), copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as the Administrative Agent shall reasonably request;

(i) Forecasts. As soon as practicable and in any event no later than ninety (90) days after the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year then in progress and each of the next three Fiscal Years (or if earlier, through the Maturity Date), including a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal Year and each quarter of such Fiscal year, and an explanation of the assumptions on which such forecasts are based;

(j) Insurance Report. As soon as practicable and in any event at least thirty (30) days after the last day of each Fiscal Year, a certificate from the Borrower’s insurance broker(s) in form and substance reasonably satisfactory to the Co-Collateral Agents outlining all material insurance coverage maintained as of the date of such certificate by the Borrower and its Subsidiaries;

(k) Information Regarding Collateral. Prompt notice of any change (i) in any Credit Party’s corporate name, (ii) in any Credit Party’s identity or corporate structure, (iii) in any Credit Party’s jurisdiction of organization or (iv) in any Credit Party’s Federal Taxpayer Identification Number or state organizational identification number. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Collateral Documents. The Borrower also agrees promptly to notify the Collateral Agent if any material portion of the Collateral is damaged or destroyed;

(l) Annual Perfection Certificate Update. Concurrently with the delivery of the financial statements under Section 5.1(c) for each Fiscal Year, a certificate of its Authorized Officer either confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.1 and/or identifying such changes;

(m) Anti-Corruption Laws; Anti-Money Laundering Laws. The Borrower shall immediately notify the Administrative Agent in the event that it or any Credit Party or any of their respective Subsidiaries, directors, officers or employees becomes subject to any action, proceeding, litigation, claim or investigation with regard to any actual or alleged violation of Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws. Promptly following any request therefor, the Borrower shall provide any information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act;

(n) Term Loan Facility. (i) The Borrower, concurrently with delivering notice under the Term Loan Facility with respect to any condition or event that constitutes a default or an event of default under any Term Loan Facility Document (other than any notices delivered to the Administrative Agent pursuant to the other clauses of this Section 5.1) or promptly upon any Person giving any notice to the Borrower or any of its Subsidiaries of the same, shall notify the Administrative Agent of the nature and period of existence of such condition, event or change, or the notice given (including providing copies thereof) and action taken by any such Person and the nature of such claimed default or event of default, and what action the Borrower has taken, is taking and proposes to take with respect thereto and (ii) promptly upon the execution thereof (and in any event not later than three (3) Business Days after the date of execution), copies of any written amendment, restatement, supplement, waiver or other modification to any Term Loan Facility Document;

(o) Material Contracts. Promptly, and in any event within ten (10) Business Days after execution, receipt or delivery thereof, copies of (i) any written notices of any breach or non-performance of, or any default under, a Material Contract that has resulted or could reasonably be expected to result in a right to termination thereunder or otherwise in a Material Adverse Effect and (ii) any written notices of any material amendment, modification, waiver, intent to terminate or notice of non-renewal, or the cancellation or termination of, any Material Contract;

(p) [Reserved]

(q) Spin-Off. The Borrower shall (i) provide the Administrative Agent with periodic (but not less than monthly) updates on the progress of the Spin-Off and the proposed structure thereof, (ii) deliver to the Administrative Agent copies of all then current drafts of all material operative documents proposed to be executed in connection with the Spin-Off at least two (2) Business Days prior to the proposed date of the Spin-Off, and (iii) promptly, and in any event not less than ten (10) Business Days and not more than thirty (30) days before the proposed date of the Spin-Off, deliver to the Administrative Agent written notice of the proposed date of the Spin-Off; and

(r) Other Information. (A) Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary thereof with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange and (B) such other information and data with respect to the Borrower or any of its Subsidiaries as from time to time may be reasonably requested by any Agent or any Lender.

(s) Electronic Delivery.

(i) Notwithstanding anything in any Credit Document to the contrary, each Credit Party hereby agrees that it will use its reasonable best efforts to provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for an extension of credit (including any election of an interest rate or Interest Period relating thereto), (B) relates to the payment of any principal or other amount due under any Credit Document prior to the scheduled date therefor, (C) provides notice of any Default or Event of Default under any Credit Document or (D) is required to be delivered to satisfy any condition set forth in Sections 3.1 (all such non-excluded communications being referred to herein collectively as the “Communications”), by transmitting the Communications in accordance with Section 10.1(c).

(ii) The Administrative Agent agrees that the receipt of the Communications in accordance with Section 10.1(c) shall constitute effective delivery of the Communications to the Administrative Agent for purposes of this Section 5.1(p) unless otherwise requested by the Administrative Agent pursuant to Section 10.1(c).

(iii) Nothing in this Section 5.1(p) shall prejudice the right of any Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

(iv) Notwithstanding anything contained herein, documents required to be delivered pursuant to Section 5.1(b), (c) or (r) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower posts such documents, or provides a link thereto on Borrower’s website on the Internet at http://www.tivo.com; or (ii) on which such documents are posted on Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website, a regulatory agency’s website or whether sponsored by the Agent); provided that (i) upon request, the Borrower shall deliver paper copies of such documents to the Agent for further distribution to the Lenders that request

Borrower to deliver such paper copies and (ii) the Borrower shall notify the Agent, which will notify each Lender, (by facsimile or other form of electronic communication) of the posting of any such documents and, upon request, provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

5.2 Existence. Except as otherwise permitted under Section 6.6, each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided that no Credit Party (other than the Borrower with respect to existence) or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if such Person’s Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders.

5.3 Payment of Taxes and Claims. Each Credit Party will, and will cause each of its Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than the Borrower or any of its Subsidiaries). For the avoidance of doubt, the limit in the preceding sentence shall not apply to any Spinco or any Subsidiary of any Spinco following the Spin-Off.

5.4 Maintenance of Properties. Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition (ordinary wear and tear excepted) all material properties used or useful in the business of the Borrower and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

5.5 Insurance. The Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Borrower and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, the Borrower will maintain or cause to be maintained flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the Flood Program, in each case in compliance with any applicable regulations of the Board of Governors, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance shall (i) name the Collateral Agent, for the benefit of the Secured Parties, as an additional insured thereunder as its interests may appear, (ii) in the case of each casualty insurance policy, contain a lender’s loss payable endorsement, satisfactory in form and substance to the Collateral Agent, that names the Collateral Agent, for the benefit of the Secured Parties, as lender loss payee thereunder, and (iii) in the case of property insurance for any Mortgaged Property, name the Collateral Agent as mortgagee.

5.6 Books and Records; Inspections. Each Credit Party will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity in all material respects with GAAP shall be made of all dealings and transactions in relation to its business and activities. Each Credit Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender (including the right to appoint third party agents) to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested; provided that, so long as no Default has occurred and is continuing, only two such visits and inspections during each Fiscal Year of Borrower shall be at Borrower’s expense. For the avoidance of doubt, this section does not govern field exams and appraisals, which are governed by Section 5.18.

5.7 Lender Calls. Promptly (but not more than five (5) Business Days or such later date as the Administrative Agent may agree) following each delivery of financial statements pursuant to Section 5.1(b) and Section 5.1(c), the Borrower shall participate, and cause key management personnel of the Borrower to participate, in a conference call with the Administrative Agent and the Lenders to provide discussion and analysis with respect to (i) the status of, and developments with respect to, the Specified Litigation, (ii) any expected amendments, modifications, terminations or non-renewals of any Material Contracts and (iii) any material development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court) regarding the Borrower or its Subsidiaries’ ownership of any material Intellectual Property.

5.8 Compliance with Laws and Contractual Obligations.

(a) Each Credit Party will comply, and shall cause each of its Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply (i) with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all applicable ERISA and all Environmental Laws) and (ii) Contractual Obligations, in each case, noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Each Credit Party will comply, and shall cause its Subsidiaries and any of their respective directors, officers and employees to comply, with applicable Anti-Money Laundering Laws, Anti-Corruption Laws and Sanctions in all respects. Each Credit Party shall continue to maintain in effect and enforce, and shall procure that each of its Subsidiaries continues to maintain in effect and enforce, policies and procedures designed to promote and achieve compliance by such Credit Party and its Subsidiaries and their respective directors, officers and employees with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

5.9 Environmental.

(a) Environmental Disclosure. The Borrower will deliver to the Administrative Agent and the Lenders:

(i) as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of the Borrower or any of its Subsidiaries or by independent consultants, Governmental Authorities or any other Persons, with respect to significant environmental matters at any Facility or with respect to any Environmental Claims;

(ii) promptly upon the occurrence thereof, notice describing in reasonable detail (1) any Release required to be reported to any Governmental Authority under any applicable Environmental Laws, (2) any remedial action taken by the Borrower or any other Person in response to (A) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (B) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect, and (3) the Borrower’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

(iii) as soon as practicable following the sending or receipt thereof by the Borrower or any of its Subsidiaries, a copy of any and all written communications with respect to (1) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect, (2) any Release required to be reported to any Governmental Authority, and (3) any request for information from any Governmental Authority that suggests such Governmental Authority is investigating whether the Borrower or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity;

(iv) prompt notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by the Borrower or any of its Subsidiaries that could reasonably be expected to (A) expose the Borrower or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) affect the ability of the Borrower or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (2) any proposed action to be taken by the Borrower or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject the Borrower or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws; and

(v) with reasonable promptness, such other documents and information as from time to time may be reasonably requested by the Administrative Agent in relation to any matters disclosed pursuant to this Section 5.9(a).

(b) Hazardous Materials Activities, Etc. Each Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.10 Covenant to Guarantee Obligations and Provide Security. In the event that any Person becomes a Domestic Subsidiary (other than an Excluded Subsidiary) of Borrower, Borrower shall (a) promptly, and, in any event, within 30 days (or such later date as may be agreed by the Administrative Agent in its reasonable discretion), cause such Domestic Subsidiary to become a Guarantor hereunder and a Pledgor under the Security Agreement by executing and delivering to the Administrative Agent and the Collateral Agent a Counterpart Agreement; provided that, prior to the date on which such Domestic Subsidiary becomes a Guarantor hereunder or a Pledgor under the Security Agreement, the Borrower shall have provided the Lenders and Agents with all documentation and other information with respect to such Domestic Subsidiary required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act, and the Agents and the Lenders shall have had a reasonable period of time to review such documentation and other information in order to ensure compliance with applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, legal opinions and certificates reasonably requested by the Collateral Agent. In the event that any Person becomes (1) a Foreign Subsidiary that is a CFC or (2) a Foreign Subsidiary Holding Company, in each case, of the Borrower, and the Equity Interests of such CFC or Foreign Subsidiary Holding Company are directly owned by a Credit Party, the Borrower shall, or shall cause such Credit Party to, deliver, all such documents, instruments, agreements, legal opinions and certificates reasonably requested by the Collateral Agent, and the Borrower shall take, or shall cause such other Credit Party to take, all of the actions referred to in Section 3.1(g) necessary to grant and to perfect a Second Priority Lien in favor of the Collateral Agent, for the benefit of Secured Parties, under the Security Agreement in no more than 65% of the voting stock and 100% of the non-voting stock of such Person. With respect to each such Subsidiary, the Borrower shall promptly send to the Administrative Agent notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of the Borrower, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of the Borrower; and such notice shall be deemed to supplement Schedule 4.1 and 4.2 for all purposes hereof. In the event that any Person becomes a Material Foreign Subsidiary, Borrower shall (a) within 45 days (or such longer period as reasonably agreed to by the Administrative Agent), cause such Material Foreign Subsidiary to become a Guarantor hereunder and cause such Material Foreign Subsidiary to execute a security agreement compatible with the laws of such Material Foreign Subsidiary’s jurisdiction in form and substance reasonably satisfactory to the Collateral Agent and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, legal opinions and certificates reasonably requested by the Collateral Agent. Notwithstanding anything to the contrary in this Section 5.10, filings, registrations or other actions in any Material Foreign Jurisdiction relating to perfection of security interests in Collateral shall be made if requested in writing by the Administrative Agent; provided that no such filings, registrations or other actions shall be required to the extent they would result in costs that are disproportionate to the benefit obtained by the Administrative Agent, for the benefit of the Lenders, by reference to the costs of completing such filings, registrations or other actions versus the value of the assets being secured, as reasonably determined by the Administrative Agent.

5.11 Additional Material Real Estate Assets.

(a) In the event that any Credit Party acquires a Material Real Estate Asset or a Real Estate Asset owned or leased on the Closing Date becomes a Material Real Estate Asset and such interest in such Material Real Estate Asset has not otherwise been made subject to the Lien of the Collateral Documents in favor of the Collateral Agent, for the benefit of Secured Parties, then such Credit Party shall promptly take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions and certificates, including the items specified in Section 5.11(d), that the Collateral Agent shall reasonably request to create in favor of the Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected Second Priority security interest in such Material Real Estate Assets.

(b) [Reserved.]

(c) [Reserved.]

(d) In the case of any Material Real Estate Asset referred to in Section 5.11(a), the applicable Credit Party shall provide the Collateral Agent with Mortgages with respect to such Real Estate Asset (each, a “Mortgaged Property”), as the case may be, within sixty (60) days of the acquisition of such Real Estate Asset (or the date a Real Estate Asset owned on the Closing Date becomes a Material Real Estate Asset) together with:

(i) evidence that counterparts of any such Mortgage has been duly executed, acknowledged and delivered and is in form suitable for filing or recording in all filing or recording offices that the Collateral Agent may deem reasonably necessary or desirable in order to create a valid and subsisting perfected Lien on the property and/or rights described therein in favor of the Collateral Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees that are due and payable have been paid or otherwise provided for in a manner reasonably satisfactory to the Collateral Agent;

(ii) an opinion of counsel (which counsel shall be reasonably satisfactory to the Collateral Agent) in each state in which a Mortgaged Property is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and such other matters as the Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Collateral Agent;

(iii) (A) ALTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to the Collateral Agent with respect to each Mortgaged Property (each, a “Title Policy”), in amounts not less than the Fair Market Value of each Mortgaged Property, together with a title report issued by a title company with respect thereto and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to the Collateral Agent and (B) evidence satisfactory to the Collateral Agent that such Credit Party has paid to the title company or to the appropriate Governmental Authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for each Mortgaged Property in the appropriate real estate records;

(iv) (A) a completed Flood Certificate with respect to each Mortgaged Property, which Flood Certificate shall (x) be addressed to the Collateral Agent and (y) otherwise comply with the Flood Program; (B) if the Flood Certificate states that such Mortgaged Property is located in a Flood Zone, the Borrower’s acknowledgment of receipt of notification from the Collateral Agent (x) as to the existence of such Mortgaged Property and (y) as to whether the community in which each Mortgaged Property is located is participating in the Flood Program; and (C) if such Mortgaged Property is located in a Flood Zone and is located in a community that participates in the Flood Program, evidence that the Borrower has obtained a policy of flood insurance that is in compliance with all applicable requirements of the Flood Program; and

(v) such surveys, abstracts, appraisals and other documents as the Collateral Agent may reasonably request.

5.12 Further Assurances. At any time or from time to time upon the request of the Collateral Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as any Agent may reasonably request in order to effect fully the purposes of the Credit Documents. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as any Agent may reasonably request from time to time to ensure that the Secured Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of the Borrower, and its Subsidiaries and all of the outstanding Equity Interests of the Borrower and its Subsidiaries (subject to limitations contained in the Credit Documents with respect to Excluded Subsidiaries, CFC’s, and Foreign Subsidiary Holding Companies).

5.13 Cash Management. (a) From and after the 90th day after the Closing Date (or such longer period agreed by the Co-Collateral Agents, without any requirement for Lender consent), (A) each Borrowing Base Credit Party shall establish and maintain one or more Collection Accounts and shall take reasonable steps to ensure that all of such Borrowing Base Credit Party’s Account Debtors forward payment of the amounts owed by them directly to a Collection Account and (B) each Borrowing Base Credit Party shall otherwise deposit or cause to be deposited promptly, and in any event no later than the third Business Day after the date of receipt thereof, all of such Borrowing Base Credit Party’s Collections (including those sent directly by such Borrowing Base Credit Party’s Account Debtors to another Credit Party or a Subsidiary of the Borrower) into the applicable Collection Account (in each case, other than Accounts or payments of the type described in clause (cc) or (dd) of the definition of “Eligible Accounts” and any Collection with respect thereto). Each Borrowing Base Credit Party shall maintain a separate Controlled Account into which only the payments made to the Collections Account by Account Debtors of such Credit Parties shall be forwarded, which Controlled Account shall not also operate as a disbursement account (each, a “Concentration Account”). So long as the other provisions of this Section 5.13 are satisfied upon such closure (and any new Deposit Account or Securities Account opened to replace such closed Deposit Account or Securities Account has already become a Controlled Account subject to Control Agreements that satisfy the requirements of this Section 5.13 at the time of such closure), nothing herein shall prevent any Credit Party from closing Deposit Accounts or Securities Accounts (other than any Collection Account) after the Closing Date to the extent not prohibited by this Agreement.

(b) From and after the 90th day after the Closing Date (or, in the case of any Credit Party acquired or formed after the Closing Date, any Person that is required after the Closing Date to become a Credit Party pursuant to Section 5.10, or any Deposit Account or Securities Account that is not an Excluded Account is acquired or opened after the Closing Date, within 60 days of the date that such Person becomes a Credit Party or the date such Deposit Account or Securities Account is opened or acquired, as applicable) (or such longer period agreed by the Co-Collateral Agents, without any requirement for Lender consent), each Credit Party (i) shall establish and maintain Control Agreements with the Collateral Agent and the applicable account bank with respect to each Credit Party’s Deposit Accounts and Securities Accounts (other than Excluded Accounts) in form and substance reasonably acceptable to the Collateral Agent (each such account subject to a Control Agreement, a “Controlled Account”). Each such Control Agreement in respect of a Collection Account or Concentration Account shall provide, among other things, that (A) the applicable account bank will comply with any instructions originated by the Collateral Agent directing the disposition of the funds in such Controlled Account without further consent by the applicable Credit Party, (B) the applicable account bank waives, subordinates, or agrees not to exercise any rights of setoff or recoupment or any other claim against the applicable Controlled Account other than for payment of its service fees and other charges directly related to the administration of such Deposit Account or Securities Account (as applicable) and for returned checks or other items of payment, and (C) upon the instruction of the Collateral Agent (an “Activation Instruction”), the applicable account bank will forward by daily (or such other frequency as may be specified by the Collateral Agent) sweep all amounts in the applicable Deposit Account or Securities Account to the Collateral Agent’s account.

(d) With respect to any Collection Account or Concentration Account, the Collateral Agent agrees not to issue an Activation Instruction with respect to such Controlled Accounts unless a Cash Dominion Event has occurred and is continuing at the time when such Activation Instruction is issued. All amounts received in the Collateral Agent’s account pursuant to this Section 5.13(d) shall be applied by the Administrative Agent pursuant to Section 2.24. Promptly upon the expiry of a Cash Dominion Event, the Collateral Agent agrees to use commercially reasonable efforts to revoke any such Activation Instruction or take any other actions necessary so that the applicable Credit Party continues to operate its Deposit Accounts and Securities Accounts on the same basis it did prior to the imposition of such Cash Dominion Event so long as doing so does not otherwise result in a violation of this Section 5.13.

(e) With respect to any Controlled Accounts that are not Collection Accounts or Concentration Accounts, the Collateral Agent agrees not to issue an Activation Instruction with respect to such Controlled Accounts unless an Event of Default has occurred and is continuing

5.14 Post-Closing Obligations. Each of the Credit Parties shall satisfy the requirements set forth on Schedule 5.14 on or before the date specified for such requirement or such later date to be determined by the Administrative Agent.

5.15 Existing Convertible Notes. The Borrower and its Subsidiaries, on a consolidated basis, shall at all times prior to the scheduled maturity date of the Existing Convertible Notes, maintain Unrestricted Cash and Cash Equivalents sufficient to pay the aggregate outstanding principal amount of the Existing Convertible Notes in full on such maturity date.

5.16 Borrowing Base Reporting Requirements. Within twenty (20) calendar days after the end of each calendar month (provided, that the Borrower shall have thirty (30) calendar days to deliver the Borrowing Base Certificate for each of the first two months ending immediately following the Closing Date), the Borrower will deliver to each Agent and the Lenders a completed Borrowing Base Certificate calculating and certifying the Borrowing Base as of the end of such calendar month, signed by a Financial Officer of the Borrower; provided, that at any time that an Accelerated Borrowing Base Delivery Event has occurred and is continuing, such Borrowing Base Certificate shall be delivered within three (3) Business Days of the end of each week, as of the close of business on the immediately preceding Friday (or, if Friday is not a business day, the immediately preceding business day); provided, further, that the Borrower shall provide to the Administrative Agent, within the timeframe (which shall be reasonable) specified by the Administrative Agent, additional supporting documentation and/or reports with respect to the Borrowing Base as the Administrative Agent may reasonably request. In addition, (x) on or immediately prior to the date of the consummation of any disposition of Eligible Accounts in excess of 10% of the Borrowing Base at such time, the Borrower shall deliver to the Administrative Agent the most recently delivered Borrowing Base Certificate updated to give pro forma effect to such disposition, (y) on or immediately prior to the date the Spin-Off is consummated, the Borrower shall deliver to the Administrative Agent the most recently delivered Borrowing Base Certificate updated to give pro forma effect to the Spin-Off (to the extent not already reflected in such delivered Borrowing Base Certificate), and (z) upon any amendment, termination, cancellation or other modification of any Intellectual Property License that causes or would reasonably be expected to cause (x) an event described in clause (a), (b) or (c) of the definition of Reserve with respect to Eligible Accounts in excess of 10% of the Borrowing Base at such time or (y) a reduction to the Borrowing Base in excess of 10% thereof at such time, the Borrower shall deliver an updated Borrowing Base Certificate to the Administrative Agent giving effect to such amendment, termination, cancellation, modification, or other circumvention.

5.17 Record Keeping. Each Borrowing Base Credit Party shall keep accurate and complete records, in all material respects, of its Accounts (including all payments and collections thereon), its Intellectual Property Licenses and the Patents subject to such Intellectual Property Licenses, and Borrower shall submit to the Administrative Agent on a monthly basis, concurrently with delivery of the Borrowing Base Certificate required to be delivered pursuant to Section 5.16, all delivered electronically in a text formatted file reasonably acceptable to the Administrative Agent: (i) a summary specifying the contractual and bad debt portions by payor class of the Borrowing Base Credit Parties’ Accounts, prepared in a manner reasonably acceptable to the Administrative Agent, (ii) a reconciliation of the Borrowing Base Credit Parties’ Accounts between (A) the amounts shown in the general ledger and financial statements of the Borrowing Base Credit Parties and the reports delivered pursuant to clause (i) above and (B) the amounts and dates shown in the reports delivered pursuant to clause (i) above and the Borrowing Base Certificate delivered pursuant to Section 5.16 above as of such date; (iii) a detailed aging of the Accounts of the Borrowing Base Credit Parties, including all invoices aged by invoice date and due date (with an explanation of the terms offered), together with a summary specifying the name, and balance due for each Account Debtor, (iv) a worksheet of calculations prepared by the Borrower to determine Eligible Accounts (including (x) a detailed and complete list of all Accounts owed by Foreign Account Debtors and which constitute Eligible Accounts and (y) calculations and ledgers with respect to Accounts payable under Intellectual Property Licenses), and such worksheet shall detail the Accounts excluded from Eligible Accounts and the reason for such exclusion and (v) a schedule that reasonably identifies any Patent that any Credit Party has sold, disposed of or exclusively licensed during the period covered by such Borrowing Base (including exclusive licenses of, or assignments to, the rights to commercialize Patents of the kind described in Section 6.6(k)), together with a description of the amount of consideration therefor; provided, that at any time that an Accelerated Borrowing Base Delivery Event has occurred and is continuing, such information shall be delivered within three (3) Business Days after the end of each week.

5.18 Field Examinations and Appraisals. The Borrower shall, and shall cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent (including any consultants, accountants, lawyers and appraisers retained by the Administrative Agent) to, upon written reasonable notice to the Borrower, conduct field examinations and appraisals (excluding real estate appraisals, physical inspection reports and engineering reports) (any such evaluation or appraisal, a “Borrowing Base Review”) of the assets included in the Borrowing Base and the Borrower’s computation of the Borrowing Base and such other assets and other financial information and properties of the Borrower or its Subsidiaries as the Co-Collateral Agents may reasonably require; provided, that not more than one Borrowing Base Review shall be required in each calendar year at the Borrower’s expense; provided, further, that (i) if the Borrower for at least three (3) consecutive Business Days fails to maintain Excess Availability at least equal to the greater of (A) fifteen percent (15.0%) of the Maximum Borrowing Amount and (B) $9,000,000, one additional Borrowing Base Review shall be permitted during such calendar year at the Borrower’s expense, (ii) one additional Borrowing Base Review shall be permitted within six months of the Spin-Off at the Borrower’s expense and (iii) at any time a Specified ABL Event of Default has occurred and is continuing, at the request of the Co-Collateral Agents, an unlimited number of Borrowing Base Reviews shall be permitted during such calendar year. Borrowing Base Reviews shall be conducted during regular business hours. Subject to the terms of this Agreement, the Borrower agrees to, and shall cause each of its Subsidiaries to, modify or adjust the computation of the Borrowing Base (which may include maintaining additional Reserves or modifying the eligibility criteria for the components of the Borrowing Base) to the extent reasonably required by the Co-Collateral Agents or the Requisite Lenders as

a result of any such Borrowing Base Review. The Borrower shall pay the reasonable and documented out-of-pocket costs and expenses of any such representatives retained by the Administrative Agent (including internally allocated fees and expenses of employees of the Administrative Agent) as to which invoices (together with supporting backup documentation) have been furnished to conduct any such evaluation or appraisal.

SECTION 6. NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Revolving Commitment is in effect and until Payment in Full of all Obligations, such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1 Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a) the Obligations;

(b) Indebtedness permitted by Section 6.4; provided that (i) all such Indebtedness (other than intercompany accounts payable and receivables and transfer pricing arrangements) shall be evidenced by the Intercompany Note, and, if owed to a Credit Party, shall be subject to a Second Priority Lien pursuant to the Security Agreement, and (ii) all such Indebtedness (other than intercompany accounts payable and receivables and transfer pricing arrangements) shall be subordinated in right of payment to the Payment in Full of the Obligations pursuant to the terms of the Intercompany Note.

(c) Indebtedness incurred under the Term Loan Credit Agreement; provided that the aggregate principal amount of Indebtedness under the Term Loan Credit Agreement shall not exceed $715,000,000 at any time; and provided further that (i) the Term Loan Facility shall mature no earlier than April 1, 2021 and (ii) the Term Loan Credit Agreement shall not be amended to increase the rate or frequency of scheduled amortization payments.

(d) Indebtedness which may be deemed to exist pursuant to any bid, performance, statutory, appeal or surety bonds, workers’ compensation claims, self-insurance obligations, bankers acceptances and similar obligations issued for the account of the Borrower or any of its Subsidiaries in the ordinary course of business, including guarantees or obligations of the Borrower or any of its Subsidiaries with respect to letters of credit supporting such bid, performance, statutory, appeal or surety bonds, workers’ compensation claims, self-insurance obligations, bankers acceptances and similar obligations (in each case other than for an obligation for borrowed money);

(e) Indebtedness in respect of netting services and overdraft protections in connection with deposit accounts;

(f) guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Borrower and its Subsidiaries;

(g) guaranties of Indebtedness of a Guarantor or other obligations otherwise permitted to be incurred pursuant to this Section 6.1; provided that (i) if the Indebtedness that is being guarantied is unsecured and/or subordinated to the Obligations, the guaranty shall also be unsecured and/or subordinated to the Obligations and (ii) any guarantee by a Credit Party of Indebtedness of a non-Credit Party Subsidiary is permitted by Section 6.4;

(h) Indebtedness described in Schedule 6.1, and any extensions, renewals, modifications, refundings, refinancings, exchanges or replacements (collectively, “Refinance”) of such Indebtedness provided the terms and conditions thereof are not less favorable to the obligor thereon or to Lenders than the Indebtedness being Refinanced, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being Refinanced; provided that such Indebtedness permitted under the immediately preceding clause (i) or (ii) above shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being Refinanced, (B) exceed in a principal amount the Indebtedness being Refinanced plus accrued interest, fees and premiums (if any) thereon and reasonable fees and expenses associated with the Refinancing (provided that the principal amount of such Indebtedness shall not include any principal constituting interest paid in kind) or (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom;

(i) Indebtedness of the Borrower or its Subsidiaries with respect to Capital Lease Obligations and purchase money obligations (including installation, construction, lease or improvement of any property) in an aggregate amount not to exceed at any time $20.0 million (and any Refinancing of the same, subject to the limitations set forth in clause (h) above); provided that any such Indebtedness (i) is issued and any Liens securing such Indebtedness are created within 180 days after the acquisition, installation, construction, lease or improvement financed and (ii) shall be secured only by the asset acquired, installed, constructed, leased or improved in connection with the incurrence of such Indebtedness;

(j) (i) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Subsidiary or Indebtedness attaching to assets that are acquired by the Borrower or any of its Subsidiaries, in each case after the Closing Date as the result of a Permitted Acquisition and (ii) any Refinancing of the same (subject to the limitations set forth in clause (b) above); provided that (A) Indebtedness permitted under this Section 6.1(j) and Section 6.1(w) shall not exceed an aggregate amount of $50.0 million at any one time outstanding, (B) in the case of Indebtedness referred to in subclause (i) of this Section 6.1(j), such Indebtedness existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof, (C) such Indebtedness is not guaranteed in any respect by the Borrower or any Subsidiary (other than by any such Person that so becomes a Subsidiary) and (D) such Indebtedness shall not be secured by any assets other than the assets securing the Indebtedness being Refinanced;

(k) Indebtedness owing under Hedging Agreements entered into in order to manage existing or anticipated interest rate or exchange rate risks and not for speculative purposes;

(l) Indebtedness representing deferred compensation to employees and directors or former employees or directors of the Borrower and its Subsidiaries;

(m) Indebtedness incurred by Subsidiaries that are not Guarantors in an aggregate amount not to include $20.0 million at any time outstanding;

(n) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(o) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(p) other Indebtedness of the Borrower and its Guarantors in an aggregate amount not to exceed at any time $50.0 million;

(q) customary indemnification and purchase price adjustment obligations incurred in connection with Asset Sales or other sales of assets;

(r) intercompany Indebtedness of the Borrower or any of its Subsidiaries to the Borrower or any of its Subsidiaries incurred in contemplation of, and to the extent determined by the Borrower as reasonably necessary or appropriate to consummate, the Spin-Off; provided that (i) any such Indebtedness of the Borrower or any Guarantor to any Subsidiary of the Borrower that is not a Guarantor shall be unsecured and shall be expressly subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent and (ii) any such Indebtedness of a Subsidiary of the Borrower that is not a Guarantor to the Borrower or any Guarantor shall be evidenced by a promissory note in form and substance reasonably satisfactory to the Administrative Agent and shall be pledged as security for the Secured Obligations;

(s) Indebtedness in respect of reimbursement obligations under letters of credit issued on behalf of the Borrower or any of its Subsidiaries in the ordinary course of business in an amount not to exceed $5.0 million;

(t) obligations under Treasury Services Agreements;

(u) Indebtedness incurred to finance insurance premiums, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year;

(v) Indebtedness issued in connection with a Permitted Acquisition involving a tender offer followed by a short form merger, in the form of an intercompany note; provided that the Indebtedness relating thereto is extinguished or retired not later than three business days after consummation of the related short form merger (or such Indebtedness otherwise becomes a permitted Investment under Section 6.4(h) within such time period); and

(w) Earn-Out Obligations in connection with a Permitted Acquisition; provided that (A) Indebtedness permitted under this Section 6.1(w) and Section 6.1(j) shall not exceed an aggregate amount of $50.0 million at any one time outstanding.

6.2 Liens. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on any property or asset (including any income, profits or royalties therefrom) or with respect to any property or asset of any kind (including any income, profits or royalties therefrom and including any document or instrument in respect of goods or accounts receivable) of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired or licensed, except:

(a) Liens in favor of the Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document and Liens created under the Collateral Documents securing obligations in respect of the Secured Hedging Agreements and the Secured Treasury Services Agreements;

(b) Liens for Taxes if obligations with respect to such Taxes are not yet delinquent or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and adequate reserves have been made in accordance with GAAP;

(c) statutory Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Code or ERISA or a violation of Section 436 of the Code), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five (5) days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security

(e) Liens incurred to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(f) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(g) Liens described in Schedule 6.2;

(h) Liens securing Indebtedness permitted pursuant to Section 6.1(i); provided that any such Lien shall encumber only the asset acquired, constructed, leased or improved with the proceeds of such Indebtedness;

(i) Liens securing Indebtedness permitted by subclauses (i) and (ii) of Section 6.1(j), provided that any such Lien shall encumber only those assets which secured such Indebtedness at the time such assets were acquired by the Borrower or its Subsidiaries;

(j) Liens on Collateral securing Indebtedness permitted pursuant to Section 6.1(c), subject at all times to the Intercreditor Agreement and provided that any Liens on the ABL Priority Collateral securing such Indebtedness shall be junior in lien priority to the Liens securing the Secured Obligations;

(k) Licenses permitted pursuant to Section 6.6(k) and licenses of Intellectual Property granted by or in favor of the Borrower or any of its Subsidiaries in the ordinary course of business (whether in consideration of periodic royalties or upfront payments in the ordinary course of business) and not interfering in any material respect with the ordinary conduct of business of the Borrower and its Subsidiaries;

(l) the Pick Rights and non-exclusive licenses of Intellectual Property granted by the Borrower or any of its Subsidiaries in connection with the Spin-Off;

(m) Liens arising out of judgments, attachments or awards not resulting in a Default and in respect of which Borrower or its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings;

(n) Leases of the properties of the Borrower or any Subsidiary granted by the Borrower or such Subsidiary to third parties, in each case (i) entered into in the ordinary course of the Borrower or such Subsidiary’s business so long as such leases do not, individually or in the aggregate, (A) interfere in any material respect with the ordinary conduct of the business of any the Borrower or any Subsidiary or (B) materially impair the use (for its intended purposes) or the value of the property subject thereto or (ii) entered into on a transitional basis in connection with Asset Sales otherwise permitted by this Agreement;

(o) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any Subsidiary in the ordinary course of business in accordance with the past practices of the Borrower or such Subsidiary;

(p) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to Cash and Cash Equivalents and other Investments on deposit in one or more accounts maintained by the Borrower or any Subsidiary thereof, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to obligations under Treasury Services Agreements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness (other than Indebtedness incurred pursuant to Section 6.1(n) and Section 6.1(t))

(q) Liens (1) on assets acquired or (2) on property of a person, in each case existing at the time such assets or person is acquired or merged with or into or consolidated with the Borrower or any Subsidiary to the extent permitted hereunder (and not created in anticipation or contemplation thereof) and to the extent the Indebtedness secured by such Liens is permitted by Section 6.1; provided that such Liens do not extend to assets or property not subject to such Liens at the time of acquisition (other than improvements thereon);

(r) the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(s) Liens securing Indebtedness incurred pursuant to Section 6.1(m); provided that (i) such Liens do not extend to, or encumber, property which constitutes Collateral and (ii) such Liens extend only to the property (or Equity Interests) of the Subsidiary incurring such Indebtedness;

(t) Liens on cash collateral securing Indebtedness incurred pursuant to Section 6.1(d) or (k);

(u) Liens on cash collateral securing Indebtedness incurred pursuant to Section 6.1(s);

(v) the interests of lessors or licensors with respect to leased or licensed property;

(w) any option or other agreement to purchase any asset of the Borrower or any Subsidiary, the purchase, sale or other disposition of which is permitted by this Agreement;

(x) Liens comprising contractual rights of setoff relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business;

(y) Liens in favor of customs and revenue authorities arising as a matter of law and in the ordinary course of business to secure payment of customs duties in connection with the importation of goods;

(z) Liens on insurance policies and the proceeds thereof securing Indebtedness permitted by Section 6.1(u);

(aa) Liens securing Indebtedness permitted by Section 6.1(v); provided that such Indebtedness shall not be secured by any ABL Priority Collateral;

(bb) rights to royalties and other contingent consideration in connection with any Permitted Acquisition and any other acquisition permitted under this Agreement; and

(cc) other liens securing obligations that do not in the aggregate exceed $25.0 million, provided that (i) any such liens securing Indebtedness for borrowed money shall not exceed $15 million and (ii) any liens on ABL Priority Collateral (other than segregated Cash and Cash Equivalents in an aggregate amount up to $15 million) securing Indebtedness for borrowed money shall be junior in lien priority to the Liens securing the Secured Obligations and subject to intercreditor arrangements which are reasonably satisfactory to the Collateral Agent (any such Cash or Cash Equivalents securing Indebtedness for borrowed money pursuant to this clause (cc), “Excluded Cash and Cash Equivalents”).

6.3 Restricted Payments. No Credit Party shall, nor shall it permit any of its Subsidiaries or Affiliates through any manner or means or through any other Person to, directly or indirectly, declare, order, pay or make any Restricted Payment except that:

(a) any Subsidiary of the Borrower may redeem its Equity Interests, declare and pay dividends or make other distributions ratably to its equity holders;

(b) purchase, redemption, retirement or other acquisition for value of Equity Interests in the Borrower or any of its Subsidiaries held by current or former officers, directors, employees or consultants of the Borrower or any of its Subsidiaries (or their estates or beneficiaries under their estates) upon death, disability, retirement or termination of employment or alteration of employment status or pursuant to the terms of any agreement under which such Equity Interests were issued; provided, however, that the aggregate cash consideration paid for such purchase, redemption, retirement or other acquisition of such Equity Interests does not exceed $7.5 million in any Fiscal Year;

(c) cash payments, in lieu of issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for the Equity Interests of the Borrower or any of its Subsidiaries;

(d) (i) repurchases of Equity Interests deemed to occur upon the exercise of stock options, warrants or other convertible or exchangeable securities if such Equity Interests represents a portion of the exercise, conversion or exchange price thereof, and (ii) repurchases of Equity Interests deemed to occur upon the withholding of a portion of the Equity Interests granted or awarded to a current or former officer, director, employee or consultant to pay for the taxes payable by such person upon such grant or award (or upon vesting thereof);

(e) to the extent the Borrower or its Subsidiaries consummate one or more Asset Sales pursuant to Section 6.6(i), Restricted Payments in an aggregate amount equal to the sum of (x) the Net Asset Sale Proceeds the Borrower or its Subsidiaries received from such Asset Sales and (y) $75,000,000; provided that such Asset Sales, the Spin-Off and such Restricted Payments occur and are completed on a substantially contemporaneous basis and, after giving effect thereto, substantially all of the Spinco Business shall no longer be part of the Borrower and its Subsidiaries;

(f) the Spin-Off; provided that (i) the Spin-Off Transaction Conditions are met and (ii) if in connection with the Spin-Off, the Borrower and its Subsidiaries make Asset Sales permitted under Section 6.6(i), the Spin-Off and such Asset Sales shall occur and be completed on a substantially contemporaneous basis and, after giving effect thereto, substantially all of the Spinco Business shall no longer be part of the Borrower and its Subsidiaries;

(g) Restricted Payments with the proceeds received from the substantially concurrent issue of Equity Interests of the Borrower that are not Disqualified Equity Interests;

(h) repurchases of the Borrower’s Equity Interests in connection with the issuance of the Existing Convertible Notes (including through payments under or pursuant to accelerated or forward stock repurchase arrangements or settlement of call spreads entered into at the time of and in connection with such issuance), but in each case under this clause (h) solely to the extent necessary to repurchase the “delta hedge” amount related to such issuance, determined in accordance with customary practices; and

(i) purchase, redemption, retirement or other acquisition for value of Equity Interests (and any related stock appreciation rights, equity incentive plans or similar plans) in a person being acquired in any Permitted Acquisition in connection with such Permitted Acquisition.

6.4 Investments. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

(a) Investments described in Schedule 6.4;

(b) Investments in Cash and Cash Equivalents;

(c) equity Investments owned as of the Closing Date in any Subsidiary and Investments made after the Closing Date in the Borrower and any Guarantor that is a wholly-owned Subsidiary of the Borrower;

(d) Investments (i) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Borrower and its Subsidiaries;

(e) intercompany loans to the extent permitted under Section 6.1 and other Investments in Subsidiaries which are not wholly-owned Guarantors, provided that at no time shall such Investments (other than intercompany accounts payable and receivables and transfer pricing arrangements permitted under Section 6.9) in non-Guarantor Subsidiaries, together with the aggregate amount of dispositions made by Credit Parties to Subsidiaries that are not Credit Parties pursuant to Section 6.6(p)(iii), exceed an aggregate amount of $25.0 million at any one time outstanding;

(f) provided that after giving effect to the Spin-Off, no assets of the Borrower or its Subsidiaries that are material to the Intellectual Property licensing business of Remainco shall have been transferred to or held by Spinco and its Subsidiaries, Investments to contribute, distribute or otherwise transfer (in one or more transactions) any assets of the Borrower or its Subsidiaries to or among the Borrower and its Subsidiaries, including any new Subsidiaries created in contemplation of the Spin-Off, in contemplation of, and to the extent determined by the Borrower as reasonably necessary or appropriate to consummate, the separation of the Spinco Business to Spinco and its Subsidiaries and the Remainco Business to Remainco and its Subsidiaries;

(g) loans and advances to directors, employees and officers of the Borrower and its Subsidiaries in an aggregate principal amount outstanding not to exceed $1.0 million at any time outstanding;

(h) Permitted Acquisitions;

(i) Hedging Agreements which constitute Investments entered into in order to manage existing or anticipated interest rate or exchange rate risks and not for speculative purposes;

(j) accounts receivable created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, endorsements of negotiable instruments held for collection in the ordinary course of business, and deposits that constitute Liens permitted by Section 6.2;

(k) (i) acquisitions of Patents upon exercise by any Credit Party of the reacquisition rights granted pursuant to the Pick Rights and (ii) other acquisitions of Patents for aggregate consideration (other than consideration consisting of Equity Interests (other than consideration consisting of Disqualified Equity Interests) of the Borrower and consideration consisting of revenue sharing, future royalties or milestone payments payable based on sales or licensing revenue) not to exceed $20.0 million in any Fiscal Year and $100.0 million in aggregate during the term of this Agreement;

(l) Investments in securities and promissory notes of trade creditors or customers in the ordinary course of business received upon a workout or foreclosure or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(m) Investments made by the Borrower or any Subsidiary thereof as a result of non-cash consideration received in connection with an Asset Sale made in compliance with Section 6.6;

(n) Investments in joint ventures with Persons that are not Affiliates; provided that the Investments permitted under this Section 6.4(n) shall not exceed an aggregate amount of $20.0 million at any one time outstanding;

(o) the purchase by the Borrower of any forward purchase contract, accelerated share repurchase contract or other derivative in respect of its Equity Interests, provided that any repurchase under such contract or derivative shall be permitted by Section 6.3 at the time such contract is entered into or such derivative is purchased; and

(p) other Investments in un-Affiliated third parties in an aggregate amount not to exceed $50.0 million during the term of this Agreement, provided that Investments permitted under this Section 6.4(p) may not be used for Investments in joint ventures or any non-Guarantor Subsidiary.

Notwithstanding the foregoing, in no event shall any Credit Party make any Investment which results in or facilitates in any manner any Restricted Payment not otherwise permitted under the terms of Section 6.3.

6.5 Financial Covenants.

(a) Minimum Fixed Charge Coverage Ratio. The Borrower shall maintain a Fixed Charge Coverage Ratio, calculated as of the last day of each fiscal quarter ending during any Compliance Period, of not less than 1.00 to 1.00.

(b) Minimum Liquidity. The Borrower shall maintain Liquidity of at least $30,000,000 at all times.

6.6 Fundamental Changes; Asset Sales. No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or license, exchange, transfer, divide or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, except:

(a) any Subsidiary of the Borrower may be merged with or into the Borrower or any Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred, divided or otherwise disposed of, in one transaction or a series of transactions, to the Borrower or any Guarantor; provided that (i) in the case of such a merger, the Borrower or such Guarantor, as applicable shall be the continuing or surviving Person and (ii) the Borrowing Base Credit Parties may not be merged with or into any other Person and may not be liquidated, wound up or dissolved;

(b) sales or other dispositions of assets that do not constitute Asset Sales;

(c) Asset Sales (other than Asset Sales of Eligible Accounts of the Borrowing Base Credit Parties), the proceeds of which (valued at fair market value in the case of non-Cash proceeds) are less than $20.0 million in the aggregate for all Asset Sales in any Fiscal Year; provided that (i) the consideration received for such assets shall be in an amount at least equal to the Fair Market Value thereof (determined in good faith by the Board of Directors of the Borrower) and (ii) no less than 75% thereof shall be paid in Cash and Cash Equivalents (excluding any consideration arising from the assumption of liabilities other than Indebtedness); provided, further, that, solely for purposes of clause (ii) above, Designated Non-cash Consideration received by the Borrower or such Subsidiary in such Asset Sale with an aggregate fair market value of all such Designated Non-cash Consideration received and not disposed of (and without giving effect to any subsequent change in value thereof) during the term of this Agreement not exceeding $10.0 million shall be deemed to be cash;

(d) disposals of used, obsolete, worn out or surplus property and the abandonment or other disposition of Intellectual Property that is, in the reasonable judgment of the Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Borrower and its Subsidiaries taken as a whole;

(e) leases or subleases of real or personal property in the ordinary course of business and in accordance with the applicable Security Documents;

(f) the disposition of property that constitutes a Casualty Event;

(g) the Spin-Off; provided that (i) the Spin-Off Transaction Conditions are met and (ii) if in connection with the Spin-Off, the Borrower and its Subsidiaries make Asset Sales permitted under Section 6.6(i), the Spin-Off and such Asset Sales shall occur and be completed on a substantially contemporaneous basis and, after giving effect thereto, substantially all of the Spinco Business shall no longer be part of the Borrower and its Subsidiaries;

(h) Investments permitted by Section 6.4;

(i) one or more Asset Sales consisting of assets and property of the Spinco Business to un-Affiliated third parties; provided that (i) immediately after giving effect to such Asset Sale, the Remainco Total Leverage Ratio shall not exceed 4.50:1.00 for the most recently ended Test Period, (ii) immediately before and after giving effect to such Asset Sale, no Default or Event of Default has occurred and is continuing or would result therefrom, (iii) all Asset Sales made pursuant to this Section 6.6(i) shall be completed on a substantially contemporaneously basis and, after giving effect thereto, substantially all of the Spinco Business shall no longer be part of the Borrower and its Subsidiaries, (iv) if in connection with such Asset Sales, the Borrower and its Subsidiaries consummates a Spin-Off pursuant to Section 6.6(g), such Asset Sales and the Spin-Off shall occur and be completed on a substantially contemporaneous basis and, after giving effect thereto, substantially all of the Spinco Business shall no longer be part of the Borrower and its Subsidiaries, (v) no assets of the Borrower or its Subsidiaries that are material to the Intellectual Property licensing business of Remainco and its Subsidiaries shall be disposed of pursuant to this Section 6.6(i), (vi) the terms of such Asset Sales are not, taken as a whole, less advantageous to the Borrower and its Subsidiaries or more adverse to the interests of the Lenders, in each case, in any material respect than the terms set forth in the Spin-Off Term Sheets, (vii) the terms of any

Intellectual Property licenses granted to the purchaser by the Borrower or its Subsidiaries are not, taken as a whole, less advantageous to the Borrower and its Subsidiaries or more adverse to the interests of the Lenders, in each case, in any material respect than the terms set forth in the Spin-Off Term Sheets, and (viii) the Administrative Agent shall have received drafts of the purchase agreement (including the exhibits, schedules and supplements thereto) and any other material documents relating to such Asset Sales as reasonably requested by the Administrative Agent at least five (5) Business Days prior to the proposed consummation date of such Asset Sales to the extent requested by the Administrative Agent and to the extent there have been material changes to such documents and then available, substantially final drafts of such documents at least at least three (3) Business Days prior to the proposed consummation date of such Asset Sales;

(j) the disposition of Patents pursuant to the Pick Rights;

(k) any exclusive license to, or an assignment of, the right to commercialize Intellectual Property (including the rights to make, have made, use, sell, offer for sale and import Intellectual Property and any associated goodwill) that would not reasonably be expected to have a material adverse effect on the Intellectual Property licensing business of the Borrower and its Subsidiaries;

(l) Permitted Liens;

(m) dispositions consisting of the sale, transfer, assignment or other disposition of accounts receivable in connection with the collection, compromise or settlement thereof in the ordinary course of business and not as part of a financing transaction;

(n) the surrender, waiver or settlement of contractual rights or claims and litigation claims in the ordinary course of business;

(o) the sale of Equity Interests in a joint venture pursuant to drag along and similar rights or obligations under agreements relating to such joint venture;

(p) (i) Asset Sales to any Credit Party, (ii) Asset Sales by any Subsidiary that is not a Credit Party to any other Subsidiary that is not a Credit Party and (iii) Asset Sales to any Subsidiary that is not a Credit Party in an aggregate amount to exceed $10.0 million in the aggregate;

(q) Asset Sales by a Credit Party to a non-Credit Party Subsidiary of inventory and equipment (and for the avoidance of doubt, not any Patents) in the ordinary course of business and consistent with past practice;

(r) Asset Sales (other than Asset Sales of Patents or ABL Priority Collateral) to the extent that (i) the property disposed of is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Asset Sale are reasonably promptly applied to the purchase price of such replacement property;

(s) as long as (i) after giving effect to such Asset Sales or other dispositions, the Remainco Total Leverage Ratio does not exceed 4.50:1.00 for the most recently ended Test Period, (ii) immediately before and after giving effect to such Asset Sales or other dispositions, no Default or Event of Default has occurred and is continuing or would result therefrom, (iii) no Cash or Cash Equivalents or assets of the Borrower or its Subsidiaries that are material to the Intellectual Property licensing business are transferred from Credit Parties to Subsidiaries that are not Credit Parties pursuant to this Section 6.6(s) unless either (A) such transfer is permitted by another provision of this Section 6.6 (in which case such transfer shall be deemed to be a usage of such provision) or (B) such Cash, Cash Equivalents or assets (other than assets of Spinco and its Subsidiaries) are transferred on a temporary basis and are held by Credit Parties upon consummation of the Spin-off, and (iv) immediately after giving effect to such Asset Sales or other dispositions, no assets of the Borrower or its Subsidiaries that are material to the Intellectual Property licensing business shall have been transferred to or held by Spinco and its Subsidiaries, Asset Sales and other distributions prior to the consummation of the Spin-Off to contribute, distribute or otherwise transfer (in one or more transactions) any assets of the Borrower or its Subsidiaries to or among the Borrower and its Subsidiaries, including any new Subsidiaries created in contemplation of the Spin-Off, in contemplation of, and to the extent determined by the Borrower in good faith as reasonably necessary or appropriate to consummate, the separation of the Spinco Business to Spinco and its Subsidiaries and the Remainco Business to Remainco and its Subsidiaries in accordance with the Spin-Off Term Sheets; provided that in the event the Spin-Off is not consummated by September 30, 2020 (the “Specified Outside Date”), any assets or property (including, for the avoidance of doubt, Cash and Cash Equivalents) transferred by a Credit Party to a Subsidiary of the Borrower that is not a Guarantor pursuant this Section 6.6(s) shall either be returned to a Credit Party or the transferee Subsidiary shall become a Credit Party, in either case, by the Specified Outside Date unless the assets or property so transferred are permitted to be transferred under Section 6.4(e) or Section 6.6(p)(iii) (with such transfer being deemed an Investment for purposes of such determination);

(t) a Permitted Holdco Transaction;

(u) mergers or consolidations in connection with Permitted Acquisitions, other than (i) mergers or consolidations involving the Borrower where the Borrower is not the surviving person or (ii) mergers or consolidations involving any Borrowing Base Credit Party where such Borrowing Base Credit Party is not the surviving person; and

(v) any Subsidiary (other than any Borrowing Base Credit Party) may dissolve, liquidate or wind up its affairs at any time; provided that (x) such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect and (y) if such Subsidiary is a Guarantor, all remaining assets of such Guarantor are transferred to the Borrower or another Guarantor or disposed of in compliance with this Section 6.6;

6.7 No Further Negative Pledges. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale, (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), (c) restrictions under the Term Loan Facility Documents as in effect on the Closing Date, (d) restrictions identified on Schedule 6.7, (e) covenants in documents creating Liens permitted by Section 6.2 prohibiting further Liens on the properties encumbered thereby, (f) customary provisions restricting assignment of any agreement or license entered into by the Borrower or any Subsidiary thereof in the ordinary course of business, (g) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Credit Documents on any Collateral securing the Secured Obligations and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Credit Party to secure the Secured Obligations and (h) any prohibition or limitation that (i) exists pursuant to applicable Requirements of Law, (ii) consists of customary restrictions and conditions contained in any agreement relating to any transaction permitted under Section 6.6, (iii) restricts subletting or assignment of leasehold interests contained in any lease governing a leasehold interest of Borrower or a Subsidiary, (iv) exists in any agreement in effect at the time such Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary, or (v) exists in any instrument governing Indebtedness assumed in connection with any Permitted Acquisition, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person or the properties or assets of the person so acquired, no Credit Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure the Secured Obligations.

6.8 Sales and Lease-Backs. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which any Credit Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than the Borrower or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by any Credit Party to any Person (other than the Borrower or any of its Subsidiaries) in connection with such lease.

6.9 Transactions with Shareholders and Affiliates. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Borrower on terms that are less favorable to the Borrower or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; provided that the foregoing restriction shall not apply to (i) any transaction between or among the Borrower and any Guarantor; (ii) reasonable and customary fees paid to members of the Board of Directors of the Borrower and its Subsidiaries; (iii) (a) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements and (b) reasonable incentive bonuses payable to officers and employees in connection with dispositions of assets of the Borrower or its Subsidiaries, in each case approved by the Board of Directors of the Borrower; (iv) a Permitted Holdco Transaction; (v) transactions or agreements between the Borrower and/or its Subsidiaries and Spinco and/or its Subsidiaries in contemplation of or to effect the Spin-Off and in connection with the Pick Rights; (vi) transfer pricing payments by the Borrower or any of its Subsidiaries to one another in the ordinary course of business and consistent with past practices or pursuant to any applicable requirements of Law; (vii) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and otherwise not prohibited by the Credit Documents; (viii) sales of the capital stock of the Borrower to Affiliates of the Borrower not otherwise prohibited by the Credit Documents and the granting of registration and other customary rights in connection therewith; (ix) any transaction with an Affiliate where the only consideration paid by any Credit Party is the capital stock of the Borrower; (x) Restricted Payments permitted by Section 6.3; and (xi) Investments permitted by Section 6.4 (a), (g) and (n), in the case of clause (n) of Section 6.4, solely with respect to Investments in non-Guarantor Subsidiaries.

6.10 Conduct of Business. From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than the businesses engaged in by such Credit Party on the Closing Date and similar or related businesses.

6.11 Assets of the Borrower. The Borrower shall not own any Patents or be the sole licensor under any Intellectual Property License.

6.12 Amendments or Waivers of Organizational Documents. No Credit Party shall nor shall it permit any of its Subsidiaries to, agree to any amendment, restatement, supplement or other modification to, or waiver of, any of its Organizational Documents after the Closing Date in a manner materially adverse to the Lenders without in each case obtaining the prior consent of the Requisite Lenders to such amendment, restatement, supplement or other modification or waiver.

6.13 Amendments or Waivers of with respect to Certain Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of any Subordinated Indebtedness, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Subordinated Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions of such Subordinated Indebtedness (or of any guaranty thereof), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Subordinated Indebtedness (or a trustee or other representative on their behalf) which would be adverse to any Credit Party or Lenders. No Credit Party shall amend or otherwise change the terms of any Term Loan Facility Document except as permitted by the terms of the Intercreditor Agreement.

6.14 Accounting Method. No Credit Party shall, nor shall it permit any of its Subsidiaries to modify or change its Fiscal Year, Fiscal Quarter or its method of accounting (other than as may be required to conform to GAAP).

6.15 Material Contracts. No Credit Party shall amend, modify, terminate or waive any Credit Party’s rights under any Material Contract in a manner that would reasonably be expected to have a Material Adverse Effect.

SECTION 7. GUARANTY

7.1 Guaranty of the Obligations. Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to the Administrative Agent, for the ratable benefit of the Beneficiaries, the due and punctual payment and performance in full of all Secured Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

7.2 Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the Guaranteed Obligations. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided that solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3 Payment by Guarantors. Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of the Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to the Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for the Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.4 Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than (i) Payment in Full of the Guaranteed Obligations (other than any contingent indemnification obligations arising under the Credit Documents for which no claims have been asserted) and (ii) termination of such Guarantor’s Obligations as provided in Section 7.12. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b) the Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between the Borrower and any Beneficiary with respect to the existence of such Event of Default;

(c) the obligations of each Guarantor hereunder are independent of the obligations of the Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of the Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against the Borrower or any of such other guarantors and whether or not the Borrower is joined in any such action or actions;

(d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if the Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable Hedging Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Credit Party or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents or any Hedging Agreements; and

(f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than Payment in Full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents or any Hedging Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the Hedging Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Hedging Agreement or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any of the Hedging Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for Indebtedness other than the Guaranteed Obligations) to the payment of Indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of the Borrower or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which the Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

7.5 Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against the Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of any Credit Party or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any other Guarantor from any cause other than Payment in Full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Hedging Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Borrower and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.6 Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Guaranteed Obligations shall have been indefeasibly Paid in Full in Cash, subject to Section 7.12, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against the Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against the Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been Paid in Full, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against the Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against the Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and Paid in Full, such amount shall be held in trust for the Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7 Subordination of Other Obligations. Any Indebtedness of the Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

7.8 Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been Paid in Full. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.9 Authority of Guarantors or the Borrower. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or the Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.10 Financial Condition of the Borrower. Any Loan may be continued from time to time, and any Secured Hedging Agreements and Secured Treasury Services Agreement may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of the Borrower at the time of any such grant or continuation or at the time such Secured Hedging Agreement or Secured Treasury Services Agreement is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Borrower. Each Guarantor has adequate means to obtain information from the Borrower on a continuing basis concerning the financial condition of the Borrower and its ability to perform its obligations under the Credit Documents, the Secured Hedging Agreements and the Secured Treasury Services Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrower now known or hereafter known by any Beneficiary.

7.11 Bankruptcy, Etc.

(a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior consent of the Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against the Borrower or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Borrower or any other Guarantor or by any defense which the Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrower or any of its Subsidiaries of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay the Administrative Agent, or allow the claim of the Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Guaranteed Obligations are paid by the Borrower or any of its Subsidiaries, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.12 Discharge of Guaranty Upon Sale of Guarantor. If all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be disposed of (including by merger or consolidation) in an Asset Sale or pursuant to the Spin-Off in accordance with the terms and conditions hereof and to a Person that is not a Credit Party, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such disposition.

7.13 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 7.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.13 or otherwise under this Agreement voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 7.13 shall remain in full force and effect until a discharge of such Qualified ECP Guarantor’s Guaranteed Obligations in accordance with the terms hereof and the other Credit Documents. Each Qualified ECP Guarantor intends that this Section 7.13 constitute, and this Section 7.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. As used herein, “Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other Person as constitutes a Qualified ECP Guarantor and can cause another Person to qualify as a Qualified ECP Guarantor at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 8. EVENTS OF DEFAULT

8.1 Events of Default. If any one or more of the following conditions or events shall occur:

(a) Failure to Make Payments When Due. Failure by the Borrower to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) any interest on any Loan, any fee, premium or any other amount due hereunder, in the case of this clause (ii), within three Business Days after the date due; or

(b) Default in Other Agreements. (i) Failure of any Credit Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount, including any payment in settlement, payable in respect of the Term Loan Facility or one or more other items of Material Indebtedness, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Credit Party with respect to any other term of (1) the Term Loan Facility Documents or one or more other items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(c) Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.3, Sections 5.1(a), 5.1(b), 5.1(c), 5.1(d) and 5.1(f), Section 5.2, Section 5.6, Section 5.13, Section 5.14, Section 5.15, Section 5.16, Section 5.17 (and, in the case of Section 5.16 and Section 5.17, such failure continues unremedied for a period of at least (i) five Business Days in the case of any Borrowing Base Certificate (or supporting documentation under Section 5.17) that is required to be delivered on a monthly basis or (ii) two Business days in the case of any Borrowing Base Certificate (or supporting documentation under Section 5.17) that is required to be delivered on a weekly basis) or Section 6; or

(d) Breach of Representations, Etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate (including any Borrowing Base Certificate) at any time given by any Credit Party or any of its Subsidiaries pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(e) Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other paragraph of this Section 8.1, and such default shall not have been remedied or waived within thirty (30) days after the earlier of (i) an officer of such Credit Party becoming aware of such default or (ii) receipt by the Borrower of notice from the Administrative Agent or any Lender of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of the Borrower or any of its Subsidiaries in an involuntary case under any Debtor Relief Laws now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against the Borrower or any of its Subsidiaries under any Debtor Relief Laws now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Borrower or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of the Borrower or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of the Borrower or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) The Borrower or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under any Debtor Relief Laws now or hereafter in effect (other than a voluntary liquidation or dissolution of any Subsidiary permitted under Section 5.2), or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or the Borrower or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) the Borrower or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit its inability, to pay its debts as such debts become due; or the Board of Directors of the Borrower or any of its Subsidiaries, or any committee thereof, shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or

(h) Judgments and Attachments; Proceedings. Any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $7.5 million (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against the Borrower or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder); or

(i) Dissolution. Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days; or

(j) Employee Benefit Plans. (i) There shall occur one or more ERISA Events which, individually or in the aggregate, result in or might reasonably be expected to result in a Material Adverse Effect; (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest pursuant to Section 430(k) of the Code or ERISA or a violation of Section 436 of the Code or (iii) the receipt of a notice from a Governmental Authority relating to the intention to terminate any Foreign Plan or to appoint a trustee or similar official to administer any such Foreign Plan, or alleging the insolvency of any such Foreign Plan; or

(k) Change of Control. A Change of Control shall occur; or

(l) Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, other than transactions permitted by Section 6.6, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or the Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the Intercreditor Agreement and/or the relevant Collateral Document, in each case for any reason other than the failure of the Collateral Agent or any Secured Party to take any action within its control, (iii) any Credit Party shall contest the validity or enforceability of any Credit Document or deny that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party or shall contest the validity or perfection of any Lien in any Collateral purported to be covered by the Collateral Documents or (iv) the Liens securing the Secured Obligations shall cease to constitute First Priority Liens (or, with respect to Liens on the Term Priority Collateral securing the Obligations, Second Priority Liens) of the Credit Parties; or

(m) Intercreditor Agreement. The Intercreditor Agreement or any provision thereof shall cease to be in full force or effect (except in accordance with its terms) or any Credit Party shall deny or disaffirm their respective obligations thereunder; or

(n) Subordinated Indebtedness. Any Subordinated Indebtedness permitted hereunder or the guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations of the Credit Parties hereunder, as provided in the documents governing such Subordinated Indebtedness, or any Credit Party, any Affiliate of any Credit Party;

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence and during the continuance of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to the Borrower by the Administrative Agent, (A) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest and premium on the Loans, and (II) all other Obligations; (B) the Administrative Agent may declare the commitment of each Lender to make Loans and any obligation of any Issuing Bank to issue Letters of Credit to be terminated, whereupon such commitments and obligations shall be terminated; (C) the Administrative Agent may require the Borrower to Cash Collateralize the LC Exposure and (D) the Administrative Agent may cause the Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents.

8.2 Application of Proceeds

. Notwithstanding anything to the contrary contained in this Agreement or any Credit Document, but subject in the case of Term Priority Collateral to the terms of the Intercreditor Agreement, upon the occurrence and during the continuance of an Event of Default and after the acceleration of the principal amount of any of the Loans hereunder, any and all payments received by the Administrative Agent, including proceeds of Collateral, shall be applied:

(i) first, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to the Administrative Agent and the Co-Collateral Agents with respect to this Agreement, the other Credit Documents or the Collateral;

(ii) second, to all fees, premium, costs, indemnities, liabilities, obligations and expenses incurred by or owing to any Lender with respect to this Agreement, the other Credit Documents or the Collateral;

(iii) third, to the payment of the Obligations constituting accrued and unpaid interest on any Protective Advances that may be outstanding;

(iv) fourth, to payment of that portion of the Obligations constituting unpaid principal of any Protective Advances;

(v) fifth, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts);

(vi) sixth, to the indefeasible payment in full in cash, pro rata, of principal amount of (x) the Obligations and any premium thereon, (y) any fees, premiums, scheduled periodic payments, interest, principal amount of any breakage, termination or other payments due under Noticed Secured Hedging Agreements (in an amount not to exceed the associated Noticed Secured Hedging Agreement Reserve) or Noticed Secured Treasury Services Agreements (in an amount not to exceed the associated Noticed Secured Treasury Services Agreement Reserve), equally and ratably in accordance with the respective amounts thereof then due and owing, and (z) Cash Collateral required to be deposited but no so deposited, to the Administrative Agent to be held by it until the LC Exposure shall have been reduced to zero;

(vii) seventh, to the indefeasible payment in full in cash, pro rata, of any fees, premiums and scheduled periodic payments due under Secured Hedging Agreements or Secured Treasury Services Agreements (other than amounts payable under clause sixth above with respect to Noticed Secured Hedging Agreements and Noticed Secured Treasury Services Agreements) and any interest accrued thereon, in each case equally and ratably in accordance with the respective amounts thereof then due and owing;

(viii) eighth, to the indefeasible payment in full in cash, pro rata, of principal amount of any breakage, termination or other payments under Secured Hedging Agreements and Secured Treasury Services Agreements (other than amounts payable under clause sixth above with respect to Noticed Secured Hedging Agreements and Noticed Secured Treasury Services Agreements);

(ix) ninth, to any other Indebtedness or obligations of any Credit Party owing to the Administrative Agent, any Lender or any other Secured Party under the Credit Documents for which the Administrative Agent has received notice of such Indebtedness or obligations as being outstanding; and

(x) tenth, to the Borrower or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.

In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category and (y) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category.

SECTION 9. AGENTS

9.1 Appointment of Agents. Morgan Stanley is hereby appointed the Administrative Agent and the Collateral Agent hereunder and under the other Credit Documents and each Lender and Issuing Bank, by its acceptance of the benefits of the Collateral and Guarantees under the Credit Documents, each Hedge Bank party to a Secured Hedging Agreement and each Treasury Services Provider party to a Secured Treasury Services Agreement hereby authorizes Morgan Stanley to act as the Administrative Agent and the Collateral Agent in accordance with the terms hereof and the other Credit Documents. Each Lender and Issuing Bank, by its acceptance of the benefits of the Collateral and Guarantees under the Credit Documents, each Hedge Bank party to a Secured Hedging Agreement and each Treasury Services Provider party to a Secured Treasury Services Agreement hereby authorizes any Other Collateral Agent appointed as a Co-Collateral Agent in accordance with Section 9.7(c) to act as a Co-Collateral Agent in accordance with the terms hereof and the other Credit Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 9 are solely for the benefit of the Agents, Lenders and Issuing Banks and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof; provided that the Borrower shall have the consent right expressly referred to in Section 9.7(c). In performing its functions and duties hereunder, each Agent shall act solely as an agent of the Lenders, the Issuing Banks, each Hedge Bank and each Treasury Services Provider, and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower or any of its Subsidiaries.

9.2 Powers and Duties. Each Lender and each Issuing Bank and, by its acceptance of the benefits of the Collateral and Guarantees under the Credit Documents, each Hedge Bank party to a Secured Hedging Agreement and each Treasury Services Provider party to a Secured Treasury Services Agreement irrevocably authorizes each Agent to take such action on such Lender, Issuing Bank and Hedge Bank’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender, any Issuing Bank, any Hedge Bank, any Treasury Services Provider or any other Person; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.

9.3 General Immunity.

(a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender or any Issuing Bank for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or Issuing Banks or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

(b) Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders and the Issuing Banks for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions, including for the avoidance of doubt refraining from any action that, in its opinion or the opinion of its counsel, may be in violation of the automatic stay under any Debtor Relief Law. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender or Issuing Bank shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5). No Hedge Bank or Treasury Services Provider that obtains the benefits of Section 8.4, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guarantee or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) solely as a result of the existence of obligations owed to it under any such Secured Hedging Agreement or Secured Treasury Services Agreement. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Hedging Agreements or Secured Treasury Services Agreements unless the Administrative Agent has received written notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Hedge Bank or Treasury Services Provider.

(c) Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.3 and of Section 9.6 shall apply to any the Affiliates of the Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.3 and of Section 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Credit Parties, the Lenders and the Issuing Banks, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Administrative Agent and not to any Credit Party, Lender, Issuing Bank or any other Person and no Credit Party, Lender, Issuing Bank or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

9.4 Agents Entitled to Act as Lender or Issuing Bank. Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender or an Issuing Bank as any other Lender or any other Issuing Bank, as the case may be, and may exercise the same as though it were not an Agent and the term “Lender”, “Lenders”, “Issuing Bank” or “Issuing Banks” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each person serving as an Agent hereunder in its individual capacity. Such person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such person were not an Agent hereunder and without any duty to account therefor to the Lenders or the Issuing Banks.

9.5 Lenders’ Representations, Warranties and Acknowledgment.

(a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with the Loans hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Borrower and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b) Each Lender, by delivering its signature page to this Agreement, an Assignment Agreement and funding its Loans, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders, Lenders or Issuing Banks, as applicable on the Closing Date.

9.6 Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify the Administrative Agent and the Co-Collateral Agents, to the extent that such Agent shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to the Administrative Agent or the Co-Collateral Agents for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that (i) in no event shall this sentence require any Lender to indemnify the Administrative Agent or the Co-Collateral Agents against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof, and (ii) this sentence shall not be deemed to require any Lender to indemnify the Administrative Agent or the Co-Collateral Agents against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

9.7 Successor Administrative Agent and Collateral Agent; Co-Collateral Agents.

(a) The Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to Lenders, the Issuing Banks and the Borrower. The Administrative Agent shall have the right to appoint a financial institution to act as the Administrative Agent and/or the Collateral Agent hereunder, subject to the reasonable satisfaction of the Borrower and all Lenders, and the Administrative Agent’s resignation shall become effective on the earliest of (i) thirty (30) days after delivery of the notice of resignation (regardless of whether a successor has been appointed or not), (ii) the acceptance of such successor Administrative Agent by the Borrower and all Lenders or (iii) such other date, if any, agreed to by all Lenders. Upon any such notice of resignation, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, the Lenders shall have the right, upon five Business Days’ notice to the Borrower, to appoint a successor Administrative Agent; provided that such successor Administrative Agent shall be reasonably acceptable to all Lenders. If neither the Lenders nor the Administrative Agent have appointed a successor Administrative Agent, Requisite Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that, until a successor Administrative Agent is so appointed by the Lenders or the Administrative Agent, any collateral security held by the Administrative Agent in its role as the Collateral Agent on behalf of the Lenders under any of the Credit Documents shall continue to be held by the retiring the Collateral Agent as nominee until such time as a successor the Collateral Agent is appointed. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder. Except as provided above, any resignation of Morgan Stanley or its successor as the Administrative Agent pursuant to this Section 9.7 shall also constitute the resignation of Morgan Stanley or its successor as the Collateral Agent. After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent hereunder. Any successor Administrative Agent appointed pursuant to this Section 9.7 shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder.

(b) In addition to the foregoing, the Collateral Agent may resign at any time by giving prior written notice thereof to the Lenders, the Issuing Banks and the Pledgors, and the Collateral Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Pledgors and the Collateral Agent signed by all Lenders. The Administrative Agent shall have the right to appoint a financial institution as the Collateral Agent hereunder, subject to the reasonable satisfaction of the Borrower and all Lenders and the Collateral Agent’s resignation shall become effective on the earliest of (i) thirty (30) days after delivery of the notice of resignation, (ii) the acceptance of such successor Collateral Agent by the Borrower and all Lenders or (iii) such other date, if any, agreed to by all Lenders. Upon any such notice of resignation, the Lenders shall have the right, upon five Business Days’ notice to the Administrative Agent, to appoint a successor Collateral Agent; provided that such successor Collateral Agent shall be reasonably acceptable to all Lenders. Until a successor Collateral Agent is so appointed by the Lenders or the Administrative Agent, any collateral security held by the Collateral Agent on behalf of the Lenders and Issuing Banks under any of the Credit Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed. Upon the acceptance of any appointment as the Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Agent under this Agreement and the Collateral Documents, and the retiring Collateral Agent under this Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held hereunder or under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement and the Collateral Documents, and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Collateral Agent shall be discharged from its duties and obligations under this Agreement and the Collateral Documents. After any retiring Collateral Agent’s resignation hereunder as the Collateral Agent, the provisions of this Agreement and the Collateral Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Collateral Documents while it was the Collateral Agent hereunder.

(c) The Collateral Agent may appoint from time to time a single co-collateral agent for the Secured Parties (each such co-collateral agent, an “Other Collateral Agent”) so long as the Person acting as such Other Collateral Agent is reasonably acceptable to the Borrower; provided that no Person shall be appointed as an Other Collateral Agent without the prior written consent of the Borrower. As of the Closing Date, Wells Fargo has been appointed as the Other Collateral Agent and is acceptable to the Borrower. Notwithstanding anything to the contrary set forth herein, all determinations of the Co-Collateral Agents under the Credit Documents shall be made jointly by the Co-Collateral Agents; provided that, in the event that the Co-Collateral Agents cannot agree on any matter to be determined by them, the determination shall be made by the individual Co-Collateral Agent asserting the most conservative credit judgment or declining to permit the requested action for which consent is being sought by the applicable Credit Party. This provision shall be binding upon any successor to a Co-Collateral Agent.

9.8 Collateral Documents and Guaranty.

(a) Agents under Collateral Documents and Guaranty. Each Secured Party hereby further authorizes (i) the Administrative Agent or the Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Secured Parties with respect to the Guaranty, the Collateral and the Collateral Documents; provided that neither the Administrative Agent nor the Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Secured Obligations with respect to any Secured Hedging Agreement or Secured Treasury Services Agreement and (ii) the Other Collateral Agent to take any actions delegated to it under this Agreement or any other Credit Document. Subject to Section 10.5, without further consent or authorization from any Secured Party, the Administrative Agent or the Collateral Agent, as applicable may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented or (ii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented. Each Secured Party hereby irrevocably appoints and authorizes the Collateral Agent and its Affiliates and designees to act as the agent of such Secured Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to this Section 9.8 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent, shall be entitled to the benefits of all provisions of this Section 9.8 and Section 10, as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Credit Documents as if set forth in full herein with respect thereto.

(b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Credit Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code,) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or the Lenders in its or their respective individual capacities) shall be entitled, upon instructions from Requisite Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

(c) Rights under Secured Hedging Agreements and Secured Treasury Services Agreements. The Secured Obligations of the Borrower or any of its Subsidiaries under any Secured Hedging Agreement (after giving effect to all netting arrangements relating to such Secured Hedging Agreements) shall be secured and guaranteed pursuant to the Collateral Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed. The Secured Obligations of the Borrower or any of its Subsidiaries under any Secured Treasury Services Agreement shall be secured and guaranteed pursuant to the Collateral Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed. No person shall have any voting rights under any Credit Document solely as a result of the existence of Secured Obligations owed to it under any such Secured Hedging Agreement or Secured Treasury Services Agreement. For the avoidance of doubt, no release of Collateral or Guarantors effected in the manner permitted by this Agreement shall require the consent of any holder of Secured Obligations under Secured Hedging Agreements or Secured Treasury Services Agreements.

(d) Release of Collateral and Guarantees, Termination of Credit Documents. Notwithstanding anything to the contrary contained herein or any other Credit Document, when all Obligations have been Paid in Full, all Revolving Commitments have terminated or expired, upon request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any party to any Secured Hedging Agreement or Secured Treasury Services Agreement) take such actions as shall be required to release its security interest in all Collateral, and to release all Obligations provided for in any Credit Document, whether or not on the date of such release there may be outstanding Secured Obligations in respect of Secured Hedging Agreements or Secured Treasury Services Agreements; provided that the Collateral Agent shall take such actions to effect the release of Spinco and its Subsidiaries substantially concurrently with the consummation of the Spin-Off so long as the Spin-Off Transaction Conditions have been complied with. Any such release of Obligations shall be deemed subject to the provision that such Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(e) Prior to releasing or subordinating its interest in particular types or items of property, or releasing any Guarantor from its obligations under the Guaranty (including in connection with the Spin-Off), the Administrative Agent and/or the Collateral Agent shall be entitled to receive an Officer’s Certificate stating that such actions are permitted under this Agreement.

(f) The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Lenders or Issuing Banks for any failure to monitor or maintain any portion of the Collateral.

9.9 Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Laws relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its respective agents and counsel and all other amounts due to the Administrative Agent under Sections 2.10 and 10.3 allowed in such judicial proceeding; and

(c) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.19, 10.2 and 10.3. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Administrative Agent, its agents and counsel, and any other amounts due to the Administrative Agent under Sections 2.19, 10.2 and 10.3 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders and Issuing Banks may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10 Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Requisite Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Credit Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Requisite Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Requisite Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Requisite Lenders contained in Section 9.2 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

9.11 No Other Duties, etc. Anything herein to the contrary notwithstanding, no Arranger listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, the Other Collateral Agent, a Lender or an Issuing Bank hereunder.

SECTION 10. MISCELLANEOUS

10.1 Notices.

(a) Notices Generally. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Credit Party, the Agents or the Issuing Bank shall be sent, in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to such Person at its address as set forth on Appendix B or in the other relevant Credit Document or at such other address as shall be notified in writing (x) in the case of the Borrower, the Administrative Agent or the Collateral Agent, to the other parties, (y) in the case of any Lender or any Issuing Bank, to the Administrative Agent and (z) in the case of all other parties, to the Borrower and the Administrative Agent.

(b) Effectiveness of Notice. All notices, demands, requests, consents and other communications described in clause (a) above shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, when deposited in the mails, (iii) if delivered by posting to a Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Platform, website or other device (to the extent permitted by Section 9.10 to be delivered thereunder), when such notice, demand, request, consent and other communication shall have been made generally available on such Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified that such communication has been posted to such Platform and (iv) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in clause (a) above; provided that notices and communications to any Agent shall not be effective until received by such Agent and all notices from or to a Credit Party shall be sent through the applicable Agent.

(c) Use of Platform. Notwithstanding clauses (a) and (b) above (unless the Administrative Agent requests that the provisions of clauses (a) and (b) above be followed) and any other provision in this Agreement or any other Credit Document providing for the delivery of any Communication by any other means, the Credit Parties shall deliver all Communications to the Administrative Agent by properly transmitting such Communications in an electronic/soft medium in a format acceptable to the

Administrative Agent to such electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify the Borrower. Nothing in this clause (c) shall prejudice the right of the Administrative Agent, any of the Lenders or any of the Issuing Banks to deliver any Communication to any Credit Party in any manner authorized in this Agreement or to request that the Borrower effects delivery in such manner.

10.2 Expenses. The Borrower agrees to pay promptly (a) all the reasonable and documented out-of-pocket costs and expenses incurred in connection with the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the costs of furnishing all opinions by counsel for the Borrower and the other Credit Parties; (c) the reasonable fees, expenses and disbursements of (i) one primary counsel to the Administrative Agent and one primary counsel to the Other Collateral Agent in connection with the negotiation, preparation, delivery and execution of the Credit Documents and (ii) one primary counsel to the Agents in connection with the administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by the Borrower; (d) all the reasonable expenses of creating, perfecting, recording, maintaining and preserving Liens in favor of the Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent, the Requisite Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) all the reasonable fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (f) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by the Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (g) all other reasonable costs and expenses incurred by each Agent and each Arranger in connection with the syndication of the Loans and Revolving Commitments and the transactions contemplated by the Credit Documents and any consents, amendments, waivers or other modifications thereto and (h) after the occurrence and during the continuance of an Event of Default, all costs and expenses, including reasonable and documented out-of-pocket attorneys’ fees and costs of settlement, incurred by any Agent, the Lenders and Issuing Bank in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings.

10.3 Indemnity.

(a) In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent, each Lender, each Issuing Bank, each Arranger and the Affiliates of each of the foregoing and each of their respective officers, partners, members, directors, trustees, advisors, employees, shareholders, attorneys, controlling persons, agents, sub-agents and each of their respective heirs, successors and assigns (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided that no Credit Party shall have any obligation to any Indemnitee hereunder with respect to (i) any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence, bad faith or willful misconduct of such Indemnitee, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction, (ii) arising from a material breach of the obligations of such Indemnitee or any of its Affiliates under the Credit Documents as determined by a final, non-appealable judgment of a court of competent jurisdiction, (iii) claims brought by an Indemnitee solely against another Indemnitee and not arising out of any act or omission of any Credit Party or any of their respective Affiliates other than claims against any Agent (or any of their respective Affiliates) in fulfilling their respective roles as Agent or any similar role in respect of the Loans, or (iv) any settlement entered into by such Indemnitee without the Borrower’s written consent (such consent not to be unreasonably withheld, conditioned or delayed). To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them. Paragraph (a) of this Section 10.3 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b) To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against each Lender, each Issuing Bank, each Agent and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and the Borrower hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c) Each Credit Party also agrees that no Lender, Issuing Bank, Agent nor their respective Affiliates, directors, employees, attorneys, agents or sub-agents will have any liability to any Credit Party or any person asserting claims on behalf of or in right of any Credit Party or any other person in connection with or as a result of this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, in each case, except in the case of any Credit Party to the extent that any losses, claims, damages, liabilities or expenses incurred by such Credit Party or its affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Lender, Issuing Bank, Agent or their respective Affiliates, directors, employees, attorneys, agents or sub-agents in performing its obligations under this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein; provided that in no event will such Lender, Issuing Bank, Agent or their respective Affiliates, directors, employees, attorneys, agents or sub-agents have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such Lender’s, Issuing Bank’s, Agent’s or their respective Affiliates’, directors’, employees’, attorneys’, agents’ or sub-agents’ activities related to this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein.

10.4 Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender and each Issuing Bank is hereby authorized by each Credit Party at any time or from time to time subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than the Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender or such Issuing Bank to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender or such Issuing Bank hereunder and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto or with any other Credit Document, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand hereunder. The rights of each Lender and each Issuing Bank and their respective Affiliates under this Section 10.4 are in addition to other rights and remedies (including other rights of set-off) that such Lender or such Issuing Bank or its Affiliates may have.

10.5 Amendments and Waivers.

(a) Requisite Lenders’ Consent. Subject to the additional requirements of Sections 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the concurrence of Requisite Lenders; provided, that any amendment, modification, termination or waiver of any provision of the Fee Letter shall only require the consent of the parties party thereto.

(b) Affected Lenders’ Consent. Without the consent of each Lender or each Issuing Bank that would be directly affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) extend the scheduled final maturity of any Loan or Note of such Lender;

(ii) extend or increase any Revolving Commitment of such Lender;

(iii) waive, reduce or postpone any scheduled repayment (but not prepayment) owed to such Lender;

(iv) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.7) of such Lender;

(v) extend the date on which any interest is payable to such Lender;

(vi) reduce the principal amount of any Loan of such Lender;

(vii) amend, modify, terminate or waive any provision of this Section 10.5(b) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;

(viii) amend Section 8.2 or the definition of “Requisite Lenders” or the relevant substance of any other provision in the Agreement referencing the pro rata share of a Lender (including the definition of “Pro Rata Share”);

(ix) release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Credit Documents and except in connection with a “credit bid” undertaken by the Collateral Agent at the direction of the Requisite Lenders pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code or other sale or disposition of assets in connection with an enforcement action with respect to the Collateral permitted pursuant to the Credit Documents (in which case only the consent of the Requisite Lenders will be needed for such release); or

(x) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document;

provided that, for the avoidance of doubt, all Lenders and Issuing Banks shall be deemed directly affected thereby with respect to any amendment described in clauses (vii), (viii), (ix) and (x).

(c) Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

(i) (a) amend, modify or waive this Agreement or the Security Agreement so as to alter the ratable treatment of Obligations and/or Secured Obligations arising under Secured Treasury Services Agreements, on the one hand, and Secured Obligations arising under Secured Hedging Agreements, on the other, or the definition of “Hedge Bank”, “Hedging Agreement,”, “Secured Hedging Agreement” “Obligations”, “Secured Obligations”, “Noticed Secured Hedging Agreement”, “Noticed Secured Hedging Agreement Reserve” or “Reserve”, in each case in a manner adverse to any Hedge Bank with Secured Obligations then outstanding without the consent of any such Hedge Bank or (b) amend, modify or waive this Agreement or the Security Agreement so as to alter the ratable treatment of Obligations and/or Secured Obligations arising under Secured Hedging Agreements, on the one hand, and Secured Obligations arising under Secured Treasury Services Agreements, on the other, or the definition of “Treasury Services Agreement”, “Treasury Services Provider”, “Secured Treasury Services Agreement”, “Obligations”, “Secured Obligations”, “Noticed Secured Treasury Services Agreements”, “Noticed Secured Treasury Services Agreements Reserve” or “Reserve”, in each case in a manner adverse to any Treasury Services Provider with Secured Obligations then outstanding without the consent of any such Treasury Services Provider;

(ii) amend, modify, terminate or waive any provision of the Credit Documents as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent, as applicable;

(iii) change the definition of Borrowing Base or any component definition thereof in a manner that would result in an increased borrowing availability without the consent of 100% of the Lenders (provided that the foregoing shall not impair the ability of the Collateral Agent to add, remove, reduce or increase Reserves against the Collateral included in the Borrowing Base in its Permitted Discretion);

(iv) so long as there are no more than two unaffiliated Lenders, amend, modify, terminate or waive any provision of Section 6, without the consent of 100% of the Lenders; or

(v) affect the rights or obligations of an Issuing Bank under this Agreement or any Letter of Credit issued or to be issued by it, including with respect to its LC Commitment, without the written consent of each Issuing Bank affected thereby.

(d) Execution of Amendments, Etc. The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

(e) Corrections. Notwithstanding anything to the contrary contained in this Section 10.5, the Administrative Agent and the Borrower may amend or modify this Agreement and any other Credit Document to (i) grant a new Lien for the benefit of the Secured Parties, extend an existing Lien over additional assets or property for the benefit of the Secured Parties or join additional Persons as Credit Parties, and (ii) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Credit Documents, then Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Credit Document if the same is not objected to by the Requisite Lenders within five (5) Business Days following receipt of notice thereof.

10.6 Successors and Assigns; Participations.

(a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of the Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and the Lenders and other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Register. The Borrower, the Administrative Agent and the Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Revolving Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Revolving Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt of a fully executed Assignment Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding Tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 10.6(d). Each assignment shall be recorded in the Register promptly following receipt by the Administrative Agent of the fully executed Assignment Agreement and all other necessary documents and approvals, prompt notice thereof shall be provided to the Borrower and a copy of such Assignment Agreement shall be maintained, as applicable. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.” Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Revolving Commitments or Loans.

(c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Revolving Commitment, Loans or LC Exposure owing to it or other Obligations (provided that each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan, any related Revolving Commitments or applicable LC Exposure) to (A) any Person meeting the criteria of clauses (i), (ii) and (iii) of the definition of the term “Eligible Assignee” upon the giving of notice to the Borrower and the Administrative Agent and (B) to any Person meeting the criteria of clause (iv) of the definition of the term “Eligible Assignee” and consented to by each of the Borrower, the Administrative Agent and each Issuing Bank (each such consent not to be (x) unreasonably withheld, delayed or conditioned and (y) in the case of the Borrower, not required at any time an Event of Default shall have occurred and be continuing); provided that the Borrower shall be deemed to consent to such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after receiving notice thereof. Any assignment in violation of this Section 10.6(c) shall be null and void.

(d) Mechanics. Assignments and assumptions of Loans and Revolving Commitments by the Lenders, shall be effected by manual execution and delivery to the Administrative Agent of an Assignment Agreement. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. In connection with all assignments there shall be delivered to the Administrative Agent and Borrower such forms, certificates or other evidence, if any, with respect to United States federal income Tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.17(f), together with payment to the Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable in the case of an assignee which is already a Lender or is an Affiliate or Related Fund of a Lender or a Person under common management with a Lender) by the assignee or assignor.

(e) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Revolving Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control).

(f) Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the Assignment Effective Date (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Revolving Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided that anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Revolving Commitments shall be modified to reflect any Revolving Commitment of such assignee; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to the Administrative Agent for cancellation, and thereupon the Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new outstanding Loans of the assignee and/or the assigning Lender.

(g) Participations.

(i) Each Lender shall have the right at any time to sell one or more participations to any Person (other than (i) the Borrower, any of its Subsidiaries or any of its Affiliates or (ii)(x) a natural person or (y) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, one or more natural persons) in all or any part of its Revolving Commitments, Loans or in any other Obligation. Each Lender that sells a participation pursuant to this Section 10.6(g) shall, acting solely for U.S. federal income tax purposes as a non-fiduciary agent of the Borrower, maintain a register on which it records the name and address of each participant and the principal amounts (and stated interest) of each participant’s participation interest with respect to any Loan or other obligations under the Credit Documents (each, a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Revolving Commitments, Loans or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Revolving Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the United States Proposed Treasury Regulations. Unless otherwise required by the applicable Law, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the Internal Revenue Service. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of a participation with respect to such Loan for all purposes under this Agreement, notwithstanding any notice to the contrary.

(ii) The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (A) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Revolving Commitment shall not constitute a change in the terms of such participation, and that an increase in any Revolving Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (B) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (C) release all or substantially all of the Collateral under the Collateral Documents or all or substantially all of the Guarantors from the Guaranty (in each case, except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating.

(iii) The Borrower agrees that each participant shall be entitled to the benefits of Sections 2.15(c), 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section 10.6; provided that (x) a participant shall not be entitled to receive any greater payment under Section 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, except to the extent such entitlement to receive a greater payment results from a change in applicable law that occurs after the participant acquired the applicable participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided that such participant agrees to be subject to Section 2.14 as though it were a Lender.

(h) Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 10.6 any Lender may assign, pledge and/or grant a security interest in all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank; provided that (i) no Lender, as between the Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and (ii) in no event shall the applicable Federal Reserve Bank, pledgee or trustee, be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

10.7 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8 Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of the Loans. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.15(c), 2.16, 2.17, 10.2, 10.3 and 10.4 and the agreements of the Lenders and Issuing Banks set forth in Sections 2.14, 9.3(b) and 9.6, as applicable, shall survive the payment of the Loans and the termination hereof.

10.9 No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender or Issuing Bank in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent, each Lender and each Issuing Bank hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Secured Hedging Agreements or Secured Treasury Services Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.10 Marshalling; Payments Set Aside. No Agent, Lender or Issuing Bank shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to the Administrative Agent, the Lenders or Issuing Banks (or to the Administrative Agent, on behalf of the Lenders or Issuing Banks), or any Agent, Lender or Issuing Bank enforces any security interests or exercises any right of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or set-off had not occurred.

10.11 Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12 Obligations Several; Independent Nature of Lenders’ Rights. The obligations of the Lenders and Issuing Banks hereunder are several and no Lender or Issuing Banks shall be responsible for the obligations, Revolving Commitment or LC Exposure of any other Lender or Issuing Bank hereunder, as applicable. Nothing contained herein or in any other Credit Document, and no action taken by the Lenders and Issuing Banks pursuant hereto or thereto, shall be deemed to constitute the Lenders and Issuing Banks as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender and each Issuing Bank shall be a separate and independent debt, and each Lender and each Issuing Bank shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender or Issuing Bank to be joined as an additional party in any proceeding for such purpose.

10.13 Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14 APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

10.15 CONSENT TO JURISDICTION. SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENTS, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (OTHER THAN WITH RESPECT TO ACTIONS BY ANY AGENT IN RESPECT OF RIGHTS UNDER ANY SECURITY AGREEMENT GOVERNED BY A LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO); (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES

THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT THE AGENTS, LENDERS AND ISSUING BANKS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

10.16 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17 Confidentiality. Each Agent, each Lender and each Issuing Bank shall hold all Non-Public Information regarding the Borrower and its respective Subsidiaries, Affiliates and their businesses identified as such by the Borrower and obtained by such Agent, such Lender or such Issuing Bank pursuant to the requirements of the Credit Documents in accordance with such Agent’s, such Lender’s or such Issuing Bank’s customary procedures for handling confidential information of such nature, it being understood and agreed by the Borrower that, in any event, the Administrative Agent may disclose such information to the Lenders and Issuing Banks and each Agent, each Lender and each Issuing Bank and each Agent may make (i) disclosures of such information to Affiliates of such Lender, Issuing Bank or Agent and to their respective officers, directors, partners, members, employees, legal counsel, independent auditors, leverage facility providers and other advisors, experts or agents who need to know such information and on a confidential basis (and to other Persons authorized by a Lender, Issuing Bank or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any potential or prospective assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrower and its obligations (provided that such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to Credit Parties received by it from any Agent or any Lender or Issuing Bank, (iv) disclosure on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, (v) disclosures in connection with the exercise of any remedies hereunder or under any other Credit Document, (vi) disclosures made pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such Person agrees to inform the Borrower promptly thereof to the extent not prohibited by law) and (vii) disclosures made upon the request or demand of any regulatory or quasi-regulatory authority purporting to have jurisdiction over such Person or any of its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners). In addition, each Agent, each Lender and each Issuing Bank may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents, the Lenders and the Issuing Banks in connection with the administration and management of this Agreement and the other Credit Documents. Notwithstanding anything to the contrary herein, any Agent, Lender or Issuing Bank may place promotional materials on the Internet or World Wide Web in the form of a “tombstone” or otherwise describing the name and logo of the Borrower and its Subsidiaries (or any of them), and the amount, type and closing date of this Agreement.

10.18 Effectiveness; Counterparts. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Borrower and the Administrative Agent of notification of such execution and authorization of delivery thereof. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (i.e., “pdf” or “tif” shall be effective as delivery of a manually executed counterpart of this Agreement.

10.19 PATRIOT Act. Each Lender, each Issuing Bank and the Administrative Agent (for itself and not on behalf of any Lender or Issuing Bank) hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender, such Issuing Bank or the Administrative Agent, as applicable, to identify such Credit Party in accordance with the PATRIOT Act.

10.20 Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.21 No Fiduciary Duty. Each Agent, each Lender, each Issuing Bank and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their affiliates. Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its stockholders or its affiliates, on the other. The Credit Parties acknowledge and agree that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders, creditors or any other Person. Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.

10.22. Permitted Holdco Transaction. Effective immediately upon and at all times following the date of effectiveness of any Permitted Holdco Transaction, except as expressly set forth herein to the contrary, the parties hereto shall hereby agree that all references to “Borrower” herein and in the other Credit Documents shall be deemed to refer to “Holdco”.

10.23 Intercreditor Agreement. Each of the Lenders and Issuing Banks hereby acknowledges that it has received and reviewed the Intercreditor Agreement and agrees to be bound by the terms thereof. Each Lender and Issuing Bank (and each Person that becomes a Lender or Issuing Bank under this Agreement) hereby authorizes and directs the Collateral Agent to enter into the Intercreditor Agreement on behalf of such Lender and agrees the Collateral Agent may take such actions on its behalf as is contemplated by the terms of the Intercreditor Agreement. In addition, each Lender and Agent acknowledge and agree that in the event of a conflict, the provisions of the Intercreditor Agreement shall control. Each Lender further understands, acknowledges and agrees that the provisions setting forth the priorities as between the Secured Parties hereunder and the Secured Parties (as defined in the Term Loan Credit Agreement) are set forth in the Intercreditor Agreement.

10.24 Acknowledgement Regarding Any Supported QFCs. To the extent that the Credit Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 10.20, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

10.25 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any of the parties hereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

1. the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

2. the effects of any Bail-in Action on any such liability, including, if applicable:

a. a reduction in full or in part or cancellation of any such liability;

b. a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

c. the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

10.26 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84- 14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related hereto or thereto).

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

TIVO CORPORATION as Borrower

By:	/s/ Wesley Gutierrez
Name:	Wesley Gutierrez
Title:	Authorized Signatory

ALL MEDIA GUIDE, LLC
APTIV DIGITAL LLC
DIGITALSMITHS CORPORATION
GEMSTAR DEVELOPMENT LLC
GEMSTAR–TV GUIDE INTERACTIVE, LLC
ROVI CORPORATION
ROVI DATA SOLUTIONS, INC.
ROVI GUIDES, INC.
ROVI SOLUTIONS CORPORATION
ROVI TECHNOLOGIES CORPORATION
SONIC SOLUTIONS LLC
TIVO BRANDS LLC
TIVO INTERNATIONAL HOLDING 1 LLC
TIVO INTERNATIONAL HOLDING 2 LLC
TIVO PLATFORM TECHNOLOGIES LLC
TIVO PRODUCT HOLDCO LLC
TIVO RESEARCH AND ANALYTICS, INC.
TIVO SOLUTIONS INC.
TV GUIDE INTERNATIONAL, INC.
TV GUIDE MEDIA SALES, INC.
TV GUIDE ONLINE, INC.
TVSM PUBLISHING, INC.
VEVEO, INC., each as Guarantor

By:	/s/ Wesley Gutierrez
Name:	Wesley Gutierrez
Title:	Treasurer

Credit and Guaranty Agreement

MORGAN STANLEY SENIOR FUNDING, INC.,
as the Administrative Agent, the Collateral Agent, a Lender and an Issuing Bank

By:	/s/ LISA HANSON
Name:	LISA HANSON
Title:	VICE PRESIDENT

Credit and Guaranty Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Co-Collateral Agent and a Lender

By:	/s/ Kevin M. Cox
Name:	Kevin M. Cox
Title:	MANAGING DIRECTOR

Credit and Guaranty Agreement

APPENDIX A

TO CREDIT AND GUARANTY AGREEMENT

Revolving Commitments

Lender	Revolving Commitment
MORGAN STANLEY SENIOR FUNDING, INC.	$25,000,000
WELLS FARGO BANK, NATIONAL ASSOCIATION	$35,000,000

Total	$60,000,000

APPENDIX A-1

APPENDIX B

TO CREDIT AND GUARANTY AGREEMENT

Notice Addresses

ADMINISTRATIVE AGENT:

MORGAN STANLEY SENIOR FUNDING, INC.

Address:

1300 Thames Street, 4th Floor
Thames street wharf
Baltimore, MD, 21231

Group Hotline: (917) 260-0588

Email for Borrower: AGENCY.BORROWERS@morganstanley.com

Email for Lenders: MSAGENCY@morganstanley.com

For all DebtDomain Postings, please send to: Borrower.Documents@morganstanley.com

COLLATERAL AGENT:

MORGAN STANLEY SENIOR FUNDING, INC.

Mailing Address: 1300 Thames Street, 4th Floor

Thames Street Wharf

Baltimore, MD 21231

Morgan Stanley as Collateral Agent

Group E-Mail Address: DOCS4LOANS@morganstanley.com

CO-COLLATERAL AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION:

2450 Colorado Avenue, Suite 3000W

Santa Monica, CA 90404

Attn: Moses Harris

310-453-8221

moses.harris@wellsfargo.com

ISSUING BANK:

MORGAN STANLEY SENIOR FUNDING, INC.

MAILING ADDRESS: 1300 Thames Street, 4th Floor

Thames Street Wharf

Baltimore, MD 21231

Group E-Mail Address: MSB.LOC@morganstanley.com

Group Hotline: (443) 627-4555

Group Fax: (212) 507-5010

Appendix B-1